Exhibit 10.16

HOLDINGS CREDIT AGREEMENT

Dated as of August 28, 2007

among

SMART TECHNOLOGIES (HOLDINGS) INC.,

as Borrower,

DEUTSCHE BANK AG, CANADA BRANCH,

as Administrative Agent,

and

THE OTHER LENDERS PARTY HERETO

DEUTSCHE BANK SECURITIES INC.

as Joint Lead Arranger,

LLOYDS TSB BANK PLC

as Joint Lead Arranger and Co-Syndication Agent

and

ROYAL BANK OF CANADA,

as Co-Syndication Agent

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-ii-

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Section 10.19	USA PATRIOT Act	115

SCHEDULES

1.01A	—	Unrestricted Subsidiaries
2.01(a)	—	Commitment
5.06	—	Litigation
5.11	—	Subsidiaries and Other Equity Investments
7.01(c)	—	Existing Liens
7.03(c)	—	Existing Indebtedness
7.04(f)	—	Subsidiaries to be Dissolved
7.05(k)	—	Dispositions
7.08	—	Transactions with Affiliates
10.02	—	Administrative Agent’s Office, Certain Addresses for Notices

EXHIBITS

Form of

A	—	Committed Loan Notice
B	—	[Reserved]
C	—	Note
D	—	[Reserved]
E	—	Assignment and Assumption
F-1	—	Opinion Matters – New York Counsel to the Borrower
F-2	—	Opinion Matters – Canadian Counsel to the Borrower
F-3	—	Opinion Matters – Canadian Counsel to the Borrower
G	—	Officer’s Certificate

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HOLDINGS CREDIT AGREEMENT

This HOLDINGS CREDIT AGREEMENT (“Agreement”) is entered into as of August 28, 2007, among SMART TECHNOLOGIES (HOLDINGS) INC., a corporation incorporated under the laws of the Province of Alberta, Canada (“Borrower”), DEUTSCHE BANK AG, CANADA BRANCH, as Administrative Agent (“DB Canada”), and each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”).

PRELIMINARY STATEMENTS

The Sponsor (as this and other capitalized terms used in these preliminary statements are defined in Section 1.01 below), intends to make an equity investment in SMART TECHNOLOGIES ULC, an unlimited liability corporation amalgamated under the laws of the province of Alberta, Canada (the “Company”), and its Subsidiaries. To effect the foregoing, it is intended that (i) the Sponsor will make an equity contribution to one or more direct or indirect holding company parents of the Borrower, a special purpose investment vehicle formed by the Sponsor, in the form of a combination of equity and subordinated shareholder loans the proceeds of which will be contributed to the Borrower, (ii) the existing shareholders of the Company will, directly or indirectly, contribute their existing shares in the Company to the Borrower, after giving effect to which the Company will be a direct, wholly-owned Subsidiary of the Borrower, and (iii) the Company will then be amalgamated with a newly-formed direct wholly-owned Subsidiary of the Borrower pursuant to the Purchase Agreement (with the Company as the surviving entity of such amalgamation) (collectively, the “Acquisition”).

The Borrower has requested that simultaneously with the consummation of the Acquisition, the Lenders extend credit to the Borrower in the form of Loans in an initial aggregate principal amount equal to $60,000,000.

The proceeds of the Loans, together with the proceeds of (i) the First Lien Loans and other extensions of credit under the First Lien Credit Agreement, (ii) the Second Lien Loans and (iii) the Equity Contribution, will be used to finance the Acquisition and the Transaction Expenses and to refinance certain existing indebtedness of the Company.

The Lenders have indicated their willingness to lend on the terms and subject to the conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

Definitions and Accounting Terms

Section 1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Accounting Principles” means the accounting principles utilized in the preparation and presentation of the management statements, the Unaudited Financial Statements and the Pro Forma Financial Statements.

“Acquired EBITDA” means, with respect to any Acquired Entity or Business or any Converted Restricted Subsidiary for any period, the amount for such period of Consolidated EBITDA of such Acquired Entity or Business or Converted Restricted Subsidiary, as applicable, all as determined on a consolidated basis for such Acquired Entity or Business or Converted Restricted Subsidiary, as applicable.

“Acquired Entity or Business” has the meaning specified in the definition of the term “Consolidated EBITDA”.

“Acquisition” has the meaning specified in the preliminary statements to this Agreement.

“Administrative Agent” means DB Canada, in its capacity as administrative agent under the Loan Documents, or any successor administrative agent appointed in accordance with Section 9.09.

“Administrative Agent’s Office” means, the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Agent-Related Persons” means the Agents, together with their respective Affiliates, and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

“Agents” means, collectively, the Administrative Agent, the Co-Syndication Agents and the Supplemental Administrative Agents (if any).

“Aggregate Commitments” means the Commitments of all the Lenders.

“Agreement” means this Holdings Credit Agreement.

“Agreement Currency” has the meaning specified in Section 10.17.

“Applicable Lending Office” means for any Lender, such Lender’s office, branch or affiliate designated for Eurocurrency Rate Loans or Base Rate Loans, as applicable, as notified to the Administrative Agent and the Borrower or as otherwise specified in the Assignment and Assumption pursuant to which such Lender became a party hereto, any of which offices may, subject to Sections 3.01(e) and 3.02, be changed by such Lender upon 10 days’ prior written notice to the Administrative Agent and the Borrower; provided, that, for the purpose of the definition of “Excluded Taxes” and Section 3.01, any such change shall be deemed an assignment made pursuant to an Assignment and Assumption.

“Applicable Rate” means a percentage per annum equal to (i) for Eurocurrency Loans, 8.50%, and (ii) for Base Rate Loans 7.50%.

“Approved Fund” means, with respect to any Lender, any Fund that is administered, advised or managed by (a) such Lender, (b) an Affiliate of such Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages such Lender.

“Assignees” has the meaning specified in Section 10.07(b).

“Assignment and Assumption” means an Assignment and Assumption substantially in the form of Exhibit E.

“Attorney Costs” means and includes all reasonable fees, expenses and disbursements of any law firm or other external legal counsel.

“Attributable Indebtedness” means, on any date, in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP.

“Audited Financial Statements” means the audited balance sheets of the Business for each of the fiscal years ended March 31, 2006, September 30, 2005 and September 30, 2004, and the related audited statements of income and cash flows of the Business for the fiscal years ended March 31, 2006, September 30, 2005 and September 30, 2004, respectively.

“Available Amount” means, at any time (the “Reference Date”), an amount (but which shall not at any time be less than zero) equal to the sum of (a) the greater of (i) (y) at all times when the Senior Secured Leverage Ratio is greater than 4.00:1.00, 50% of Cumulative Excess Cash Flow that is Not Otherwise Applied, and (z) at all other times, 100% of Cumulative Excess Cash Flow that is Not Otherwise Applied, and (ii) the Available Amount Percentage of Consolidated Net Income for the Available Amount Reference Period (or in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit); plus (b) to the extent not utilized in connection with other transactions permitted pursuant to Section 7.09, the aggregate amount of Retained Declined Proceeds retained by the Company during the period from and including the Business Day immediately following the Closing Date through and including the Reference Date; plus (c) the aggregate amount of net cash proceeds of Scheduled Dispositions received by the Company or any Restricted Subsidiary during the period from and including the Business Day immediately following the Closing Date through and including the Reference Date; plus (d) the amount of any capital contributions or Net Cash Proceeds from Permitted Equity Issuances (or issuance of debt securities that have been converted into or exchanged for Qualified Equity Interests) (other than the Equity Contribution or any other capital contributions or equity or debt issuances to the extent utilized in connection with other transactions permitted pursuant to any of Sections 7.02, 7.06, 7.09 or pursuant to the exercise of a Cure Right (as defined in the First Lien Credit Agreement)) received by the Company (or any direct or indirect parent thereof and contributed by such parent to the Company) during the period from and including the Business Day immediately following the Closing Date through and including the Reference Date; plus (e) to the extent not (i) already included in the calculation of Consolidated Net Income of the Company and its Restricted Subsidiaries or (ii) already reflected as a return of capital or deemed reduction in the amount of such Investment pursuant to clause (h) below, the aggregate amount of all cash dividends and other cash distributions received by the Company or any Restricted Subsidiary from any Minority Investments or Unrestricted Subsidiaries during the period from and including the Business Day immediately following the Closing Date through and including the Reference Date; plus (f) to the extent not (i) already included in the calculation of Consolidated Net Income of the Company and its Restricted Subsidiaries or (ii) already reflected as a return of capital or deemed reduction in the amount of such Investment pursuant to clause (h) below, the aggregate amount of all cash repayments of principal received by the Company or any Restricted Subsidiary from any Minority Investments or Unrestricted Subsidiaries during the period from and including the Business Day immediately following the Closing Date through and including the Reference Date in respect of loans or advances made by the Company or any Restricted Subsidiary to such Minority Investments or Unrestricted Subsidiaries; plus (g) to the extent not (i) already included in the calculation of Consolidated Net Income of the Company and its Restricted Subsidiaries, (ii) already reflected as a return of capital or deemed reduction in the amount of such Investment pursuant to clause (h) below, or (iii) used to prepay First Lien Term Loans pursuant to Section 2.06(b)(ii) of the First Lien Credit Agreement or Second Lien Loans pursuant to Section 2.06(b)(ii) of the Second Lien Credit Agreement, the aggregate amount of all Net Cash Proceeds received by the Company or any Restricted Subsidiary in connection with the sale, transfer or other disposition of its ownership interest in any Minority Investment or Unrestricted Subsidiary during the period from and including the Business Day immediately following the Closing Date through and including the Reference Date; minus (h) the aggregate amount of any Investments made pursuant to Section 7.02(o)(ii) (net of any return of capital in respect of such Investment or deemed reduction in the amount of such Investment including, without limitation, upon the re-designation of any Unrestricted Subsidiary as a Restricted Subsidiary or the Disposition of any such Investment), any Restricted Payment made pursuant to Section 7.06(n)(iii) or any payment made pursuant to Section 7.09(a)(C) during the period commencing on the Closing Date and ending on or prior to the Reference Date (and, for purposes of this clause (h), without taking account of the intended usage of the Available Amount on such Reference Date).

“Available Amount Percentage” means (i) at any time that the condition set forth in clause (ii) is not satisfied, 50% and (ii) at any time that the Senior Secured Leverage Ratio as of the most recent Test Period (calculated on a Pro Forma Basis) is less than 4.00:1.00, 75%.

“Available Amount Reference Period” means, with respect to any Reference Date, the period commencing at the beginning of the fiscal quarter in which the Closing Date occurs and ending on the last day of the most recent fiscal quarter or fiscal year, as applicable, for which financial statements required to be delivered pursuant to Section 6.01(a) or (b), and the related Compliance Certificate required to be delivered pursuant to Section 6.02(a), have been received by the Administrative Agent.

“Base Rate” means for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the Canadian Base Rate. Any change in the Base Rate due to a change in the Canadian Base Rate or the Federal Funds Rate shall be effective on the effective date of such change in the Canadian Base Rate or the Federal Funds Rate, respectively.

“Base Rate Loan” means a Loan that bears interest at a rate based on the Base Rate.

“BIA” means the Bankruptcy and Insolvency Act (Canada) as now and hereafter in effect, or any successor statute.

“Borrower” has the meaning specified in the introductory paragraph to this Agreement.

“Borrowing” means a borrowing consisting of Loans of the same Type and, in the case of Eurocurrency Rate Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01.

“Business” shall have the meaning assigned to such term in the Purchase Agreement.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the province or state where the Administrative Agent’s Office is located, Toronto or New York City; provided that if such day relates to any interest rate settings as to a Eurocurrency Rate Loan, any fundings, disbursements, settlements and payments in respect of any such Eurocurrency Rate Loan, or any other dealings in Dollars to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan, Business Day also means any such day on which dealings in deposits in Dollars are conducted by and between banks in the London interbank eurodollar market.

“Calgary Bridge Financing” means the Indebtedness to be incurred by Calgary SPV to construct the Company’s headquarters on the Calgary Property pursuant to a 21 month construction term facility in the principal amount of C$52,000,000 secured on a first charge basis, as supplemented by a backstop cost overrun and completion facility secured on a second charge basis.

“Calgary Permanent Financing” means any Indebtedness to be incurred by the Calgary SPV the proceeds of which are used to refinance the Calgary Bridge Financing including by way of a Sale Leaseback.

“Calgary Property” means the premises legally described as lots 4 and 5, Block 3, Plan 9812871 in Calgary, Alberta and municipally described as lots 3536 and 3636 Research Road, N.W.

“Calgary SPV” means SMART Bricks and Mortar Inc.

“Canadian Base Rate” means the corporate base rate of interest publicly announced by the Administrative Agent from time to time as being a reference rate then in effect for determining interest rates for loans made by it in Canada in Dollars to commercial borrowers.

“Canadian Benefit Plans” shall mean all material employee benefit plans, programs, policies, practices or other arrangements of any nature or kind whatsoever that are not Canadian Pension Plans and are maintained or contributed to by the Borrower or any Restricted Subsidiary, or under which the Borrower or any Restricted Subsidiary has any liability or contingent liability, in relation to employees or former employees that it may have in Canada.

“Canadian Dollar” and “C$” each mean the lawful currency of Canada.

“Canadian Pension Plans” shall mean each plan which is a “registered pension plan” as defined in the Tax Act or which are required to be registered under federal or provincial pension benefits standards legislation established, maintained or contributed to by the Borrower or any Restricted Subsidiary, or under which the Borrower or any Restricted Subsidiary has any liability or contingent liability, in relation to any employees or former employees that it may have in Canada.

“Canadian Person” means the Borrower or any Restricted Subsidiary incorporated, amalgamated, continued, formed or organized under the Laws of Canada or any Province of Canada.

“Capital Expenditures” means, for any period, the aggregate of, without duplication, (a) all expenditures (whether paid in cash or accrued as liabilities) by the Company and its Restricted Subsidiaries during such period that, in conformity with GAAP, are or are required to be included as additions during such period to property, plant or equipment reflected in the consolidated balance sheet of the Company and its Restricted Subsidiaries, (b) all Capitalized Software Expenditures for such period, (c) the value of all assets under Capitalized Leases incurred by the Company and its Restricted Subsidiaries during such period (other than as a result of purchase accounting) and (d) less any capital grants received from a Governmental Authority that are reflected as a reduction of fixed assets in conformity with GAAP; provided that the term “Capital Expenditures” shall not include, without duplication, (i) expenditures made in connection with the replacement, substitution, restoration or repair of assets to the extent financed with (x) insurance proceeds paid on account of the loss of or damage to the assets being replaced, restored or repaired or (y) awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced, (ii) the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment to the extent that the gross amount of such purchase price is reduced by the credit granted by the seller of such equipment for the equipment being traded in at such time, (iii) the purchase of plant, property or equipment to the extent financed with the proceeds of Dispositions that are not required to be applied to prepay First Lien Term Loans or to prepay Second Lien Loans, (iv) expenditures that constitute any part of Consolidated Lease Expense, (v) expenditures that are accounted for as capital expenditures by the Company or any Restricted Subsidiary and that actually are paid for by a Person other than the Company or any Restricted Subsidiary and for which none of the Company or any Restricted Subsidiary has provided or is required to provide or incur, directly or indirectly, any consideration or obligation to such Person or any other Person (whether before, during or after such period), (vi) the book value of any asset owned by the Company or any Restricted Subsidiary prior to or during such period to the extent that such book value is included as a capital expenditure during such period as a result of such Person reusing or beginning to reuse such asset during such period without a corresponding expenditure actually having been made in such period; provided that (x) any expenditure necessary in order to permit such asset to be reused shall be included as a Capital Expenditure during the period in which such expenditure actually is made and (y) such book value shall have been included in Capital Expenditures when such asset was originally acquired, (vii) expenditures that constitute Permitted Acquisitions, (viii) any capitalized interest expense reflected as additions to property, plant or equipment in the consolidated balance sheet of the Company and its Restricted Subsidiaries or (ix) any non-cash compensation or other non-cash costs reflected as additions to property, plant or equipment in the consolidated balance sheet of the Company and its Restricted Subsidiaries.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a Capitalized Lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) prepared in accordance with GAAP.

“Capitalized Leases” means all leases that are required to be, in accordance with GAAP, recorded as capitalized leases; provided that for all purposes hereunder the amount of obligations under any Capitalized Lease shall be the amount thereof accounted for as a liability in accordance with GAAP.

“Capitalized Software Expenditures” means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by the Company and its Restricted Subsidiaries during such period in respect of licensed or purchased software or internally developed software and software enhancements that, in conformity with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet of the Company and its Restricted Subsidiaries.

“Cash Equivalents” means any of the following types of Investments, to the extent owned by the Borrower or any Restricted Subsidiary:

(1) Dollars or Canadian Dollars;

(2) (a) Sterling, Euros or any national currency of any participating member state of the EMU or (b) in the case of any Foreign Subsidiary that is a Restricted Subsidiary, such local currencies held by it from time to time in the ordinary course of business;

(3) securities issued or directly and fully and unconditionally guaranteed or insured by the United States or Canadian governments or the government of any province of Canada or any agency or instrumentality of any of the foregoing the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 24 months or less from the date of acquisition;

(4) certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any domestic or foreign commercial bank having capital and surplus of not less than $500,000,000 in the case of U.S. banks and $100,000,000 (or the Dollar equivalent as of the date of determination) in the case of non-U.S. banks;

(5) repurchase obligations for underlying securities of the types described in clauses (3), (4) and (8) of this definition entered into with any financial institution meeting the qualifications specified in clause (4) above;

(6) commercial paper rated at least P-1 by Moody’s or at least A-1 by S&P, or the equivalent thereof from Dominion Bond Rating Service Inc. and in each case maturing within 24 months after the date of creation thereof and Indebtedness or preferred stock issued by Persons with a rating of “A” or higher from S&P or “A2” or higher from Moody’s, or the equivalent thereof from Dominion Bond Rating Service Inc., with maturities of 24 months or less from the date of acquisition;

(7) marketable short-term money market and similar securities having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency selected by the Borrower), or the equivalent thereof from Dominion Bond Rating Service Inc. and in each case maturing within 24 months after the date of creation or acquisition thereof;

(8) readily marketable direct obligations issued by any state, commonwealth or territory of the United States, any province of Canada or any political subdivision or taxing authority thereof having an Investment Grade Rating from Moody’s, S&P or Dominion Bond Rating Service Inc. with maturities of 24 months or less from the date of acquisition;

(9) readily marketable direct obligations issued by any foreign government or any political subdivision or public instrumentality thereof, in each case having an Investment Grade Rating from Moody’s, S&P or Dominion Bond Rating Service Inc. with maturities of 24 months or less from the date of acquisition;

(10) Investments with average maturities of 12 months or less from the date of acquisition in money market funds rated within the top three ratings category by S&P, Moody’s or Dominion Bond Rating Service Inc.; and

(11) investment funds investing 90% of their assets in securities of the types described in clauses (1) through (10) above.

In the case of Investments by any Foreign Subsidiary that is a Restricted Subsidiary or Investments made in a country outside the United States of America or Canada, Cash Equivalents shall also include (i) investments of the type and maturity described in clauses (1) through (8) and clauses (10) and (11) above of foreign obligors, which Investments or obligors (or the parents of such obligors) have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies and (ii) other short-term investments utilized by Foreign Subsidiaries that are Restricted Subsidiaries in accordance with normal investment practices for cash management in investments analogous to the foregoing investments in clauses (1) through (11) above and in this paragraph.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clauses (1) and (2) above, provided that such amounts are converted into any currency listed in clauses (1) and (2) as promptly as practicable and in any event within ten (10) Business Days following the receipt of such amounts. At any time at which the value, calculated in accordance with GAAP, of all investments of the Borrower and its Restricted Subsidiaries that were deemed, when made, to be Cash Equivalents in accordance with clauses (1) through (11) above exceeds the Indebtedness of the Borrower and its Restricted Subsidiaries, “Cash Equivalents” shall also mean any investment (a “Qualifying Investment”) that satisfies the following two conditions: (a) the Qualifying Investment is of a type described in clauses (1) through (10) and the immediately preceding paragraph of this definition, but has an effective maturity (whether by reason of final maturity, a put option or, in the case of an asset-backed security, an average life) of five years and one month or less from the date of such Qualifying Investment (notwithstanding any provision contained in such clauses (1) through (10) or the immediately preceding paragraph requiring a shorter maturity); and (b) the weighted average effective maturity of such Qualifying Investment and all other investments that were made as Qualifying Investments in accordance with this paragraph, does not exceed two years from the date of such Qualifying Investment.

“Cash Management Obligations” means obligations owed by the Borrower or any Restricted Subsidiary to any “Lender” (as defined in the First Lien Credit Agreement) or any Affiliate of such a “Lender” in respect of any overdraft and related liabilities arising from treasury, depository or cash management services or any automated clearing house transfers of funds.

“CCAA” means the Companies’ Creditors Arrangement Act, as now and hereafter in effect, or any successor statute.

“Change in Law” means (a) the adoption of any law, treaty, order, policy, rule or regulation after the date of this Agreement, (b) any change in any law, treaty, order, policy, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by the Lender with any guideline, request or directive issued or made after the date hereof by any central bank or other governmental or quasi-governmental authority (whether or not having the force of law).

“Change of Control” means the earliest to occur of

(a) the Permitted Holders ceasing to have the power, directly or indirectly, to vote or direct the voting of securities having a majority of the ordinary voting power for the election of directors of the Borrower; provided that the occurrence of the foregoing event shall not be deemed a Change of Control if,

(i) any time prior to the consummation of a Qualifying IPO, and for any reason whatsoever, (A) the Permitted Holders otherwise have the right, directly or indirectly, to designate (and do so designate) a majority of the board of directors of the Borrower at such time or (B) the Permitted Holders own a majority of the outstanding voting Equity Interests of the Borrower at such time, or

(ii) at any time upon or after the consummation of a Qualifying IPO, and for any reason whatsoever, (A) no “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), excluding the Permitted Holders, shall become the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under such Act), directly or indirectly, of more than the greater of (x) thirty-five percent (35%) of the then outstanding voting stock of the Borrower, and (y) the percentage of the then outstanding voting stock of the Borrower owned, directly or indirectly, beneficially by the Permitted Holders, and (B) during each period of twelve (12) consecutive months, the board of directors of the Borrower shall consist of a majority of the Continuing Directors; or

(b) at any time prior to a Qualifying IPO of the Company, the Company ceasing to be a direct wholly-owned Subsidiary of (i) the Borrower or (ii) if any Intermediate Holding Company is formed, the Intermediate Holding Company that is a direct parent of the Company.

“Closing Date” means the date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01.

“Closing Date Material Adverse Effect” means any event, circumstance, effect, occurrence or state of affairs or any combination thereof which is, or is reasonably likely to be, materially adverse to the business, operations, assets, liabilities, properties, financial condition or results of the Business, but excluding any such event, circumstance, effect, occurrence or state of affairs or any combination thereof arising as a result of changes of conditions affecting the Business generally, including changes in product prices or Taxes (as defined in the Purchase Agreement); arising as a result of general economic, financial, currency exchange, securities or “SMART” product market conditions in Canada or elsewhere; or that were specifically consented to or approved by the Sponsor in writing prior to the date of the Purchase Agreement pursuant thereto and disclosed in writing to the Administrative Agent.

“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time, and Treasury regulations promulgated thereunder.

“Commitment” means, as to each Lender, its obligation to make a Loan to the Borrower pursuant to Section 2.01 in an aggregate principal amount not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Commitment” or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The initial aggregate amount of the Commitments is $60,000,000.

“Commitment Letter” means the Commitment Letters dated June 28, 2007 (or as of such date) among the Borrower, DB Canada, Deutsche Bank Securities Inc., Lloyds TSB Bank plc and RBC, as amended, supplemented or otherwise modified from time to time.

“Committed Loan Notice” means a notice of (a) a Borrowing, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Eurocurrency Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.

“Company” has the meaning specified in the preliminary statements to this Agreement.

“Compensation Period” has the meaning specified in Section 2.13(c)(ii).

“Compliance Certificate” means a certificate substantially in the form of Exhibit D.

“Consolidated Capital Expenditures” means, with respect to any Person for any period, the aggregate of all expenditures of such Person and its Restricted Subsidiaries during such period determined on a consolidated basis that, in accordance with GAAP, are or should be included in “purchase of property and equipment” or similar items reflected in the consolidated statement of cash flows of such Person and its Restricted Subsidiaries.

“Consolidated Depreciation and Amortization Expense” means with respect to any Person for any period, the total amount of depreciation and amortization expense, including the amortization of deferred financing fees or costs and Capitalized Software Expenditures of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period:

(a) increased (without duplication) by the following, in each case to the extent deducted in determining Consolidated Net Income for such period:

(i) provision for taxes based on income or profits or capital, including, without limitation, federal, provincial, state, franchise and similar taxes and foreign withholding taxes of such Person paid or accrued during such period; plus

(ii) Consolidated Interest Expense of such Person for such period (including (x) net losses or any obligations under any Swap Contracts or other derivative instruments entered into for the purpose of hedging interest rate risk, (y) bank fees and (z) costs of surety bonds in connection with financing activities, plus amounts excluded from Consolidated Interest Expense as set forth in sub clauses (t) to (z) of clause (a) of the definition thereof); plus

(iii) Consolidated Depreciation and Amortization Expense of such Person for such period; plus

(iv) any expenses or charges (other than depreciation or amortization expense) related to any equity offering, Investment, acquisition, disposition, or recapitalization permitted hereunder or the incurrence of Indebtedness permitted to be incurred hereunder (including a refinancing thereof) (whether or not successful), including (A) such fees, expenses or charges related to the offering of the Loans, the First Lien Loans, Second Lien Loans and any credit facilities and (B) any amendment or other modification of the Loans, the First Lien Loans, Second Lien Loans and any credit facilities; plus

(v) the amount of any restructuring charges, integration costs or other business optimization expenses, costs associated with establishing new facilities or reserves, including any one-time costs incurred in connection with acquisitions after the Closing Date, and costs related to the closure and/or consolidation of facilities; plus

(vi) any other non-cash charges (collectively, the “Non-Cash Charges”) including any write-offs or write-downs reducing Consolidated Net Income for such period (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period); plus

(vii) the amount of any minority interest expense consisting of Subsidiary income attributable to minority equity interests of third parties in any non-wholly-owned Subsidiary; plus

(viii) the amount of management, monitoring, consulting and advisory fees (including termination fees) and related indemnities and expenses paid or accrued in such period to the Sponsor to the extent permitted under Section 7.08; plus

(ix) the amount of “run-rate” cost savings projected by the Company in good faith to result from actions either taken or expected to be taken prior to or during such period (which cost savings shall be subject only to certification by management of the Company and shall be calculated on a pro forma basis as though such cost savings had been realized on the first day of such period), net of the amount of actual benefits realized or expected to be realized prior to or during such period from such actions; provided, that (A) such cost savings are reasonably identifiable. and (B) no cost savings shall be added pursuant to this clause (ix) to the extent duplicative of any expenses or charges relating to such cost savings that are included in clause (v) above with respect to such period (it being understood and agreed that “run-rate” means the full recurring benefit that is associated with any action taken or expected to be taken, provided that such benefit is expected to be realized within 12 months of taking such action); plus

(x) any costs or expense incurred by the Company or a Restricted Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of the Company or Net Cash Proceeds of an issuance of Equity Interests (other than Disqualified Equity Interests) of the Borrower; plus

(xi) any net loss from disposed or discontinued operations; plus

(xii) cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing Consolidated EBITDA or Consolidated Net Income in any period to the extent non-cash gains relating to such income were deducted in the calculation of Consolidated EBITDA pursuant to paragraph (b) below for any previous period and not added back; plus

(xiii) interest income or investment earnings on retiree medical and intellectual property, royalty or license receivables; plus

(xiv) the amount of loss on sale of receivables, Securitization Assets and related assets to any Securitization Subsidiary in connection with a Qualified Securitization Financing;

(b) decreased (without duplication) by the following, in each case to the extent included in determining Consolidated Net Income for such period:

(i) non-cash gains increasing Consolidated Net Income of such Person for such period, excluding any non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced Consolidated EBITDA in any prior period and excluding any non-cash gains with respect to cash actually received in a prior period so long as such cash did not increase Consolidated EBITDA in such prior period; plus

(ii) any net income from disposed or discontinued operations;

(c) increased or decreased without duplication, as applicable, by any adjustments resulting from the application of FASB Interpretation No. 45 (Guarantees) or any comparable regulation; and

(d) decreased (to the extent not already deducted in determining Consolidated EBITDA) by any Restricted Payments made pursuant to Section 7.06(g)(ii).

There shall be included in determining Consolidated EBITDA for any period, without duplication, (A) the Acquired EBITDA of any Person, property, business or asset acquired by the Company or any Restricted Subsidiary during such period (but not the Acquired EBITDA of any related Person, property, business or assets to the extent not so acquired), to the extent not subsequently sold, transferred or otherwise disposed of by the Company or such Restricted Subsidiary during such period (each such Person, property, business or asset acquired and not subsequently so disposed of, an “Acquired Entity or Business”) and the Acquired EBITDA of any Unrestricted Subsidiary that is converted into a Restricted Subsidiary during such period (each a “Converted Restricted Subsidiary”), based on the actual Acquired EBITDA of such Acquired Entity or Business or Converted Restricted Subsidiary for such period (including the portion thereof occurring prior to such acquisition) and (B) for the purposes of compliance with the Senior Secured Incurrence Test, an adjustment in respect of each Acquired Entity or Business equal to the amount of the Pro Forma Adjustment with respect to such Acquired Entity or Business for such period (including the portion thereof occurring prior to such acquisition) as specified in a certificate executed by a Responsible Officer and delivered to the Lenders and the Administrative Agent. For purposes of determining the Total Leverage Ratio, the Senior Secured Leverage Ratio and the Fixed Charge Coverage Ratio there shall be excluded in determining Consolidated EBITDA for any period the Disposed EBITDA of any Person, property, business or asset (other than an Unrestricted Subsidiary) sold, transferred or otherwise disposed of, closed or classified as discontinued operations by the Company or any Restricted Subsidiary during such period (each such Person, property, business or asset so sold or disposed of, a “Sold Entity or Business”) and the Disposed EBITDA of any Restricted Subsidiary that is converted into an Unrestricted Subsidiary during such period (each a “Converted Unrestricted Subsidiary”), based on the actual Disposed EBITDA of such Sold Entity or Business or Converted Unrestricted Subsidiary for such period (including the portion thereof occurring prior to such sale, transfer or disposition.

“Consolidated Interest Expense” means, with respect to any Person for any period, without duplication, the sum of:

(a) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income (including (i) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (ii) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers acceptances, (iii) non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of obligations under any Swap Contracts or other derivative instruments pursuant to GAAP), (iv) the interest component of Capitalized Lease Obligations, and (v) net payments, if any, made (less net payments, if any, received) pursuant to interest rate obligations under any Swap Contracts with respect to Indebtedness, and excluding (s) any interest expense in respect of the Shareholder Loans or any other shareholder loans made by the Borrower to the Company, (t) any expense resulting from the discounting of any Indebtedness in connection with the application of purchase accounting in connection with the Transaction or any acquisition, (u) penalties and interest relating to taxes, (v) any additional interest owing pursuant to any registration rights agreement with respect to securities, (w) amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses, (x) any expensing of bridge, commitment and other financing fees, (y) commissions, discounts, yield and other fees and charges (including any interest expense) related to any Qualified Securitization Financing, and (z) any accretion of accrued interest on discounted liabilities; plus

(b) consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued; less

(c) interest income for such period.

For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of determining Consolidated Interest Expense for any period ending prior to the first anniversary of the Closing Date, Consolidated Interest Expense (i) for the Test Period ending at the end of the first complete fiscal quarter after the Closing Date shall be Consolidated Interest Expense for the period between the Closing Date and the end of the first complete fiscal quarter after the Closing Date, multiplied by 4, (ii) for the Test Period ending at the end of the second complete fiscal quarter after the Closing Date shall be Consolidated Interest Expense for the period between the Closing Date and the end of the second complete fiscal quarter after the Closing Date, multiplied by 2, and (iii) for the Test Period ending at the end of the third complete fiscal quarter after the Closing Date shall be Consolidated Interest Expense for the period between the Closing Date and the end of the third complete fiscal quarter after the Closing Date, multiplied by 4/3.

“Consolidated Lease Expense” means, for any period, all rental expenses (excluding real estate taxes, insurance costs and common area maintenance charges and net of sublease income) of the Company and its Restricted Subsidiaries during such period under operating leases for real or personal property (including in connection with Permitted Sale Leasebacks) other than (a) obligations under vehicle leases entered into in the ordinary course of business, (b) all such rental expenses associated with assets acquired pursuant to a Permitted Acquisition to the extent such rental expenses relate to operating leases in effect at the time of (and immediately prior to) such acquisition and related to periods prior to such acquisition and (c) all obligations under Capitalized Leases, all as determined on a consolidated basis in accordance with GAAP.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided, however, that, without duplication,

(a) any after-tax effect of extraordinary, non-recurring or unusual gains or losses (less all fees and expenses relating thereto) or expenses (including relating to the Transaction Expenses or any multi-year strategic initiatives), severance, relocation costs and curtailments or modifications to pension and post-retirement employee benefit plans shall be excluded,

(b) the Net Income for such period shall not include the cumulative effect of a change in accounting principles and changes as a result of the adoption or modification of accounting policies during such period,

(c) any net after-tax gains or losses on disposal of disposed, abandoned or discontinued operations shall be excluded,

(d) any after-tax effect of gains or losses (less all fees and expenses relating thereto) attributable to asset dispositions or abandonments or the sale or other disposition of any Equity Interests of any Person other than in the ordinary course of business shall be excluded,

(e) the Net Income for such period of any Person that is not a Subsidiary, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be excluded to the extent such Person or Unrestricted Subsidiary is prohibited by contract (including its Organization Documents) from making dividends or distributions to the Company or a Restricted Subsidiary; provided that Consolidated Net Income of the Company shall be increased by the amount of dividends or distributions or other payments that are actually paid to the Company or a Restricted Subsidiary thereof in respect of such period,

(f) solely for the purpose of calculating the Available Amount, the Net Income for such period of any Restricted Subsidiary (other than any guarantor of the First Lien Obligations or the Second Lien Obligations) shall be excluded to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived; provided that Consolidated Net Income of the Company will be increased by the amount of dividends or other distributions or other payments actually paid in cash (or to the extent converted into cash) to the Company or a Restricted Subsidiary thereof in respect of such period, to the extent not already included therein,

(g) effects of adjustments (including the effects of such adjustments pushed down to the Company and its Restricted Subsidiaries) in the inventory, property and equipment, software, goodwill, other intangible assets, in-process research and development, deferred revenue and debt line items in such Person’s consolidated financial statements pursuant to GAAP resulting from the application of purchase accounting in relation to the Transaction or any consummated acquisition or the amortization or write-off of any amounts thereof, net of taxes, shall be excluded,

(h) any after-tax effect of income (loss) from the early extinguishment of (i) Indebtedness, (ii) obligations under any Swaps Contracts or (iii) other derivative instruments shall be excluded,

(i) any impairment charge or asset write-off or write-down, including impairment charges or asset write-offs or write-downs related to intangible assets, long-lived assets, investments in debt and equity securities or as a result of a change in law or regulation, in each case, pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP shall be excluded,

(j) any non-cash compensation charge or expense, including any such charge arising from the grants of stock appreciation or similar rights, stock options, restricted stock or other rights shall be excluded,

(k) any fees and expenses incurred during such period, or any amortization thereof for such period, in connection with any acquisition, Investment, Disposition, issuance or repayment of Indebtedness, issuance of Equity Interests, refinancing transaction or amendment or modification of any debt instrument (in each case, including any such transaction consummated prior to the Closing Date and any such transaction undertaken but not completed) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction shall be excluded,

(l) accruals and reserves that are established within twelve months after the Closing Date that are so required to be established as a result of the Transaction in accordance with GAAP shall be excluded,

(m) the deferral of income (and recognition of previously deferred income) in accordance with GAAP shall be ignored (which, for the avoidance of doubt, means that all revenues shall be recognized in the period in which goods are dispatched), and

(n) the following items shall be excluded:

(i) any net unrealized gain or loss (after any offset) resulting in such period from obligations under any Swap Contracts in accordance with GAAP;

(ii) any net unrealized gain or loss (after any offset) resulting in such period from currency translation gains or losses including those (x) related to currency remeasurements of Indebtedness and (y) resulting from hedge agreements for currency exchange risk

In addition, to the extent not already included in the Consolidated Net Income of such Person and its Restricted Subsidiaries, notwithstanding anything to the contrary in the foregoing, Consolidated Net Income shall include (i) any expenses and charges that are reimbursed by indemnification or other reimbursement provisions in connection with any investment or any sale, conveyance, transfer or other disposition of assets permitted hereunder and (ii) to the extent covered by insurance and actually reimbursed, or, so long as the Company has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (A) not denied by the applicable carrier in writing within 180 days and (B) in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within such 365 days), expenses with respect to liability or casualty events or business interruption.

“Consolidated Senior Secured Debt” means, as of any date of determination, (a) the aggregate principal amount of Indebtedness of the Company and its Restricted Subsidiaries outstanding on such date, determined on a consolidated basis in accordance with GAAP (but excluding the effects of any discounting of Indebtedness resulting from the application of purchase accounting in connection with the Transaction or any Permitted Acquisition), consisting of (i) the First Lien Obligations, (ii) the Second Lien Obligations, and (iii) any other Indebtedness for borrowed money or debt obligations evidenced by promissory notes or similar instruments that are secured by a Lien, minus (b) (i) the aggregate amount of cash and Cash Equivalents (in each case, free and clear of all Liens, other than nonconsensual

Liens permitted by Section 7.01 and Liens permitted by Section 7.01(t) and clauses (i) and (ii) of Section 7.01(u)) included in the consolidated balance sheet of the Company and its Restricted Subsidiaries as of such date, and (ii) Indebtedness permitted pursuant to Section 7.03(f); provided that Consolidated Senior Secured Debt shall not include (i) all “Letters of Credit” (as defined in the First Lien Credit Agreement) except to the extent of “Unreimbursed Amounts” (as defined in the First Lien Credit Agreement) thereunder, (ii) obligations under Swap Contracts entered into in the ordinary course of business and not for speculative purposes or (iii) Indebtedness in respect of any Qualified Securitization Financing.

“Consolidated Total Debt” means, as of any date of determination, (a) the aggregate principal amount of Indebtedness of the Company and its Restricted Subsidiaries outstanding on such date, determined on a consolidated basis in accordance with GAAP (but excluding the effects of any discounting of Indebtedness resulting from the application of purchase accounting in connection with the Transaction or any Permitted Acquisition), consisting of Indebtedness for borrowed money, obligations in respect of Capitalized Leases and debt obligations evidenced by promissory notes or similar instruments, minus (b) the aggregate amount of cash and Cash Equivalents (in each case, free and clear of all Liens, other than nonconsensual Liens permitted by Section 7.01 and Liens permitted by Section 7.01(t) and clauses (i) and (ii) of Section 7.01(u)) included in the consolidated balance sheet of the Company and its Restricted Subsidiaries as of such date; provided that Consolidated Total Debt shall not include (i) all “Letters of Credit,” (as defined in the First Lien Credit Agreement) except to the extent of “Unreimbursed Amounts” (as defined in the First Lien Credit Agreement) thereunder, (ii) obligations under Swap Contracts entered into in the ordinary course of business and not for speculative purposes, (iii) Indebtedness in respect of any Qualified Securitization Financing or (iv) the aggregate principal amount (including any accretion thereof) of Indebtedness of the Company under the Shareholder Loans.

“Consolidated Working Capital” means, at any date, the excess of (a) the sum of (i) all amounts (other than cash and Cash Equivalents) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of the Company and its Restricted Subsidiaries at such date and (ii) long-term accounts receivable over (b) the sum of (i) all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of the Company and its Restricted Subsidiaries on such date and (ii) long-term deferred revenue, but excluding, without duplication, (a) the current portion of any Funded Debt, (b) all Indebtedness consisting of “Revolving Credit Loans,” “Swing Line Loans” and “L/C Obligations” (each as defined in the First Lien Credit Agreement) to the extent otherwise included therein, (c) the current portion of interest, (d) the current portion of current and deferred income taxes, (e) the current portion of any Capitalized Lease Obligations and (f) deferred revenue arising from cash receipts that are earmarked for specific projects.

“Continuing Directors” means the directors of the Borrower or the Company, as the case may be, on the Closing Date, as elected or appointed after giving effect to the Acquisition and the other transactions contemplated hereby, and each other director, if, in each case, such other director’s nomination for election to the board of directors of the Borrower or the Company, as the case may be (or the direct or indirect parent of the Company after a Qualifying IPO of such direct or indirect parent) is recommended by a majority of the then

Continuing Directors or such other director receives the vote of the Permitted Holders in his or her election by the stockholders of the Borrower or the Company, as the case may be (or the direct or indirect parent of the Company after a Qualifying IPO of such direct or indirect parent).

“Contract Consideration” has the meaning specified in the definition of “Excess Cash Flow”.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” has the meaning specified in the definition of “Affiliate”.

“Converted Restricted Subsidiary” has the meaning specified in the definition of “Consolidated EBITDA”.

“Converted Unrestricted Subsidiary” has the meaning specified in the definition of “Consolidated EBITDA”.

“Cumulative Excess Cash Flow” means the sum of Excess Cash Flow (but not less than zero for any period) for each fiscal year completed subsequent to the Closing Date (it being understood that no Excess Cash Flow generated during any period shall be deemed to be Cumulative Excess Cash Flow until the financial statements for such period are delivered pursuant to Section 6.01(a), the related Compliance Certificate is delivered pursuant to Section 6.02(a) and the Company has complied with Section 2.06(b)(i) of the First Lien Credit Agreement with respect to Excess Cash Flow for such period (with any prepayment pursuant to such Section 2.06(b)(i) for such period deducted from Excess Cash Flow for this purpose)).

“DB Canada” shall mean Deutsche Bank AG, Canada Branch, in its individual capacity, and any successor corporation thereto by merger, consolidation or otherwise.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, the BIA, the CCAA, the WURA and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of Canada, the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Declined Proceeds” has the meaning specified in the Second Lien Loan Documents.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate equal to (a) the Base Rate plus (b) the Applicable Rate applicable to Base Rate Loans plus (c) 2.0% per annum; provided that with respect to a Eurocurrency Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2.0% per annum, in each case, to the fullest extent permitted by applicable Laws.

“Deferred Interest” shall have the meaning provided in Section 2.09(e).

“Disposed EBITDA” means, with respect to any Sold Entity or Business or any Converted Unrestricted Subsidiary for any period, the amount for such period of Consolidated EBITDA of such Sold Entity or Business or such Converted Unrestricted Subsidiary, all as determined on a consolidated basis for such Sold Entity or Business or such Converted Unrestricted Subsidiary.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any Sale Leaseback and any sale of Equity Interests) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith; provided that “Disposition” and “Dispose” shall not be deemed to include any issuance by the Borrower of any of its Equity Interests to another Person.

“Disqualified Equity Interests” means any Equity Interest which, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part, (c) provides for the scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is ninety-one (91) days after the Maturity Date.

“Dollar” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary that is incorporated or formed under the Laws of Canada or any province thereof.

“Eligible Assignee” means any Assignee permitted by and consented to in accordance with Section 10.07(b).

“EMU” means the economic and monetary union as contemplated in the Treaty on European Union.

“Environmental Laws” means any and all Laws relating to pollution, the protection of the environment, natural resources or to the release of any Hazardous Materials into the environment, or, to the extent relating to exposure to Hazardous Materials, human health.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities) of the Borrower or any of its Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Contribution” means the contribution by the Permitted Holders to the Borrower, directly or indirectly, of an aggregate amount of cash of not less than 35.0% of the aggregate pro forma capitalization of the Borrower on the Closing Date in the form of a combination of cash equity and/or Shareholder Loans.

“Equity Interests” means, with respect to any Person, all of the shares, interests, rights, participations or other equivalents (however designated) of capital stock of (or other ownership or profit interests or units in) such Person and all of the warrants, options or other rights for the purchase, acquisition or exchange from such Person of any of the foregoing (including through convertible securities).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is under common control with the Borrower and is treated as a single employer within the meaning of Section 414 of the Code or Section 4001 of ERISA.

“Eurocurrency Rate” means, for any Interest Period with respect to any Eurocurrency Rate Loan:

(a) the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate that appears on the page of the LIBOR I screen (or any successor thereto) that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period, or

(b) if the rate referenced in the preceding subsection (a) does not appear on such page or service or such page or service shall cease to be available, the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate on such other page or other service that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period, or

(c) if the rates referenced in the preceding subsections (a) and (b) are not available, the rate per annum determined by the Administrative Agent as the rate of interest (rounded upward to the next 1/100th of 1%) at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurocurrency Rate Loan being made, continued or converted by the

Administrative Agent and with a term equivalent to such Interest Period would be offered by the Administrative Agent’s London Branch to major banks in the offshore Dollar market at their request at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period.

“Eurocurrency Rate Loan” means a Loan that bears interest at a rate based on the Eurocurrency Rate.

“Event of Default” has the meaning specified in Section 8.01.

“Excess Cash Flow” means, for any period, an amount equal to the excess of:

(a) the sum, without duplication, of:

(i) Consolidated Net Income for such period,

(ii) an amount equal to the amount of all non-cash charges (including depreciation and amortization) to the extent deducted in arriving at such Consolidated Net Income,

(iii) decreases in Consolidated Working Capital for such period (other than any such decreases arising from acquisitions by the Company and its Restricted Subsidiaries completed during such period or the application of purchase accounting), and

(iv) an amount equal to the aggregate net non-cash loss on Dispositions by the Company and its Restricted Subsidiaries during such period (other than Dispositions in the ordinary course of business) to the extent deducted in arriving at such Consolidated Net Income; over

(b) the sum, without duplication, of:

(i) an amount equal to the amount of all non-cash credits included in arriving at such Consolidated Net Income and cash charges included in clauses (a) through (f) of the definition of Consolidated Net Income,

(ii) without duplication of amounts deducted pursuant to clause (xi) below in prior fiscal years, the amount of Capital Expenditures or acquisitions of intellectual property made in cash during such period, to the extent that such Capital Expenditures or acquisitions were financed with internally generated cash flow of the Company or its Restricted Subsidiaries,

(iii) the aggregate amount of all principal payments of Indebtedness of the Company and its Restricted Subsidiaries (including (A) the principal component of payments in respect of Capitalized Leases, (B) the amount of repayments of First Lien Term Loans pursuant to Section 2.08(a) of the First Lien Credit Agreement and any mandatory prepayment of First Lien Term Loans pursuant to Section 2.06(b)(ii) of the First Lien Credit Agreement to the extent required due to a Disposition that resulted in an increase to such Consolidated Net Income and not in excess of the amount of such increase but excluding (X) all other prepayments of First Lien Term Loans, (Y) all prepayments under the “Revolving Credit Facility” (as defined in the First Lien Credit Agreement) and (Z) all prepayments in respect of any other revolving credit facility, except, in the case of clause (Z), to the extent there is an equivalent permanent reduction in commitments thereunder and (C) the amount of repayments of Second Lien Loans pursuant to Section 2.08(a) of the Second Lien Credit Agreement and any mandatory prepayments of Second Lien Term Loans pursuant to Section 2.06(b) of the Second Lien Credit Agreement to the extent required due to a Disposition that resulted in an increase to such Consolidated Net Income and not in excess of the amount of such increase but excluding all other prepayments of Second Lien Loans)) made during such period, except to the extent financed with the proceeds of incurrence or issuance of other Indebtedness of the Company or its Restricted Subsidiaries,

(iv) an amount equal to the aggregate net non-cash gain on Dispositions by the Company and its Restricted Subsidiaries during such period (other than Dispositions in the ordinary course of business) to the extent included in arriving at such Consolidated Net Income,

(v) increases in Consolidated Working Capital for such period (other than any such increases arising from acquisitions by the Company and its Restricted Subsidiaries completed during such period or the application of purchase accounting),

(vi) cash payments by the Company and its Restricted Subsidiaries during such period in respect of long-term liabilities of the Company and its Restricted Subsidiaries other than Indebtedness (including such Indebtedness specified in clause (b)(iii) above),

(vii) without duplication of amounts deducted pursuant to clause (xi) below in prior fiscal years, the amount of Investments and acquisitions made during such period to the extent that such Investments and acquisitions were financed with internally generated cash flow of the Company and its Restricted Subsidiaries,

(viii) the amount of Restricted Payments paid by the Company and its Restricted Subsidiaries during such period pursuant to Section 7.06(n) to the extent such Restricted Payments were financed with internally generated cash flow of the Company and its Restricted Subsidiaries,

(ix) the aggregate amount of expenditures actually made by the Company and its Restricted Subsidiaries in cash during such period (including expenditures for the payment of financing fees) to the extent that such expenditures are not expensed during such period,

(x) the aggregate amount of any premium, make-whole or penalty payments actually paid in cash by the Company and its Restricted Subsidiaries during such period that are required to be made in connection with any prepayment of Indebtedness,

(xi) without duplication of amounts deducted from Excess Cash Flow in prior periods, the aggregate consideration required to be paid in cash by the Company or any of its Restricted Subsidiaries pursuant to binding contracts (the “Contract Consideration”) entered into prior to or during such period relating to Permitted Acquisitions, Capital Expenditures or acquisitions of intellectual property to be consummated or made during the period of four consecutive fiscal quarters of the Company following the end of such period; provided that to the extent the aggregate amount of internally generated cash flow actually utilized to finance such Permitted Acquisitions, Capital Expenditures or acquisitions of intellectual property during such period of four consecutive fiscal quarters is less than the Contract Consideration, the amount of such shortfall shall be added to the calculation of Excess Cash Flow at the end of such period of four consecutive fiscal quarters, and

(xii) the amount of cash taxes paid or tax reserves set aside or payable (without duplication) in such period to the extent they exceed the amount of tax expense deducted in determining Consolidated Net Income for such period.

“Exchange Act” means the Securities Exchange Act of 1934.

“Excluded Taxes” means, (a) with respect to each Agent and each Lender, taxes (including any additions to tax, penalties and interest) imposed on its net income or net profits (including any franchise taxes imposed in lieu of net income) by the jurisdiction (or any political subdivision thereof) under the Laws of which such Agent or such Lender, as the case may be, is resident or deemed to be resident, is organized, maintains an Applicable Lending Office, or carries on business or is deemed to carry on business to which such payment relates and (b) any withholding tax that is imposed by a jurisdiction in which the Borrower is located, organized or resident for tax purposes on amounts payable to a Lender under the law in effect at the time such Lender becomes a party to this Agreement (or, in the case of a Participant, on the date such Participant became a Participant hereunder); provided that this clause (b) shall not apply to the extent that (x) the indemnity payments or additional amounts any Lender (or Participant) would be entitled to receive (without regard to this clause (b)) do not exceed the indemnity payment or additional amounts that the person making the assignment, participation or transfer to such Lender (or Participant) would have been entitled to receive in the absence of such assignment, participation or transfer or (y) any Tax is imposed on a Lender in connection with an interest or participation in any Loan or other obligations that such Lender was required to acquire pursuant to Section 2.14 or that such Lender acquired pursuant to Section 3.07(d) (it being understood and agreed, for the avoidance of doubt, that any withholding tax imposed on a Lender as a result of a Change in Law occurring after the time such Lender became a party to this Agreement (or designates a new lending office) shall not be an Excluded Tax).

“Existing Credit Agreement” means that certain letter agreement, dated April 11, 2006, among Royal Bank of Canada, SMART Technologies Inc. and SMART Technologies Corporation.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“First Lien Collateral Agent” means the “Collateral Agent” under and as defined in the First Lien Credit Agreement.

“First Lien Credit Agreement” means the First Lien Credit Agreement dated as of the date hereof (as the same may be amended, restated, modified, supplemented, extended, amended and restated from time to time or refinanced) among the Borrower, the Company, DB Canada, as administrative agent and collateral agent, RBC as RC Agent and Swing Line Lender and each lender from time to time party thereto.

“First Lien Loan Documents” means the “Loan Documents” under and as defined in the First Lien Credit Agreement.

“First Lien Loans” means the “Loans” under and as defined in the First Lien Credit Agreement.

“First Lien Obligations” means the “Obligations” under and as defined in the First Lien Credit Agreement.

“First Lien Term Loans” means the “Term Loans” under and as defined in the First Lien Credit Agreement.

“Foreign Plan” means any employee benefit plan, program, policy, arrangement or agreement maintained or contributed to by, or entered into with, the Borrower or any Subsidiary under which the Borrower or any Subsidiary has any liability or contingent liabilities with respect to employees employed outside of Canada and, for greater certainty, shall not include in its meaning any arrangements that are Canadian Benefit Plans or Canadian Pension Plans.

“Foreign Subsidiary” means any direct or indirect Restricted Subsidiary of the Borrower which is not a Domestic Subsidiary.

“Foreign Subsidiary Total Assets” means the total assets of the Foreign Subsidiaries, as determined in accordance with GAAP in good faith by a Responsible Officer, without intercompany eliminations.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course.

“Funded Debt” means all Indebtedness of the Company and its Restricted Subsidiaries for borrowed money that matures more than one year from the date of its creation or matures within one year from such date that is renewable or extendable, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including Indebtedness in respect of the Loans.

“GAAP” means generally accepted accounting principles in Canada, as in effect from time to time; provided, however, that if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

“Governmental Authority” means any nation or government, any state, provincial, territorial or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Granting Lender” has the meaning specified in Section 10.07(h).

“Guarantee Obligations” means, as to any Person, without duplication, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other monetary obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance of such Indebtedness or other monetary obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other monetary obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other monetary obligation of any other Person, whether or not such Indebtedness or other monetary obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided that the term “Guarantee Obligation” shall not include endorsements for collection or deposit, in either case in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee Obligation shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any applicable Environmental Law.

“Hedge Bank” means any Person that is a Lender, an Arranger or an Affiliate of the foregoing at the time it enters into a Secured Hedge Agreement, in its capacity as party thereto.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(c) the maximum amount (after giving effect to any prior drawings or reductions which may have been reimbursed) of all letters of credit (including standby and commercial), banker’s acceptances, bank guaranties, surety bonds, performance bonds and similar instruments issued or created by or for the account of such Person;

(d) net obligations of such Person under any Swap Contract;

(e) all obligations of such Person to pay the deferred purchase price of property or services (other than (i) trade accounts payable in the ordinary course of business and (ii) any earn-out obligation until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and if not paid after becoming due and payable);

(f) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements and mortgage, industrial revenue bond, industrial development bond and similar financings), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(g) all Attributable Indebtedness;

(h) all obligations of such Person in respect of Disqualified Equity Interests; and

(i) all Guarantee Obligations of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall (A) include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, except to the extent such Person’s liability for such Indebtedness is otherwise limited and only to the extent such Indebtedness would be included in the calculation of Consolidated Total Debt and (B) in the case of the Borrower and its Subsidiaries, exclude all intercompany Indebtedness having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and made in the ordinary of business consistent with past practice. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of Indebtedness of any Person for purposes of clause (e) shall be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Indebtedness and (ii) the fair market value of the property encumbered thereby as determined by such Person in good faith.

“Indemnified Liabilities” has the meaning specified in Section 10.05.

“Indemnitees” has the meaning specified in Section 10.05.

“Information” has the meaning specified in Section 10.08.

“Interest Payment Date” means, (a) as to any Loan other than a Base Rate Loan or, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided that if any Interest Period for a Eurocurrency Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan), the last Business Day of each March, June, September and December and the Maturity Date.

“Interest Period” means, as to each Eurocurrency Rate Loan, the period commencing on the date such Eurocurrency Rate Loan is disbursed or converted to or continued as a Eurocurrency Rate Loan and ending on the date one, two, three or six months thereafter, or to the extent available to each Lender of such Eurocurrency Rate Loan, nine or twelve months thereafter or any earlier date, as selected by the Borrower in its Committed Loan Notice; provided that:

(a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c) no Interest Period shall extend beyond the Maturity Date.

“Intermediate Holding Company” means any wholly-owned Subsidiary of the Borrower that, directly or indirectly, owns 100% of the issued and outstanding Equity Interests of the Company.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests or debt or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee Obligation with respect to or assumption of Indebtedness of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person (excluding, in the case of the Borrower and its Subsidiaries, intercompany loans, advances, or Indebtedness having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business consistent with past practice) or (c) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by Dominion Bond Rating Service Inc. or any other nationally recognized statistical rating agency selected by the Borrower.

“Investors” means Apax School 1 S.à.r.l., Apax School 2 S.à.r.l., and Apax School 3, S.à.r.l., each an affiliate of the Sponsor organized and existing under the laws of the Grand Duchy of Luxembourg.

“IP Rights” has the meaning specified in Section 5.14.

“Joint Lead Arranger” means each of Deutsche Bank Securities Inc. and Lloyds TSB Bank PLC, each in their capacity as a Joint Lead Arranger under this Agreement.

“Judgment Currency” has the meaning specified in Section 10.17.

“Laws” means, collectively, all international, foreign, federal, state, provincial and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.

“Lender” has the meaning specified in the introductory paragraph to this Agreement and, includes its respective successors and assigns as permitted hereunder, each of which is referred to herein as a “Lender”.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, deemed trust, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any Capitalized Lease having substantially the same economic effect as any of the foregoing).

“Loan” means a loan made pursuant to Section 2.01.

“Loan Documents” means, collectively, (i) this Agreement and (ii) the Notes.

“Make-Whole Premium” means, with respect to the principal amount of any Loan, the excess, if any, of (x) the Discounted Value of the Deemed Repayment with respect to such amount over (y) such amount. For such purpose:

(a) “Deemed Repayment” means, with respect to the principal amount of any Loan, the payment of such principal (including Deferred Interest), premium thereon equal to 2.0% and interest thereon (for this purpose, determined by calculating the Eurocurrency Rate (or, if applicable, the Base Rate) on the second Business Day before the respective Prepayment Date and assuming that all interest determinations for all Interest Periods beginning after the Prepayment Date would be based on the interest rate as so determined (plus the Applicable Margin) that would be due after the Prepayment Date and to and including the Deemed Repayment Date with respect to such amount if no payment of such amount were made prior to the Deemed Repayment Date.

(b) “Deemed Repayment Date” means the second anniversary of the Closing Date.

(c) “Discount Value” means, with respect to the principal amount of any Loan, the amount obtained by discounting a Deemed Repayment with respect to such amount from the Deemed Repayment Date to the Prepayment Date with respect to such amount, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on the Loans is payable) equal to the sum of (x) the Reinvestment Yield with respect to such amount, and (y) 0.50%.

(d) “Reinvestment Yield” means, with respect to the principal amount of any Loan, the yield to maturity implied by (i) the yields reported, as of 10:00 A.M. (New York City time) on the second Business Day preceding the Prepayment Date with respect to such amount, on the display designated as “Page 678” on the Telerate Access Service (or such other display as may replace Page 678 on Telerate Access Service) for actively traded U.S. Treasury Securities having a maturity equal to the Remaining Life of such amount as of such Prepayment Date, or (ii) if such yields are not reported as of such time or the yields reported as of such time are not ascertainable, the Treasury Constant Maturity Series Yields reported, for the latest day for which such yields have been so reported as of the second Business Day preceding the Prepayment Date, in Federal Reserve Statistical Release H.15 (519) (or any comparable successor publication) for actively traded U.S. Treasury securities having a constant maturity equal to the Remaining Life of such amount as of such Prepayment Date. Such implied yield will be determined, if necessary, by (a) converting U.S. Treasury bill quotations to bond-equivalent yields in accordance with accepted financial practice and (b) interpolating linearly between (1) the actively traded U.S. Treasury Security with the duration closest to and greater than the Remaining Life and (2) the actively traded U.S. Treasury Security with the duration closest to and less than the Remaining Life.

(e) “Remaining Life” means, with respect to the principal amount of any Loan, the number of years (calculated to the nearest one-twelfth year) that will elapse between the Prepayment Date with respect to such amount and the Deemed Repayment Date.

(f) “Prepayment Date” means, with respect to the principal amount of any Loan, the date on which such amount is to be prepaid.

“Management Stockholders” means the members of management of the Borrower or any direct or indirect parent thereof or any of its Subsidiaries, including the Company, who are investors in the Borrower or any direct or indirect parent thereof.

“Master Agreement” has the meaning specified in the definition of “Swap Contract”.

“Material Adverse Effect” means (a) a material adverse effect on the business, operations, assets, liabilities (actual or contingent) or financial condition of the Company and its Restricted Subsidiaries, taken as a whole, (b) a material adverse effect on the ability of the Borrower to perform its payment obligations under any Loan Document or (c) a material adverse effect on the rights and remedies of the Lenders or the Agents under any Loan Document.

“Material Domestic Subsidiary” means, at any date of determination, each of the Company’s Domestic Subsidiaries (a) whose total assets at the last day of the most recent Test Period were equal to or greater than 5% of the Total Assets of the Company and its Restricted Subsidiaries at such date or (b) whose gross revenues for such Test Period were equal to or greater than 5% of the consolidated gross revenues of the Company and its Restricted Subsidiaries for such period, in each case determined in accordance with GAAP; provided that “Material Domestic Subsidiary” shall also include any of the Company’s Subsidiaries selected by the Borrower which is required to ensure that all Material Domestic Subsidiaries have in the aggregate (i) total assets at the last day of the most recent Test Period that were equal to or greater than 90% of the total assets of the Company and the Restricted Subsidiaries that are Domestic Subsidiaries at such date and (ii) gross revenues for such Test Period that were equal to or greater than 90% of the consolidated gross revenues of the Company and the Restricted Subsidiaries that are Domestic Subsidiaries for such period, in each case determined in accordance with GAAP. Notwithstanding the foregoing, at all times the Company or any successor Person pursuant to a transaction permitted by Section 7.04 shall be deemed to be a Material Domestic Subsidiary of the Borrower.

“Material Foreign Subsidiary” means, at any date of determination, each of the Company’s Foreign Subsidiaries (a) whose total assets at the last day of the most recent Test Period were equal to or greater than 5% of the Total Assets of the Company and its Restricted Subsidiaries at such date or (b) whose gross revenues for such Test Period were equal to or greater than 5% of the consolidated gross revenues of the Company and its Restricted Subsidiaries for such period, in each case determined in accordance with GAAP.

“Material Subsidiary” means any Material Domestic Subsidiary, Material U.S. Subsidiary or any Material Foreign Subsidiary.

“Material U.S. Subsidiary” means, at any date of determination, each of the Company’s U.S. Subsidiaries (a) whose total assets at the last day of the most recent Test Period were equal to or greater than 5% of the Total Assets of the Company and its Restricted Subsidiaries at such date or (b) whose gross revenues for such Test Period were equal to or greater than 5% of the consolidated gross revenues of the Company and its Restricted Subsidiaries for such period, in each case determined in accordance with GAAP.

“Maturity Date” means the eighth anniversary of the Closing Date; provided that if such day is not a Business Day, the Maturity Date shall be the Business Day immediately preceding such day.

“Minority Investment” means any person (other than a Subsidiary) in which the Company or any Restricted Subsidiary owns capital stock.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Net Cash Proceeds” means:

(a) with respect to the Disposition of any asset by the Borrower or any Restricted Subsidiary, the excess, if any, of (i) the sum of cash and Cash Equivalents received in connection with such Disposition (including any cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (ii) the sum of (A) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness that is secured by the asset subject to such Disposition and that is required to be repaid (and is timely repaid) in connection with such Disposition (other than Indebtedness under the First Lien Loan Documents or the Second Lien Loan Documents), (B) the out-of-pocket fees and expenses (including attorneys’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, other customary expenses and brokerage, consultant and other customary fees) actually incurred by the Borrower or such Restricted Subsidiary in connection with such Disposition, (C) taxes paid or reasonably estimated to be actually payable in connection therewith, and (D) any reserve for adjustment in respect of (x) the sale price of such asset or assets established in accordance with GAAP and (y) any liabilities associated with such asset or assets and retained by the Borrower or any Restricted Subsidiary after such sale or other disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or with respect to any indemnification obligations associated with such transaction, and it being understood that “Net Cash Proceeds” shall include (i) any cash or Cash Equivalents received upon the Disposition of any non-cash consideration by the Borrower or any Restricted Subsidiary in any such Disposition and (ii) upon the reversal (without the satisfaction of any applicable liabilities in cash in a corresponding amount) of any reserve described in clause (D) above or if such liabilities have not been satisfied in cash and such reserve is not reversed within three hundred and sixty-five (365) days after such Disposition, the amount of such reserve; provided that (x) no net cash proceeds calculated in accordance with the foregoing realized in a single transaction or series of related transactions shall constitute Net Cash Proceeds unless such net cash proceeds shall exceed $2,500,000 and (y) no such net cash proceeds shall constitute Net Cash Proceeds under this clause (a) in any fiscal year until the aggregate amount of all such net cash proceeds in such fiscal year shall exceed $10,000,000 (and thereafter only net cash proceeds in excess of such amount shall constitute Net Cash Proceeds under this clause (a)); and

(b) (i) with respect to the incurrence or issuance of any Indebtedness by the Borrower or any Restricted Subsidiary, the excess, if any, of (x) the sum of the cash received in connection with such incurrence or issuance over (y) the investment banking fees, underwriting discounts, commissions, costs and other out-of-pocket expenses and other customary expenses, incurred by the Borrower or such Restricted Subsidiary in connection with such incurrence or issuance and (ii) with respect to any Permitted Equity Issuance by any direct or indirect parent of the Borrower, the amount of cash from such Permitted Equity Issuance contributed to the capital of the Borrower.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends.

“Non-Cash Charges” has the meaning specified in the definition of the term “Consolidated EBITDA”.

“Non-Consenting Lender” has the meaning specified in Section 3.07(d).

“Note” means a promissory note of the Borrower payable to any Lender or its registered assigns, in substantially the form of Exhibit B hereto, evidencing the aggregate Indebtedness of the Borrower to such Lender resulting from the Loans made by such Lender.

“Not Otherwise Applied” means, with reference to any amount of Net Cash Proceeds of any transaction or event or of Excess Cash Flow or of the Available Amount that is proposed to be applied to a particular use or transaction, that such amount (a) was not required to be applied to prepay the “Term Loans” (as defined in the First Lien Credit Agreement) pursuant to Section 2.06(b) of the First Lien Credit Agreement or the “Loans” (as defined in the Second Lien Credit Agreement) pursuant to Section 2.06(b) of the Second Lien Credit Agreement, and (b) has not previously been (and is not simultaneously being) applied to anything other than that such particular use or transaction.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, the Borrower arising under any Loan Document or otherwise with respect to any Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest (including Deferred Interest) and fees that accrue after the commencement by or against the Borrower of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding. Without limiting the generality of the foregoing, the Obligations of the Borrower under the Loan Documents include (a) the obligation (including guarantee obligations) to pay principal, interest, charges, expenses, fees, Attorney Costs, indemnities and other amounts payable by the Borrower under any Loan Document and (b) the obligation of the Borrower to reimburse any amount in respect of any of the foregoing that any Lender, in its sole discretion, may elect to pay or advance on behalf of the Borrower.

“Ontario Securities Act” means the Securities Act (Ontario), as amended, and any successor statute thereto and the rules and regulations of the Ontario Securities Commission and the Canadian Securities Administrators promulgated thereunder.

“Organization Documents” means (a) with respect to any corporation, the certificate or articles of incorporation or amalgamation and the bylaws (or equivalent or comparable constitutive documents with respect to any unlimited liability company or non-Canadian jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, declaration, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Shareholder Loans” has the meaning specified in Section 7.03(w).

“Other Taxes” has the meaning specified in Section 3.01(b).

“Outstanding Amount” means with respect to the Loans on any date, the outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Loans occurring on such date.

“Participant” has the meaning specified in Section 10.07(e).

“Participant Register” has the meaning specified in Section 10.07(e).

“Permitted Acquisition” has the meaning specified in Section 7.02(j).

“Permitted Equity Issuance” means any sale or issuance of any Qualified Equity Interests of the Borrower or any direct or indirect parent of the Borrower (and, after a Qualifying IPO, of any Intermediate Holding Company), in each case to the extent permitted hereunder.

“Permitted Holders” means any of (i) the Sponsor, (ii) the Management Stockholders, (iii) Intel Corporation or any of its affiliates and (iv) IFF Holdings, Inc. or any of its affiliates.

“Permitted Refinancing” means, with respect to any Person, any modification (other than a release of such Person), refinancing, refunding, renewal or extension of any Indebtedness of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed or extended except by an amount equal to unpaid accrued interest and premium thereon plus other reasonable amounts paid, and fees and expenses reasonably incurred, in connection with such modification, refinancing, refunding, renewal or extension and by an amount equal to any existing commitments unutilized thereunder, and as otherwise permitted under Section 7.03, (b) other than with respect to a Permitted Refinancing in respect of Indebtedness permitted pursuant to Section 7.03(f), such modification, refinancing, refunding, renewal or extension has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, renewed or extended, (c) other than with respect to a Permitted Refinancing in respect of Indebtedness permitted pursuant to Section 7.03(f), at the time thereof, no Event of Default shall have occurred and be continuing, and (d) if such Indebtedness being so modified, refinanced, refunded, renewed or extended is Indebtedness permitted pursuant to Section 7.03(c), (i) to the extent such Indebtedness being so modified, refinanced, refunded, renewed or extended is subordinated in right of payment to the Obligations, such modification, refinancing, refunding, renewal or extension is subordinated in right of payment to the Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being so modified, refinanced, refunded, renewed or extended, (ii) the terms and conditions (including, if applicable, as to collateral but excluding as to subordination, interest rate and redemption premium) of any such modified, refinanced, refunded, renewed or extended Indebtedness, taken as a whole, are not materially less favorable to the Borrower or the Lenders than the terms and conditions of the Indebtedness being modified, refinanced, refunded, renewed or extended; provided that a certificate of a Responsible Officer delivered to the Administrative Agent at least five Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Administrative Agent notifies the Borrower within such five Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees) and (iii) such modification, refinancing, refunding, renewal or extension is incurred by the Person who is the obligor of the Indebtedness being so modified, refinanced, refunded, renewed or extended.

“Permitted Sale Leaseback” means any Sale Leaseback consummated by the Company or any of its Restricted Subsidiaries after the Closing Date, provided that any such Sale Leaseback not between a Restricted Subsidiary to another Restricted Subsidiary is, in each case, consummated for fair value as determined at the time of consummation in good faith by (i) the Company or such Restricted Subsidiary and (ii) in the case of any Sale Leaseback (or series of related Sales Leasebacks) the aggregate proceeds of which exceed $5,000,000, the board of directors of the Company or such Restricted Subsidiary (which such determination may take into account any retained interest or other Investment of the Company or such Restricted Subsidiary in connection with, and any other material economic terms of, such Sale Leaseback).

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA), other than a Foreign Plan or Canadian Benefit Plan, established by the Borrower or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Post-Acquisition Period” means, with respect to any Permitted Acquisition or the conversion of any Unrestricted Subsidiary into a Restricted Subsidiary, the period beginning on the date such Permitted Acquisition or conversion is consummated and ending on the last day of the sixth full consecutive fiscal quarter immediately following the date on which such Permitted Acquisition or conversion is consummated.

“PPSA” means the Personal Property Security Act, R.S.A. 2000, c.p.7, as now and hereafter in effect, or any successor statute, or any similar or equivalent legislation as in effect in any applicable jurisdiction.

“Pro Forma Adjustment” means, for any Test Period that includes all or any part of a fiscal quarter included in any Post-Acquisition Period, with respect to the Acquired EBITDA of the applicable Acquired Entity or Business or Converted Restricted Subsidiary or the Consolidated EBITDA of the Company, the pro forma increase or decrease in such Acquired EBITDA or such Consolidated EBITDA, as the case may be, projected by the Company in good faith as a result of (a) actions taken during such Post-Acquisition Period for the purposes of realizing reasonably identifiable and factually supportable cost savings or (b) any additional costs incurred during such Post-Acquisition Period, in each case in connection with the combination of the operations of such Acquired Entity or Business or Converted Restricted Subsidiary with the operations of the Company and its Restricted Subsidiaries; provided that,

(i) at the election of the Company, such Pro Forma Adjustment shall not be required to be determined for any Acquired Entity or Business or Converted Restricted Subsidiary to the extent the aggregate consideration paid in connection with such acquisition was less than $5,000,000, and (ii) so long as such actions are taken during such Post-Acquisition Period or such costs are incurred during such Post-Acquisition Period, as applicable, for purposes of projecting such pro forma increase or decrease to such Acquired EBITDA or such Consolidated EBITDA, as the case may be, it may be assumed that such cost savings will be realizable during the entirety of such Test Period, or such additional costs, as applicable, will be incurred during the entirety of such Test Period; provided further that any such pro forma increase or decrease to such Acquired EBITDA or such Consolidated EBITDA, as the case may be, shall be without duplication for cost savings or additional costs already included in such Acquired EBITDA or such Consolidated EBITDA, as the case may be, for such Test Period.

“Pro Forma Balance Sheet” has the meaning specified in Section 5.05(a)(ii).

“Pro Forma Basis” and “Pro Forma Effect” mean, with respect to compliance with any test hereunder for an applicable period of measurement, that (A) to the extent applicable, the Pro Forma Adjustment shall have been made and (B) all Specified Transactions and the following transactions in connection therewith shall be deemed to have occurred as of the first day of the applicable period of measurement (as of the last date in the case of a balance sheet item) in such test: (a) income statement items (whether positive or negative) attributable to the property or Person subject to such Specified Transaction, (i) in the case of a Disposition of all or substantially all Equity Interests in any Subsidiary of the Company or any division, product line, or facility used for operations of the Company or any of its Subsidiaries, shall be excluded, and (ii) in the case of a Permitted Acquisition or Investment described in the definition of “Specified Transaction”, shall be included, (b) any retirement of Indebtedness, and (c) any Indebtedness incurred or assumed by the Company or any of its Restricted Subsidiaries in connection therewith and if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination; provided that, without limiting the application of the Pro Forma Adjustment pursuant to (A) above, the foregoing pro forma adjustments may be applied to any such test solely to the extent that such adjustments are consistent with the definition of Consolidated EBITDA and give effect to events (including operating expense reductions) that are (as determined by the Company in good faith) (i) (x) directly attributable to such transaction, (y) expected to have a continuing impact on the Company and its Restricted Subsidiaries and (z) factually supportable or (ii) otherwise consistent with the definition of Pro Forma Adjustment.

“Pro Forma Financial Statements” has the meaning specified in Section 5.05(a)(ii).

“Pro Rata Share” means, with respect to each Lender at any time a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Commitment of such Lender at such time and the denominator of which is the amount of the Aggregate Commitments at such time; provided that if such Commitment has been terminated, then the Pro Rata Share of each Lender shall be determined based on the Pro Rata Share of such Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof.

“Purchase Agreement” means the Master Transaction Agreement dated as of June 28, 2007, by and among the Seller, the Investors, 1329169 Alberta Ltd., the Borrower and the Company.

“Qualified Equity Interests” means any Equity Interests that are not Disqualified Equity Interests.

“Qualified Securitization Financing” means any Securitization Financing of a Securitization Subsidiary that meets the following conditions: (a) the board of directors of the Company shall have determined in good faith that such Qualified Securitization Financing (including financing terms, covenants, termination events and other provisions) is in the aggregate economically and commercially fair and reasonable to the Company and the Securitization Subsidiary, (b) all sales and/or contributions of Securitization Assets and related assets to the Securitization Subsidiary are made at fair market value (as determined in good faith by the Company), and (c) the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by the Company) and may include Standard Securitization Undertakings. The grant of a security interest in any Securitization Assets of the Company or any of its Restricted Subsidiaries (other than a Securitization Subsidiary) to secure Indebtedness under this Agreement prior to engaging in any Securitization Financing shall not be deemed a Qualified Securitization Financing.

“Qualifying IPO” means the issuance by the Borrower, any Intermediate Holding Company, any direct or indirect parent of the Borrower or the Company of its common Equity Interests in an underwritten primary public offering (other than a public offering pursuant to a registration statement on Form S-8) pursuant to an effective registration statement filed with the SEC in accordance with the Securities Act (whether alone or in connection with a secondary public offering) or in a firm commitment underwritten offering (or series of related offerings of securities to the public pursuant to a final prospectus) made pursuant to the Ontario Securities Act.

“RBC” means Royal Bank of Canada in its individual capacity, and any successor corporation thereto by merger, consolidation or otherwise.

“Reference Date” has the meaning specified in the definition of “Available Amount”.

“Refinanced Term Loans” has the meaning specified in Section 10.01.

“Register” has the meaning specified in Section 10.07(d).

“Replacement Term Loans” has the meaning specified in Section 10.01.

“Required Lenders” means, as of any date of determination, Lenders having more than 50% of the sum of the (a) Total Outstandings and (b) aggregate unused Commitments.

“Responsible Officer” means the chief executive officer, president, vice president, chief financial officer, treasurer or assistant treasurer or other similar officer of the Borrower and, as to any document delivered on the Closing Date, any secretary or assistant secretary of the Borrower. Any document delivered hereunder that is signed by a Responsible Officer of the Borrower shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of the Borrower and such Responsible Officer shall be conclusively presumed to have acted on behalf of the Borrower.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest in the Borrower or any Restricted Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such Equity Interest, or on account of any return of capital to the holders of Equity Interests of the Borrower.

“Restricted Subsidiary” means any Subsidiary of the Borrower other than an Unrestricted Subsidiary (and in any event including the Company (or any successor Person pursuant to a transaction permitted by Section 7.04)).

“Retained Declined Proceeds” has the meaning specified in the Second Lien Loan Documents.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor thereto.

“Sale Leaseback” means any transaction or series of related transactions pursuant to which the Company or any of its Restricted Subsidiaries (a) sells, transfers or otherwise disposes of any property, real or personal, whether now owned or hereafter acquired, and (b) as part of such transaction, thereafter rents or leases such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold, transferred or disposed.

“Scheduled Disposition” has the meaning specified in Section 7.05(k).

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Second Lien Credit Agreement” means the Second Lien Credit Agreement dated as of the date hereof (as the same may be amended, restated, modified, supplemented, extended or amended and restated from time to time) among the Borrower, the Company, DB Canada, as administrative agent and collateral agent, and each lender from time to time party thereto.

“Second Lien Loan Documents” means the “Loan Documents” under and as defined in the Second Lien Credit Agreement.

“Second Lien Obligations” means the “Obligations” under and as defined in the Second Lien Credit Agreement.

“Second Lien Loans” means the “Loans” under and as defined in the Second Lien Credit Agreement.

“Securities Act” means the Securities Act of 1933.

“Securityholders Agreement” means the Amended and Restated Securityholders Agreement dated as of August 28, 2007 among Holdings, the Borrower, Investor (as defined therein), Founder (as defined therein), Intel (as defined therein), School 3 ULC and School S.à.r.l.

“Securitization Assets” means the accounts receivable, royalty or other revenue streams and other rights to payment related thereto subject to a Qualified Securitization Financing and the proceeds thereof.

“Securitization Fees” means distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Securitization Subsidiary in connection with any Qualified Securitization Financing.

“Securitization Financing” means any transaction or series of transactions that may be entered into by the Company or any of its Subsidiaries pursuant to which the Company or any of its Subsidiaries may sell, convey or otherwise transfer to (a) a Securitization Subsidiary (in the case of a transfer by the Company or any of its Subsidiaries) or (b) any other Person (in the case of a transfer by a Securitization Subsidiary), or may grant a security interest in, any Securitization Assets of the Company or any of its Subsidiaries, and any assets related thereto, including all collateral securing such Securitization Assets, all contracts and all guarantees or other obligations in respect of such Securitization Assets, proceeds of such Securitization Assets and other assets that are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving Securitization Assets.

“Securitization Repurchase Obligation” means any obligation of a seller of Securitization Assets in a Qualified Securitization Financing to repurchase Securitization Assets arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, off set or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Securitization Subsidiary” means a wholly-owned Subsidiary of the Company (or another Person formed for the purposes of engaging in a Qualified Securitization Financing in which the Company or any Subsidiary of the Company makes an Investment and to which the Company or any Subsidiary of the Company transfers Securitization Assets and related assets) that engages in no activities other than in connection with the financing of Securitization Assets of the Company or its Subsidiaries, all proceeds thereof and all rights (contingent and other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the board of directors of the Company or such other Person (as provided below) as a Securitization Subsidiary and (a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by the Company or any other Subsidiary of the Company, other than another Securitization Subsidiary (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates the Company or any other Subsidiary of the Company, other than another Securitization Subsidiary, in any way other than pursuant to Standard Securitization Undertakings or (iii) subjects any property or asset of the Company or any other Subsidiary of the Company, other than another Securitization Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings, (b) with which none of the Company or any other Subsidiary of the Company, other than another Securitization Subsidiary, has any material contract, agreement, arrangement or understanding other than on terms which the Company reasonably believes to be no less favorable to the Company or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Company and (c) to which none of the Company or any other Subsidiary of the Company, other than another Securitization Subsidiary, has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results. Any such designation by the board of directors of the Company or such other Person shall be evidenced to the Administrative Agent by delivery to the Administrative Agent of a certified copy of the resolution of the board of directors of the Company or such other Person giving effect to such designation and a certificate executed by a Responsible Officer certifying that such designation complied with the foregoing conditions.

“Seller” means, collectively, Nancy Knowlton, David Martin, 560224 Alberta Limited, 1332489 Alberta Ltd., Intel Corporation, Fairy Financial Corp., Grant Billing, Leonard Ruggins, Gene Englund, Sandra Stahl, Cyndi Lyle and Patrick Weinmayr.

“Senior Secured Incurrence Test” means, with respect to the most recent Test Period, the Senior Secured Leverage Ratio (calculated on a Pro Forma Basis) shall be no greater than 6.25 to 1.00.

“Senior Secured Leverage Ratio” means, with respect to any Test Period, the ratio of (a) Consolidated Senior Secured Debt as of the last day of such Test Period to (b) Consolidated EBITDA of the Company and its Restricted Subsidiaries for such Test Period.

“Shareholder Loans” means collectively, the loans and other obligations evidenced by the Shareholder Loan Documents.

“Shareholder Loan Documents” means one or more Subordinated Promissory Notes dated as of the Closing Date issued by the Borrower in favor of, directly or indirectly, one or more Permitted Holders evidencing loans in the principal amount of C$253,971,862.30 and any other documents amending, restating, modifying, supplementing, extending or refinancing the loans referred to therein.

“Sold Entity or Business” has the meaning specified in the definition of the term “Consolidated EBITDA”.

“Solvent” and “Solvency” mean, (a) with respect to any Person other than any Canadian Person on any date of determination, that on such date (i) the fair value of the property (for the avoidance of doubt, calculated to include goodwill and other intangibles) of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (ii) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (iii) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (iv) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital; the amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability; and (b) with respect to any Canadian Person on any date of determination that (i) the property of such Canadian Person, if disposed of at a fairly conducted sale under legal process, and not on a distressed or liquidation sale basis, would be sufficient to enable payment of all its obligations, due and accruing due; and (ii) such Canadian Person is able to meet its obligations as they generally become due.

“SPC” has the meaning specified in Section 10.07(h).

“Specified Transaction” means any Investment, Disposition, incurrence or repayment of Indebtedness, Restricted Payment or Subsidiary designation that by the terms of this Agreement requires such test to be calculated on a “Pro Forma Basis” or after giving “Pro Forma Effect”.

“Sponsor” means Apax Partners Worldwide, L.L.P. and its Affiliates and funds or partnerships managed by it or any of its Affiliates, but not including, however, any of their portfolio companies.

“Sponsor Management Agreement” means the management agreement between certain of the management companies associated with the Sponsor or its advisors and the Company.

“Sponsor Termination Fees” means the one time payment under the Sponsor Management Agreement of a termination fee to one or more of the Sponsor and its Affiliates in the event of either a Change of Control or the completion of a Qualifying IPO.

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the Company or any Subsidiary of the Company which the Company has determined in good faith to be customary, necessary or advisable in a Qualified Securitization Financing.

“Sterling” means the lawful currency of the United Kingdom.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Successor Borrower” has the meaning specified in Section 7.04(d).

“Supplemental Administrative Agent” has the meaning specified in Section 9.13(a) and “Supplemental Administrative Agents” shall have the corresponding meaning.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined by the “Hedge Bank” (as defined in the First Lien Credit Agreement) in accordance with the terms thereof and in accordance with customary methods for calculating mark-to-market values under similar arrangements by such Hedge Bank.

“Tax Act” means the Income Tax Act (Canada), as amended from time to time, and regulations promulgated thereunder.

“Taxes” has the meaning specified in Section 3.01(a).

“Test Period” in effect at any time shall mean the most recent period of four consecutive fiscal quarters of the Company ended on or prior to such time (taken as one accounting period) in respect of which financial statements for each quarter or fiscal year in such period have been or are required to be delivered pursuant to Section 6.01(a) or (b); provided that, prior to the first date that financial statements have been or are required to be delivered pursuant to Section 6.01(a) or (b), the Test Period in effect shall be the period of four consecutive fiscal quarters of the Company ended June 30, 2007. A Test Period may be designated by reference to the last day thereof (i.e., the “June 30, 2007 Test Period” refers to the period of four consecutive fiscal quarters of the Company ended June 30, 2007), and a Test Period shall be deemed to end on the last day thereof.

“Threshold Amount” means $15,000,000.

“Total Assets” means the total assets of the Company and its Restricted Subsidiaries on a consolidated basis, as shown on the most recent balance sheet of the Company delivered pursuant to Section 6.01(a) or (b) or, for the period prior to the time any such statements are so delivered pursuant to Section 6.01(a) or (b), the pro forma financial statements of the Company giving effect to the Transaction.

“Total Leverage Ratio” means, with respect to any Test Period, the ratio of (a) Consolidated Total Debt as of the last day of such Test Period to (b) Consolidated EBITDA of the Company for such Test Period.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans.

“Transaction” means, collectively, (a) the Equity Contribution, (b) the Acquisition, (c) the funding of the Loans on the Closing Date, (d) the funding of the First Lien Loans and the Second Lien Loans on the Closing Date, (e) the consummation of any other transactions in connection with the foregoing, and (f) the payment of the fees and expenses incurred in connection with any of the foregoing.

“Transaction Expenses” means any fees or expenses incurred or paid by the Borrower, the Company or any other Restricted Subsidiary in connection with the Transaction, this Agreement and the other Loan Documents and the transactions contemplated hereby and thereby.

“Type” means, with respect to a Loan, its character as a Base Rate Loan, or a Eurocurrency Rate Loan.

“Unaudited Financial Statements” means the unaudited combined balance sheets and related statements of income and cash flows of the Company, for each fiscal quarter ended at least sixty (60) days before the Closing Date, previously delivered to the Administrative Agent.

“Uniform Commercial Code” means the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item of Collateral.

“United States” and “U.S.” mean the United States of America.

“Unrestricted Subsidiary” means (i) each Subsidiary of the Company listed on Schedule 1.01A, (ii) each Securitization Subsidiary, (iii) the Calgary SPV and (iv) any Subsidiary of the Company designated by the board of directors of the Company as an

Unrestricted Subsidiary pursuant to Section 6.14 subsequent to the date hereof and any Subsidiary of an Unrestricted Subsidiary. Notwithstanding anything to the contrary contained herein, the Company or any successor Person pursuant to a transaction permitted by Section 7.04 shall at all times be a Restricted Subsidiary.

“USA PATRIOT Act” means The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)), as amended or modified from time to time.

“U.S. Subsidiary” means any Subsidiary that is organized under the Laws of the United States, any state thereof or the District of Columbia.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (ii) the then outstanding principal amount of such Indebtedness.

“wholly-owned” means, with respect to a Subsidiary of a Person, a Subsidiary of such Person all of the outstanding Equity Interests of which (other than (x) director’s qualifying shares and (y) shares issued to foreign nationals to the extent required by applicable Law) are owned by such Person and/or by one or more wholly-owned Subsidiaries of such Person.

“WURA” means the Winding Up and Restructuring Act, (Canada) as now and hereafter in effect, or any successor statute.

Section 1.02 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) (i) The words “herein”, “hereto”, “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

(ii) Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears.

(iii) The term “including” is by way of example and not limitation.

(iv) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(c) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including”.

(d) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

Section 1.03 Accounting Terms.

(a) All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

(b) Notwithstanding anything to the contrary herein, for purposes of determining compliance with any test contained in this Agreement with respect to any period during which any Specified Transaction occurs, the Total Leverage Ratio and the Senior Secured Leverage Ratio shall be calculated with respect to such period and such Specified Transaction on a Pro Forma Basis.

(c) Where reference is made to “the Company and its Restricted Subsidiaries on a consolidated basis” or similar language, such consolidation shall not include any Subsidiaries of the Company other than Restricted Subsidiaries.

Section 1.04 Rounding. Any financial ratios required to be satisfied in order for a specific action to be permitted under this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

Section 1.05 References to Agreements, Laws, Etc. Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are permitted by any Loan Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

Section 1.06 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

Section 1.07 Timing of Payment or Performance. When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as described in the definition of Interest Period) or performance shall extend to the immediately succeeding Business Day.

Section 1.08 Currency Equivalents Generally.

(a) Any amount specified in this Agreement (other than in Article II, Article IX and Article X or as set forth in paragraph (b) of this Section) or any of the other Loan Documents to be in Dollars shall also include the equivalent of such amount in any currency other than Dollars, such equivalent amount to be determined at the rate of exchange quoted by the Reuters World Currency Page for the applicable currency at 11:00 a.m. (London time) on such day (or, in the event such rate does not appear on any Reuters World Currency Page, by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Borrower, or, in the absence of such agreement, such rate shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agent in the market where its foreign currency exchange operations in respect of such currency are then being conducted, at or about 10:00 a.m. (New York City time) on such date for the purchase of Dollars for delivery two (2) Business Days later). Notwithstanding the foregoing, for purposes of determining compliance with Sections 7.01, 7.02 and 7.03 with respect to any amount of Indebtedness or Investment in a currency other than Dollars, no Default shall be deemed to have occurred solely as a result of changes in rates of exchange occurring after the time such Indebtedness or Investment is incurred; provided that, for the avoidance of doubt, the foregoing provisions of this Section 1.08 shall otherwise apply to such Sections, including with respect to determining whether any Indebtedness or Investment may be incurred at any time under such Sections.

(b) For purposes of determining compliance under Sections 7.02, 7.05 and 7.06, any amount in a currency other than Dollars will be converted to Dollars in a manner consistent with that used in calculating net income in the Borrower’s annual financial statements delivered pursuant to Section 6.01(a); provided, however, that the foregoing shall not be deemed to apply to the determination of any amount of Indebtedness.

Section 1.09 Company Certificates and Notice. Notwithstanding any other provision of this Agreement, any requirement for the Borrower to deliver a certificate, any information to the Administrative Agent or any Lender or any other notice shall be deemed satisfied to the extent the Company has delivered such certificate, information or notice to the Administrative Agent or such Lender.

ARTICLE II

The Commitments and Borrowings

Section 2.01 The Loans.

Subject to the terms and conditions set forth herein, each Lender severally agrees to make to the Borrower a single loan denominated in Dollars in a principal amount equal to such Lender’s Commitment on the Closing Date. Amounts borrowed under this Section 2.01 and repaid or prepaid may not be reborrowed. Loans may be Base Rate Loans or Eurocurrency Rate Loans, as further provided herein.

Section 2.02 Borrowings, Conversions and Continuations of Loans.

(a) Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of Eurocurrency Rate Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than 12:00 noon (New York, New York time) (i) three (3) Business Days prior to the requested date of any Borrowing or continuation of Eurocurrency Rate Loans or any conversion of Base Rate Loans to Eurocurrency Rate Loans, and (ii) one (1) Business Day before the requested date of any Borrowing of Base Rate Loans or any conversion of Eurocurrency Rate Loans to Base Rate Loans. Each telephonic notice by the Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Each Borrowing of, conversion to or continuation of Eurocurrency Rate Loans shall be in a principal amount of $2,500,000 or a whole multiple of $500,000 in excess thereof. Except as provided in Sections 2.04(c) and 2.05(c), each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of 1,000,000 in the applicable currency or a whole multiple of $100,000 in excess thereof. Each Committed Loan Notice (whether telephonic or written) shall specify (i) whether the Borrower is requesting a Borrowing, a conversion of Loans from one Type to the other, or a continuation of Eurocurrency Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Loan in a Committed Loan Notice or fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurocurrency Rate Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Eurocurrency Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one (1) month. For the avoidance of doubt, the Borrower and Lenders acknowledge and agree that any conversion or continuation of an existing Loan shall be deemed to be a continuation of that Loan with a converted interest rate methodology and not a new Loan.

(b) Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Pro Rata Share of the Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans or continuation described in Section 2.02(a). In the case of each Borrowing, each Lender shall make (or cause its Applicable Lending Office to make) the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Committed Loan Notice. Upon satisfaction of the conditions set forth in Section 4.01, the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the

Administrative Agent either by (i) crediting the account of the Borrower on the books of the Administrative Agent with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower.

(c) Except as otherwise provided herein, a Eurocurrency Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurocurrency Rate Loan unless the Borrower pays the amount due, if any, under Section 3.05 in connection therewith. During the existence of an Event of Default, the Administrative Agent or the Required Lenders may require that no Loans may be converted to or continued as Eurocurrency Rate Loans.

(d) The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurocurrency Rate Loans upon determination of such interest rate. The determination of the Eurocurrency Rate by the Administrative Agent shall be conclusive in the absence of manifest error.

(e) After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than five (5) Interest Periods in effect.

Section 2.03 [Reserved].

Section 2.04 [Reserved].

Section 2.05 [Reserved].

Section 2.06 Prepayments and Offers to Prepay.

(a) Optional Prepayments.

(i) The Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Loans in whole or in part without premium or penalty (except to the extent provided in Section 2.10); provided that (1) such notice must be received by the Administrative Agent not later than 12:00 noon (New York, New York time) (A) two (2) Business Days prior to any date of prepayment of Eurocurrency Rate Loans and (B) on the date of prepayment of Base Rate Loans; (2) any prepayment of Eurocurrency Rate Loans shall be in a principal amount of $2,500,000 or a whole multiple of $500,000 in excess thereof; and (3) any prepayment of Base Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the and Type(s) of Loans to be prepaid. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s pro rata Share of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurocurrency Rate Loan shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 3.05. Each prepayment of the Loans pursuant to this Section 2.06(a) shall be applied as directed by the Borrower and shall be paid to the Lenders in accordance with their respective Pro Rata Shares.

(ii) Notwithstanding anything to the contrary contained in this Agreement, the Borrower may rescind any notice of prepayment under Section 2.06(a)(i) if such prepayment would have resulted from a refinancing of all of the Loans, which refinancing shall not be consummated or shall otherwise be delayed.

(b) [Reserved.]

(c) Interest, Funding Losses, Etc. All prepayments under this Section 2.06 shall be accompanied by all accrued interest thereon, together with, in the case of any such prepayment of a Eurocurrency Rate Loan on a date other than the last day of an Interest Period therefor, any amounts owing in respect of such Eurocurrency Rate Loan pursuant to Section 3.05.

Notwithstanding any of the other provisions of this Section 2.06, so long as no Event of Default shall have occurred and be continuing, if any prepayment of Eurocurrency Rate Loans is required to be made under this Section 2.06, prior to the last day of the Interest Period therefor, in lieu of making any payment pursuant to this Section 2.06 in respect of any such Eurocurrency Rate Loan prior to the last day of the Interest Period therefor, the Borrower may, in its sole discretion, deposit with the Administrative Agent the amount of any such prepayment otherwise required to be made hereunder until the last day of such Interest Period, at which time the Administrative Agent shall be authorized (without any further action by or notice to or from the Borrower or any other Loan Party) to apply such amount to the prepayment of such Loans in accordance with this Section 2.06. Such deposit shall constitute cash collateral for the Eurocurrency Rate Loans to be so prepaid, provided that the Borrower may at any time direct that such deposit be applied to make the applicable payment required pursuant to this Section 2.06.

Section 2.07 Termination or Reduction of Commitments.

(a) Optional. The Borrower may, upon written notice to the Administrative Agent, terminate the unused Commitments, or from time to time permanently reduce the unused Commitments; provided that (i) any such notice shall be received by the Administrative Agent three (3) Business Days prior to the date of termination or reduction and (ii) any such partial reduction shall be in an aggregate amount of $1,000,000 or any whole multiple of $100,000 in excess thereof. Notwithstanding the foregoing, the Borrower may rescind or postpone any notice of termination of the Commitments if such termination would have resulted from a refinancing of all of the Loans, which refinancing shall not be consummated or otherwise shall be delayed.

(b) Mandatory. The Commitment of each Lender shall be automatically and permanently reduced to $0 upon the making of such Lender’s Loan pursuant to Section 2.01.

(c) Application of Commitment Reductions; Payment of Fees. The Administrative Agent will promptly notify the Lenders of any termination or reduction of the unused Commitments under this Section 2.07. Upon any reduction of unused Commitments, the Commitment of each Lender shall be reduced by such Lender’s Pro Rata Share of the amount by which such Commitments are reduced (other than the termination of the Commitment of any Lender as provided in Section 3.07).

Section 2.08 Repayment of Loans.

(a) The Borrower shall repay to the Administrative Agent for the ratable account of the Lenders on the Maturity Date, the aggregate principal amount of all Loans outstanding on such date.

(b) For the avoidance of doubt, all Loans shall be repaid, whether pursuant to this Section 2.08 or otherwise, in the currency in which they were made.

Section 2.09 Interest.

(a) Subject to the provisions of Sections 2.09(b) and (e), (i) each Eurocurrency Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurocurrency Rate for such Interest Period plus the Applicable Rate and (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.

(b) The Borrower shall pay interest on past due amounts hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

(d) Interest on each Loan shall be payable in the currency in which each Loan was made.

(e) Notwithstanding anything to the contrary contained herein, prior to the fourth anniversary of the Closing Date, all regularly scheduled accrued interest due on any Interest Payment Date hereunder shall not be paid in cash but shall be deferred (“Deferred Interest”),” with the amount of such Deferred Interest thereafter to bear interest on the same terms and at the same rate, and to be due and payable in cash at the same time or times, as the principal of the Loans on which it originally accrued as such Loans are continued or converted hereunder from time to time. Following each such Interest Payment Date, all references herein and in the other Loan Documents to a Loan or the principal of a Loan shall be deemed to include all Deferred Interest on such Loan.

Section 2.10 Prepayment and Other Fees.

(a) Prepayment Premium. Each voluntary prepayment of the Loans pursuant to Section 2.06(a) and each prepayment of the Loans with the proceeds of Indebtedness (which for the avoidance of doubt shall be deemed to include any refinancing of the Loans contemporaneous with a transaction that would constitute a Change of Control if the Loans were not so refinanced) shall be subject to the payment of a prepayment premium in an amount equal to (a) in the case of a prepayment or repayment made on or prior to the second anniversary of the Closing Date (but subject to Section 2.10(b) below), the Make-Whole Premium with respect to the principal amount of such prepayment or repayment, (b) in the case of a prepayment or repayment made after the second anniversary of the Closing Date and on or before the third anniversary of the Closing Date, 2.0% of the aggregate principal amount of the Loans that are so prepaid or repaid, (c) in the case of a prepayment or repayment made after the third anniversary of the Closing Date and on or before the fourth anniversary of the Closing Date, 1.0% of the aggregate principal amount of the Loans that are so prepaid or repaid, and (d) in the case of any prepayment or repayment made after the fourth anniversary of the Closing Date, zero.

(b) Notwithstanding Section 2.10(a) above, if prior to the second anniversary of the Closing Date, the Borrower prepays up to 35% of the original aggregate principal of the Loans (plus Deferred Interest thereon) with the net proceeds from a Qualifying IPO or any other equity investment in the Borrower, then the prepayment premium on such principal amount of the Loans so prepaid shall be an amount equal to the lesser of (i) the Make-Whole Premium with respect to the principal amount of such prepayment and (ii) such principal amount multiplied by a percentage equal to the weighted average interest rate on the Loans at the time of such prepayment; provided that at least 50% of the aggregate principal amount of the Loans originally incurred on the Closing Date (plus Deferred Interest thereon) remains outstanding immediately following such prepayment.

(c) Other Fees. The Borrower shall pay to the Agents such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever (except as expressly agreed between the Borrower and the applicable Agent.)

Section 2.11 Computation of Interest and Fees. All computations of interest for Base Rate Loans when the Base Rate is determined by the Prime Rate shall be made on the basis of a year of three hundred and sixty-five (365) days or three hundred and sixty-six (366) days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a three hundred and sixty (360) day year and actual days elapsed. Interest shall accrue on each Loan for the day on which such Loan is made, and shall not accrue on such Loan, or any portion thereof, for the day on which such Loan or such portion is paid; provided that any such Loan that is repaid on the same day on which it is made shall, subject to Section 2.13(a), bear interest for one (1) day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

For purposes of the Interest Act (Canada), whenever any interest or fee under this Agreement is calculated using a rate based on a number of days less than a full year, such rate determined pursuant to such calculation, when expressed as an annual rate, is equivalent to (x) the applicable rate based on a year of 360, 365 or 366 days, as the case may be, (y) multiplied by the actual number of days in the calendar year in which the period for which such interest or fee is payable (or compounded) ends, and (z) divided by the number of days based on which such rate is calculated. The principle of deemed reinvestment of interest does not apply to any interest calculation under this Agreement. The rates of interest stipulated in this Agreement are intended to be nominal rates and not effective rates or yields.

Section 2.12 Evidence of Indebtedness.

(a) The Borrowings made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and evidenced by one or more entries in the Register maintained by the Administrative Agent, acting solely for purposes of Treasury Regulation Section 5f.103-1(c), as agent for the Borrower, in each case in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be prima facie evidence absent manifest error of the amount of the Loans made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note payable to such Lender, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b) [Reserved].

(c) Entries made in good faith by the Administrative Agent in the Register pursuant to Section 2.12(a), and by each Lender in its account or accounts pursuant to Section 2.12(a), shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement and the other Loan Documents, absent manifest error; provided that the failure of the Administrative Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrower under this Agreement and the other Loan Documents.

Section 2.13 Payments Generally.

(a) All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars in immediately available funds not later than 3:00 p.m.

(New York City time) on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Pro Rata Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Applicable Lending Office. All payments received by the Administrative Agent after 3:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.

(b) If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be; provided that, if such extension would cause payment of interest on or principal of Eurocurrency Rate Loans to be made in the next succeeding calendar month, such payment shall be made on the immediately preceding Business Day.

(c) Unless the Borrower or any Lender has notified the Administrative Agent, prior to the date any payment is required to be made by it to the Administrative Agent hereunder, that the Borrower or such Lender, as the case may be, will not make such payment, the Administrative Agent may assume that the Borrower or such Lender, as the case may be, has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to the Person entitled thereto. If and to the extent that such payment was not in fact made to the Administrative Agent in immediately available funds, then:

(i) if the Borrower failed to make such payment, each Lender shall forthwith on demand repay to the Administrative Agent the portion of such assumed payment that was made available to such Lender in immediately available funds, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Lender to the date such amount is repaid to the Administrative Agent in immediately available funds at the Federal Funds Rate; and

(ii) if any Lender failed to make such payment, such Lender shall forthwith on demand pay to the Administrative Agent the amount thereof in immediately available funds, together with interest thereon for the period from the date such amount was made available by the Administrative Agent to the Borrower to the date such amount is recovered by the Administrative Agent (the “Compensation Period”) at a rate per annum equal to the Federal Funds Rate. When such Lender makes payment to the Administrative Agent (together with all accrued interest thereon), then such payment amount (excluding the amount of any interest which may have accrued and been paid in respect of such late payment) shall constitute such Lender’s Loan included in the applicable Borrowing. If such Lender does not pay such amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent may make a demand therefor upon the Borrower, and the Borrower shall pay such amount to the Administrative Agent, together with interest thereon for the Compensation Period at a rate per annum equal to the rate of interest applicable to the applicable Borrowing. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which the Administrative Agent or the Borrower may have against any Lender as a result of any default by such Lender hereunder.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this Section 2.13(c) shall be conclusive, absent manifest error.

(d) If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Borrowing set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(e) The obligations of the Lenders hereunder to make Loans are several and not joint. The failure of any Lender to make any Loan on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan.

(f) Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(g) Whenever any payment received by the Administrative Agent under this Agreement or any of the other Loan Documents is insufficient to pay in full all amounts due and payable to the Administrative Agent and the Lenders under or in respect of this Agreement and the other Loan Documents on any date, such payment shall be distributed by the Administrative Agent and applied by the Administrative Agent and the Lenders in the order of priority set forth in Section 8.04. If the Administrative Agent receives funds for application to the Obligations of the Borrower under or in respect of the Loan Documents under circumstances for which the Loan Documents do not specify the manner in which such funds are to be applied, the Administrative Agent may, but shall not be obligated to, elect to distribute such funds to each of the Lenders in accordance with such Lender’s pro rata Share of the Outstanding Amount of all Loans outstanding at such time, in repayment or prepayment of such of the outstanding Loans or other Obligations then owing to such Lender.

Section 2.14 Sharing of Payments. If, other than as expressly provided elsewhere herein, any Lender shall obtain on account of the Loans made by it, any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) in excess of its ratable share (or other share contemplated hereunder) thereof, such Lender shall immediately (a) notify the Administrative Agent of such fact, and (b) purchase from the other Lenders such participations in the Loans made by them, as shall be necessary to cause such purchasing Lender to share the excess payment in respect of such Loans, pro rata with each of them; provided that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by the purchasing Lender in its discretion), such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered, without further interest thereon. The Borrower agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by applicable Law, exercise all its rights of payment (including the right of setoff, but subject to Section 10.09) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section 2.14 and will in each case notify the Lenders following any such purchases or repayments. Each Lender that purchases a participation pursuant to this Section 2.14 shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.

Section 2.15 Structural Changes . (a) If (i) an Incremental Amendment (as defined in the First Lien Credit Agreement and/or the Second Lien Credit Agreement) is entered into pursuant to the terms thereof and (ii) the Incremental Borrower (as defined in the First Lien Credit Agreement and/or the Second Lien Credit Agreement) is a direct or indirect holding company of the Borrower, then the Borrower and the Administrative Agent shall enter into, and shall be authorized to enter into, an amendment to this Agreement in form and substance reasonably satisfactory to the Administrative Agent and the Borrower (the “Permitted Amendment”) pursuant to which references to the Company in this Agreement immediately prior to such Permitted Amendment shall be deemed to be (except where the context otherwise requires), from and after the effectiveness of such Permitted Amendment, such Incremental Borrower. Such Permitted Amendment shall provide, among other things, that:

(i) all incurrence tests and other provisions calculated prior to such Permitted Amendment by reference to the financial performance or circumstance of the Company and its Restricted Subsidiaries (including without limitation Capital Expenditure, Capitalized Software Expenditures, Consolidated EBITDA, Consolidated Lease Expense, Consolidated Senior Secured Debt, Consolidated Total Debt, Consolidated Working Capital, Cumulative Excess Cash Flow and Excess Cash Flow) shall be, immediately following such Permitted Amendment, calculated by reference to the financial performance or circumstance of such Incremental Borrower and its Restricted Subsidiaries provided that it is understood and agreed that (A) the applicable maximum or minimum financial ratios or amounts shall not be amended and (B) such incurrence tests and other calculations shall be determined without giving effect to the Loans or any other Indebtedness of the Borrower not guaranteed by the Incremental Borrower or any of its other Subsidiaries.

(ii) solely in connection with consummation of an acquisition previously identified to the Administrative Agent and the financing thereof, (A) for purposes of Sections 7.02(j)(ii), 7.03(u)(ii) and 7.03(v)(ii), the incurrence tests set forth therein shall be calculated as if the Loans were Second Lien Loans of the Company at such time, (B) the ratio set forth in the definition of Senior Secured Incurrence Test shall be deemed to be 7.25:1.00 and (C) the ratio set forth in Section 7.03(u)(ii) shall be deemed to be 7.25:1.00;

(iii) save as provided in this Section 2.15(a) or as the context otherwise requires references to the Company in this Agreement immediately prior to such Permitted Amendment shall include, from and after the effectiveness of such Permitted Amendment, such Incremental Borrower;

(iv) except as set forth in clause (a)(i) above, all representations and warranties, covenants and Events of Default contained in this Agreement applicable to the Company (immediately prior to such Permitted Amendment) and its Subsidiaries or Restricted Subsidiaries on a consolidated basis shall be modified to apply to such Incremental Borrower and its Subsidiaries and Restricted Subsidiaries, as the case may be, on a consolidated basis unless otherwise mutually determined by the Administrative Agent and the Borrower; and

(v) references in this Agreement and the other Loan Documents to the Company and an Intermediate Holding Company shall be modified to be references to such Incremental Borrower to the extent appropriate as mutually determined by the Administrative Agent and the Borrower.

(a) This Section 2.15 shall supersede any provision in Section 2.14 or 10.01 to the contrary.

ARTICLE III

Taxes, Increased Costs Protection and Illegality

Section 3.01 Taxes.

(a) Except as provided in this Section 3.01, any and all payments by the Borrower to or for the account of any Agent or any Lender under any Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and all liabilities (including additions to tax, penalties and interest) with respect thereto, excluding the Excluded Taxes (all such non-excluded taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and liabilities being hereinafter referred to as “Taxes”). If the Borrower shall be required by any Laws to deduct any Taxes from or in respect of any sum payable under any Loan Document to any Agent or any Lender, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.01), each of such Agent and such Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions, (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable Laws, and (iv) within thirty (30) days after the date of such payment (or, if receipts or evidence are not available within thirty (30) days, as soon as possible thereafter), the Borrower shall furnish to such Agent or Lender (as the case may be) the original or a facsimile copy of a receipt evidencing payment thereof to the extent such a receipt is issued therefor, or other written proof of payment thereof that is reasonably satisfactory to the Administrative Agent. If the Borrower fails to pay any Taxes when due to the appropriate taxing authority or fails to remit to any Agent or any Lender the required receipts or other required documentary evidence, the Borrower shall indemnify such Agent and such Lender for any Taxes that may become payable by such Agent or such Lender arising out of such failure.

(b) In addition, the Borrower agrees to pay any and all present or future stamp, court or documentary taxes and any other excise, property, intangible or mortgage recording taxes or charges or similar levies which arise from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Loan Document excluding, in each case, such amounts that result from an Assignment and Assumption, grant of a Participation, transfer or assignment to or designation of a new Applicable Lending Office or other office for receiving payments under any Loan Document, except to the extent that any such change is requested in writing by the Borrower (all such non-excluded taxes described in this Section 3.01(b) being hereinafter referred to as “Other Taxes”).

(c) The Borrower agrees to indemnify each Agent and each Lender for (i) the full amount of Taxes and Other Taxes (including any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable and paid under this Section 3.01) payable by such Agent and such Lender and (ii) any reasonable expenses arising therefrom or with respect thereto, in each case whether or not such Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Such Agent or Lender, as the case may be, will, at the Borrower’s request, (A) provide the Borrower with a written statement thereof setting forth in reasonable detail the basis and calculation of such amounts or (B) have the amount of such Taxes or Other Taxes verified by an independent account. Payment under this Section 3.01(c) shall be made within ten (10) days after the date such Lender or such Agent makes a demand therefor.

(d) If any Lender or Agent determines, in its reasonable discretion, that it has received a refund in respect of any Taxes or Other Taxes as to which indemnification or additional amounts have been paid to it by the Borrower pursuant to this Section 3.01, it shall promptly remit such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 3.01 with respect to the Taxes or Other Taxes giving rise to such refund plus any interest included in such refund by the relevant taxing authority attributable thereto) to the Borrower, net of all reasonable out-of-pocket expenses of the Lender or Agent, as the case may be and without interest (other than any interest paid by the relevant taxing authority with respect to such refund); provided that the Borrower, upon the request of the Lender or Agent, as the case may be, agrees promptly to return such refund to such party in the event such party is required to repay such refund to the relevant taxing authority. Such Lender or Agent, as the case may be, shall, at the Borrower’s request, provide the Borrower with a copy of any notice of assessment or other evidence of the requirement to repay such refund received from the relevant taxing authority (provided that such Lender or Agent may delete any information therein that such Lender or Agent deems confidential). Nothing herein contained shall interfere with the right of a Lender or Agent to arrange its tax affairs in whatever manner it thinks fit nor oblige any Lender or Agent to claim any tax refund or to make available its tax returns or disclose any information relating to its tax affairs or any computations in respect thereof or require any Lender or Agent to do anything that would prejudice its ability to benefit from any other refunds, credits, reliefs, remissions or repayments to which it may be entitled.

(e) Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 3.01(a) or (c) with respect to such Lender it will, if requested by the Borrower, use commercially reasonable efforts (subject to legal and regulatory restrictions) to designate another Applicable Lending Office for any Loan affected by such event; provided that such efforts are made on terms that, in the judgment of such Lender, cause such Lender and its

Applicable Lending Office(s) to suffer no material economic, legal or regulatory disadvantage, and provided further that nothing in this Section 3.01(d) shall affect or postpone any of the Obligations of the Borrower or the rights of such Lender pursuant to Section 3.01(a) or (c).

Section 3.02 Illegality.

If any Lender determines that any Law has made it unlawful, or that any Governmental Authority that is a court, statutory board or commission has asserted that it is unlawful, for any Lender or its Applicable Lending Office to make, maintain or fund Eurocurrency Rate Loan, to determine or charge interest rates based upon the Eurocurrency Rate as contemplated by this Agreement, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, (A) any obligation of such Lender to make or continue Eurocurrency Rate Loans or to convert Base Rate Loans to Eurocurrency Rate Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist, (B) upon receipt of such notice, the Borrower shall upon demand from such Lender (with a copy to the Administrative Agent), prepay in the case of Eurocurrency Rate Loans that have become unlawful or, if applicable, convert all Eurocurrency Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurocurrency Rate Loans to such day, or promptly, if such Lender may not lawfully continue to maintain such Eurocurrency Rate Loans, (C) upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted and all amounts due, if any, in connection with such prepayment or conversion under Section 3.05. Each Lender agrees to designate a different Applicable Lending Office if such designation will avoid the need for any such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.

Section 3.03 Inability to Determine Rates. If the Required Lenders determine that for any reason adequate and reasonable means do not exist for determining the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan, or that the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, or that Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and the Interest Period of such Eurocurrency Rate Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain Eurocurrency Rate Loans shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurocurrency Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

Section 3.04 Increased Cost and Reduced Return; Capital Adequacy; Reserves on Eurocurrency Rate Loans.

(a) If any Lender determines that as a result of the introduction of or any Change in Law or a change in the interpretation of any Law, in each case after the date hereof, or such Lender’s compliance therewith, there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining any Eurocurrency Rate Loan, or a reduction in the amount received or receivable by such Lender in connection with any of the foregoing (excluding for purposes of this Section 3.04(a) any such increased costs or reduction in amount resulting from (i) Taxes or Other Taxes covered by Section 3.01, (ii) the imposition of, or any change in the rate of, any taxes imposed on or measured by net income (including branch profits) and franchise (and similar) taxes imposed in lieu of net income taxes payable by such Lender, or (iii) reserve requirements contemplated by Section 3.04(c)), then from time to time within fifteen (15) days after demand by such Lender setting forth in reasonable detail such increased costs (with a copy of such demand to the Administrative Agent given in accordance with Section 3.06), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such increased cost or reduction.

(b) If any Lender determines that the introduction of any Law regarding capital adequacy or any change therein or in the interpretation thereof, in each case after the date hereof, or compliance by such Lender (or its Applicable Lending Office) therewith, has the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of such Lender’s obligations hereunder (taking into consideration its policies with respect to capital adequacy and such Lender’s desired return on capital), then from time to time upon demand of such Lender setting forth in reasonable detail the charge and the calculation of such reduced rate of return (with a copy of such demand to the Administrative Agent given in accordance with Section 3.06), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such reduction within fifteen (15) days after receipt of such demand.

(c) The Borrower shall pay to each Lender, (i) as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits, additional interest on the unpaid principal amount of each Eurocurrency Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive in the absence of manifest error), and (ii) as long as such Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any other central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Eurocurrency Rate Loans, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitment or Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent manifest error) which in each case shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower shall have received at least fifteen (15) days’ prior notice (with a copy to the Administrative Agent) of such additional interest or cost from such Lender. If a Lender fails to give notice fifteen (15) days prior to the relevant Interest Payment Date, such additional interest or cost shall be due and payable fifteen (15) days from receipt of such notice.

(d) Subject to Section 3.06(b), failure or delay on the part of any Lender to demand compensation pursuant to this Section 3.04 shall not constitute a waiver of such Lender’s right to demand such compensation.

(e) If any Lender requests compensation under this Section 3.04, then such Lender will, if requested by the Borrower, use commercially reasonable efforts to designate another Applicable Lending Office for any Loan affected by such event; provided that such efforts are made on terms that, in the reasonable judgment of such Lender, cause such Lender and its Applicable Lending Office(s) to suffer no material economic, legal or regulatory disadvantage; and provided further that nothing in this Section 3.04(e) shall affect or postpone any of the Obligations of the Borrower or the rights of such Lender pursuant to Section 3.04(a), (b), (c) or (d).

Section 3.05 Funding Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Eurocurrency Rate Loan on a day other than the last day of the Interest Period for such Loan; or

(b) any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Eurocurrency Loan on the date or in the amount notified by the Borrower;

including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurocurrency Rate Loan made by it at the Eurocurrency Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurocurrency Rate Loan was in fact so funded.

Section 3.06 Matters Applicable to All Requests for Compensation.

(a) Any Agent or any Lender claiming compensation under this Article III shall deliver a certificate to the Borrower setting forth the additional amount or amounts to be paid to it hereunder which shall be conclusive in the absence of manifest error. In determining such amount, such Agent or such Lender may use any reasonable averaging and attribution methods.

(b) With respect to any Lender’s claim for compensation under Sections 3.01, 3.02, 3.03 or 3.04, the Borrower shall not be required to compensate such Lender for any amount incurred more than one hundred and eighty (180) days prior to the date that such Lender notifies the Borrower of the event that gives rise to such claim; provided that, if the circumstance giving rise to such claim is retroactive, then such 180-day period referred to above shall be extended to include the period of retroactive effect thereof. If any Lender requests compensation by the Borrower under Section 3.04, the Borrower may, by notice to such Lender (with a copy to the Administrative Agent), suspend the obligation of such Lender to make or continue Eurocurrency Rate Loans from one Interest Period to another, or to convert Base Rate Loans into Eurocurrency

Rate Loans, until the event or condition giving rise to such request ceases to be in effect (in which case the provisions of Section 3.06(c) shall be applicable); provided that such suspension shall not affect the right of such Lender to receive the compensation so requested.

(c) If the obligation of any Lender to make or continue any Eurocurrency Rate Loan from one Interest Period to another, or to convert Base Rate Loans into Eurocurrency Rate Loans shall be suspended pursuant to Section 3.06(b) hereof, such Lender’s Eurocurrency Rate Loans shall be automatically converted into Base Rate Loans on the last day(s) of the then current Interest Period(s) for such Eurocurrency Rate Loans (or, in the case of an immediate conversion required by Section 3.02, on such earlier date as required by Law) and, unless and until such Lender gives notice as provided below that the circumstances specified in Section 3.01, 3.02, 3.03 or 3.04 hereof that gave rise to such conversion no longer exist:

(i) to the extent that such Lender’s Eurocurrency Rate Loans have been so converted, all payments and prepayments of principal that would otherwise be applied to such Lender’s Eurocurrency Rate Loans shall be applied instead to its Base Rate Loans; and

(ii) all Loans that would otherwise be made or continued from one Interest Period to another by such Lender as Eurocurrency Rate Loans shall be made or continued instead as Base Rate Loans, and all Base Rate Loans of such Lender that would otherwise be converted into Eurocurrency Rate Loans shall remain as Base Rate Loans.

(d) If any Lender gives notice to the Borrower (with a copy to the Administrative Agent) that the circumstances specified in Section 3.01, 3.02, 3.03 or 3.04 hereof that gave rise to the conversion of such Lender’s Eurocurrency Rate Loans pursuant to this Section 3.06 no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when Eurocurrency Rate Loans made by other Lenders are outstanding, such Lender’s Base Rate Loans shall be automatically converted to Eurocurrency Rate Loans, on the first day(s) of the next succeeding Interest Period(s) for such outstanding Eurocurrency Rate Loans, to the extent necessary so that, after giving effect thereto, all Loans held by the Lenders holding Eurocurrency Rate Loans and by such Lender are held pro rata (as to principal amounts, interest rate basis, and Interest Periods) in accordance with their respective Commitments.

Section 3.07 Replacement of Lenders under Certain Circumstances.

(a) If at any time (i) any Lender requests reimbursement for amounts owing pursuant to Section 3.01 or 3.04 as a result of any condition described in such Sections or any Lender ceases to make Eurocurrency Rate Loans as a result of any condition described in Section 3.02 or Section 3.04 or (ii) any Lender becomes a Non-Consenting Lender, then the Borrower may, on ten (10) Business Days’ prior written notice to the Administrative Agent and such Lender, replace such Lender by requiring such Lender to (and such Lender shall be obligated to) assign pursuant to Section 10.07(b) (with the assignment fee to be paid by the Borrower in such instance) all of its rights and obligations under this Agreement to one or more Eligible Assignees; provided that neither the Administrative Agent nor any Lender shall have any obligation to the Borrower to find a replacement Lender or other such Person; and provided further that (A) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments and (B) in the case of any such assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable Eligible Assignees shall have agreed to the applicable departure, waiver or amendment of the Loan Documents.

(b) Any Lender being replaced pursuant to Section 3.07(a) above shall (i) execute and deliver an Assignment and Assumption with respect to such Lender’s Commitment and outstanding Loans and (ii) deliver Notes, if any, evidencing such Loans to the Borrower or Administrative Agent. Pursuant to such Assignment and Assumption, (A) the assignee Lender shall acquire all or a portion, as the case may be, of the assigning Lender’s Commitment and outstanding Loans, (B) all obligations of the Borrower owing to the assigning Lender relating to the Loans so assigned shall be paid in full by the assignee Lender to such assigning Lender concurrently with such assignment and assumption and (C) upon such payment and, if so requested by the assignee Lender, the assignor Lender shall deliver to the assignee Lender the appropriate Note or Notes executed by the Borrower, the assignee Lender shall become a Lender hereunder and the assigning Lender shall cease to constitute a Lender hereunder with respect to such assigned Loans and Commitments, except with respect to indemnification provisions under this Agreement, which shall survive as to such assigning Lender.

(c) [Reserved].

(d) In the event that (i) the Borrower or the Administrative Agent has requested that the Lenders consent to a departure or waiver of any provisions of the Loan Documents or agree to any amendment thereto, (ii) the consent, waiver or amendment in question requires the agreement of all affected Lenders in accordance with the terms of Section 10.01 and (iii) the Required Lenders have agreed to such consent, waiver or amendment, then any Lender who does not agree to such consent, waiver or amendment shall be deemed a “Non-Consenting Lender”.

Section 3.08 Survival. All of the Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder.

ARTICLE IV

Conditions Precedent to Closing Date

Section 4.01 Conditions of Closing Date. The obligation of each Lender to make its Loans hereunder on the Closing Date is subject to satisfaction of the following conditions precedent except as otherwise agreed between the Borrower and the Administrative Agent:

(a) The Administrative Agent’s receipt of the following, each of which shall be originals or facsimiles (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each in form and substance reasonably satisfactory to the Administrative Agent and its legal counsel:

(i) executed counterparts of this Agreement;

(ii) a Note executed by the Borrower in favor of each Lender that has requested a Note at least five (5) Business Days in advance of the Closing Date;

(iii) such certificates (including a certificate substantially in the form of Exhibit F) of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of the Borrower as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents;

(iv) an opinion from Simpson Thacher & Bartlett LLP, New York, counsel to the Borrower, substantially in the form of Exhibit F-1;

(v) an opinion from each of Fasken Martineau DuMoulin LLP and Burnet, Duckworth & Palmer LLP, each Canadian counsel to the Borrower, substantially in the form of Exhibit F-2 and Exhibit F-3, respectively;

(vi) a certificate signed by a Responsible Officer of the Borrower certifying that since March 31, 2007 there has been no Closing Date Material Adverse Effect;

(vii) a certificate attesting to the Solvency of the Borrower and its Subsidiaries (taken as a whole) on the Closing Date after giving effect to the Transaction, from a Responsible Officer of the Borrower;

(viii) a Committed Loan Notice, relating to the Borrowing to be made on the Closing Date; and

(ix) good standing certificate or certificate of status, as applicable and bring-down telegrams or facsimiles, for the Borrower.

(b) All fees and expenses required to be paid hereunder and invoiced prior to the Closing Date shall have been paid in full in cash or will be paid on the Closing Date out of the initial Borrowing.

(c) Prior to or simultaneously with the Borrowing on the Closing Date, (i) the Equity Contribution shall have been consummated and (ii) the Acquisition shall be consummated in accordance with the terms of the Purchase Agreement (without giving effect to any amendments or waivers thereto that are materially adverse to the Lenders without the reasonable consent of the Administrative Agent (which consent shall not be unreasonably withheld or delayed)).

(d) To the extent Equity Interests other than common Equity Interests were issued in connection with the Equity Contribution, such issuance shall be on terms and conditions, and pursuant to documentation, reasonably satisfactory to the Administrative Agent to the extent material to the interests of the Lenders.

(e) The Shareholder Loans shall be on terms and conditions, and pursuant to documentation, reasonably satisfactory to the Administrative Agent to the extent material to the interests of the Lenders.

(f) The Administrative Agent shall have received (i) the Audited Financial Statements and the audit report for such financial statements, (ii) the Pro Forma Financial Statements.

(g) All Indebtedness of the Company and its Subsidiaries under the Existing Credit Agreement shall have been repaid in full, together with all fees and other amounts owing thereon, all commitments under the Existing Credit Agreement shall have been terminated and (except with respect to the Existing Letters of Credit (as defined in the First Lien Credit Agreement) as provided in Section 2.04(a) thereof) all letters of credit issued pursuant to the Existing Credit Agreements shall have been terminated or incorporated into the First Lien Credit Agreement, all as set forth in the respective payoff letters from each of the respective agents for the Existing Credit Agreement.

(h) The representations and warranties of the Borrower contained in Article V or any other Loan Document (except the representations contained in Sections 5.03, 5.05, 5.06, 5.07, 5.08, 5.09, 5.10, 5.11, 5.13, 5.14, 5.15 and 5.16 and in any other Loan Document; it being understood and agreed that such non-excluded representations are the only representations being made by the Borrower on the Closing Date) shall be true and correct in all material respects on and as of the Closing Date; provided that, to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date; provided further that any representation and warranty that is qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates.

(i) No Default shall exist, or would result from such proposed Borrowing or from the application of the proceeds therefrom.

Each Committed Loan Notice (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Eurocurrency Rate Loans) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.01(h) and (i) have been satisfied on and as of the date of the applicable Borrowing.

ARTICLE V

Representations and Warranties

The Borrower represents and warrants to the Agents and the Lenders that:

Section 5.01 Existence, Qualification and Power; Compliance with Laws. The Borrower and each Restricted Subsidiary (a) is a Person duly incorporated, amalgamated, organized or formed, and validly existing and in good standing under the Laws of the jurisdiction of its incorporation, amalgamation or organization, (b) has all requisite power and authority to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, (d) is in compliance with all Laws, orders, writs, injunctions and orders and (e) has all requisite governmental licenses, authorizations, consents and approvals to operate its business as currently conducted; except in each case referred to in clause (c), (d) or (e), to the extent that failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.02 Authorization; No Contravention. The execution, delivery and performance by the Borrower of each Loan Document to which it is a party, and the consummation of the Transaction, are within the Borrower’s corporate or other powers, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of the Borrower’s Organization Documents, (b) conflict with or result in any breach or contravention of, or the creation of any Lien under (other than as permitted by Section 7.01), or require any payment to be made under (i) any Contractual Obligation to which the Borrower is a party or affecting the Borrower or the properties of the Borrower or any of its Subsidiaries or (ii) any material order, injunction, writ or decree of any Governmental Authority or any arbitral award to which the Borrower or its property is subject; or (c) violate any material Law; except with respect to any conflict, breach or contravention or payment (but not creation of Liens) referred to in clause (b)(i), to the extent that such conflict, breach, contravention or payment could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.03 Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, the Borrower of this Agreement or any other Loan Document, or for the consummation of the Transaction, (b) the exercise by the Administrative Agent or any Lender of its rights under the Loan Documents except for (i) the approvals, consents, exemptions, authorizations, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect and (iii) those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.04 Binding Effect. This Agreement and each other Loan Document has been duly executed and delivered by the Borrower. This Agreement and each other Loan Document constitutes a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except as such enforceability may be limited by Debtor Relief Laws and by general principles of equity.

Section 5.05 Financial Statements; No Material Adverse Effect.

(a) (i) The Audited Financial Statements and Unaudited Financial Statements fairly present in all material respects the financial condition of the Business as of the dates thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the periods covered thereby, except as otherwise disclosed to the Administrative Agent prior to the Closing Date.

(ii) The unaudited pro forma consolidated balance sheet of the Company and its Subsidiaries as at June 30, 2007 (including the notes thereto) (the “Pro Forma Balance Sheet”) and the unaudited pro forma consolidated statement of operations of the Company and its Subsidiaries for the 12 month period ending on June 30, 2007 (together with the Pro Forma Balance Sheet, the “Pro Forma Financial Statements”), copies of which have heretofore been furnished to the Administrative Agent, have been prepared giving effect (as if such events had occurred on such date or at the beginning of such periods, as the case may be) to the Transaction and each material acquisition by the Company or any of its Subsidiaries consummated after March 31, 2007 and prior to the Closing Date. The Pro Forma Financial Statements have been prepared in good faith, based on assumptions believed by the Borrower to be reasonable as of the date of delivery thereof, and present fairly in all material respects on a pro forma basis the estimated financial position of the Company and its Subsidiaries as at June 30, 2007 and their estimated results of operations for the periods covered thereby, assuming that the events specified in the preceding sentence had actually occurred at such date or at the beginning of the periods covered thereby.

(b) Since the Closing Date, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

(c) The forecasts of consolidated balance sheets, income statements and cash flow statements of the Business for each fiscal year ending after the Closing Date until the seventh anniversary of the Closing Date, copies of which have been furnished to the Administrative Agent prior to the Closing Date in a form reasonably satisfactory to it, have been prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed to be reasonable at the time of preparation of such forecasts, it being understood that actual results may vary from such forecasts and that such variations may be material.

Section 5.06 Litigation. Except as set forth on Schedule 5.06, there are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower, threatened in writing or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any Restricted Subsidiary or against any of their properties or revenues that either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 5.07 Ownership of Property; Liens. The Borrower and each of its Subsidiaries has good and defensible title in fee simple to, or valid leasehold interests in, or easements or other limited property interests in, all real property necessary in the ordinary conduct of its business, free and clear of all Liens except for minor defects in title that do not materially interfere with its ability to conduct its business or to utilize such assets for their intended purposes and Liens permitted by Section 7.01 and except where the failure to have such title or other interest could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.08 Environmental Compliance.

(a) There are no pending or, to the knowledge of the Borrower, threatened claims, actions, suits, or proceedings by or against the Borrower or any Subsidiary alleging potential liability or responsibility for violation of, or otherwise relating to, any applicable Environmental Law that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) there are no and never have been any underground or aboveground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed on any property currently owned, leased or operated by the Borrower or any Subsidiary or, to its knowledge, on any property formerly owned or operated by the Borrower or any Restricted Subsidiary; (ii) there is no asbestos or asbestos-containing material on any property currently owned or operated by the Borrower or any Subsidiary; and (iii) Hazardous Materials have not been released, discharged or disposed of by the Borrower or any Subsidiary at any location in a manner which would give rise to liability under applicable Environmental Laws.

(c) The properties currently or formerly owned, leased or operated by the Borrower and its Subsidiaries do not contain any Hazardous Materials in amounts or concentrations which (i) constitute a violation of, (ii) require remedial action under, or (iii) could give rise to liability under, applicable Environmental Laws, which violations, remedial actions and liabilities, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

(d) Neither the Borrower nor any of its Subsidiaries is undertaking, or has completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site or location, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any applicable Environmental Law except for such investigation or assessment or remedial or response action that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(e) All Hazardous Materials transported from any property currently or formerly owned or operated by the Borrower or any Subsidiary for off-site disposal have been disposed of in a manner not reasonably expected to result, individually or in the aggregate, in a Material Adverse Effect.

(f) Except as would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect, neither the Borrower nor any Subsidiary has contractually assumed any liability or obligation under or relating to any applicable Environmental Law.

(g) Except as would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect, the Loan Parties and each other Subsidiary and their respective businesses, operations and properties are and have been in compliance with all applicable Environmental Laws.

Section 5.09 Taxes. Except as could not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, the Borrower and each Restricted Subsidiary have timely filed all federal, provincial, state, municipal, foreign and other tax returns and reports required to be filed, and have timely paid all federal, provincial, state, municipal, foreign and other taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP.

Section 5.10 Compliance with ERISA. Except as would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each Plan is in compliance with the applicable provisions of ERISA, the Code and other Federal or state Laws.

Section 5.11 Subsidiaries; Equity Interests. As of the Closing Date, the Borrower has no Subsidiaries other than those specifically disclosed in Schedule 5.11, and all of the outstanding Equity Interests in the Borrower and the Material Subsidiaries have been validly issued, are fully paid and nonassessable and all Equity Interests owned by the Borrower are owned free and clear of all Liens except (i) those created under the First Lien Loan Documents and the Second Lien Loan Documents and (ii) any nonconsensual Lien that is permitted under Section 7.01. As of the Closing Date, Schedule 5.11 sets forth the name and jurisdiction of organization of each Subsidiary, and (b) sets forth the ownership interest the Borrower and any of its Subsidiaries in each of its Subsidiaries, including the percentage of such ownership.

Section 5.12 Margin Regulations; Investment Company Act. (a) The Borrower is not engaged nor will it engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock, and no proceeds of any Borrowings will be used for any purpose that violates Regulation U.

(a) None of the Borrower, any Person Controlling the Borrower or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940, as amended.

Section 5.13 Disclosure. No report, financial statement, certificate or other written information furnished by or on behalf of the Borrower to any Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or any other Loan Document (as modified or supplemented by other information so furnished) when taken as a whole contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information and pro forma financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time of preparation; it being understood that such projections may vary from actual results and that such variances may be material.

Section 5.14 Intellectual Property; Licenses, Etc. The Borrower and the Restricted Subsidiaries own, license or possess the right to use, all of the trademarks, service marks, trade names, domain names, copyrights, patents, patent rights, technology, software, know-how database rights, design rights and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses as currently conducted, and, to the knowledge of the Borrower, without violation of the rights of any Person, except to the extent such violations, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. To the knowledge of the Borrower, no such IP Rights infringe upon any rights held by any Person except for such infringements, individually or in the aggregate, which could not reasonably be expected to have a Material Adverse Effect. No claim or litigation regarding any such IP Rights, is pending or, to the knowledge of the Borrower, threatened against the Borrower or Subsidiary, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 5.15 Solvency. On the Closing Date after giving effect to the Transaction the Borrower, on a consolidated basis with its Subsidiaries, is Solvent.

Section 5.16 Pension Plans.

(a) The Canadian Pension Plans are duly registered under the Tax Act (if required to be so registered) and any other applicable Laws which require registration, have been administered in accordance with their terms, the Tax Act and such other applicable Laws and no event has occurred which could reasonably be expected to cause the loss of such registered status or result in a full or partial termination of a Canadian Pension Plan, except, in each case, to the extent that any failure to do so, or any such occurrence, could not reasonably be expected to have a Material Adverse Effect. All material obligations of the Borrower and any Restricted Subsidiary (including fiduciary, funding, investment and administration obligations) required to be performed in connection with the Canadian Pension Plans and the funding agreements therefor have been performed on a timely basis, except to the extent that any failure to do so could not reasonably be expected to have a Material Adverse Effect. There are no outstanding disputes concerning the assets of the Canadian Pension Plans or Canadian Benefit Plans that could reasonably be expected to have a Material Adverse Effect. All contributions or premiums required to be made or paid by the Borrower and any Restricted Subsidiary to the Canadian Pension Plans or Canadian Benefit Plans have been made on a timely basis in accordance with the terms of such plans and all applicable Laws, except to the extent that any failure to do so could not reasonably be expected to have a Material Adverse Effect. There have been no improper withdrawals or applications of the assets of the Canadian Pension Plans that could reasonably be expected to have a Material Adverse Effect. As of the Closing Date, no Canadian Pension Plan provides for pension benefit accruals on a defined benefit basis.

(b) Except where noncompliance would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, (i) each Foreign Plan has been maintained in compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders, and (ii) neither the Borrower nor any Restricted Subsidiary have incurred any obligations in connection with the termination of or withdrawal from any Foreign Plan. Except as would not reasonably be expected to result in a Material Adverse Effect, the present value of the accrued benefit liabilities (whether or not vested) under each Foreign Plan which is funded, determined as of the end of the most recently ended fiscal year of the Borrower or other Restricted Subsidiary (based on the actuarial assumptions used for purposes of the applicable jurisdiction’s financial reporting requirements), did not exceed the current value of the assets of such Foreign Plan, and for each Foreign Plan which is not funded, the obligations of such Foreign Plan are properly accrued.

ARTICLE VI

Affirmative Covenants

So long as any Lender shall have any Commitment hereunder or any Loan or other Obligation hereunder which is accrued and payable shall remain unpaid or unsatisfied, the Borrower shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02 and 6.03) cause each Restricted Subsidiary to:

Section 6.01 Financial Statements. Deliver to the Administrative Agent for prompt further distribution to each Lender:

(a) (i) as soon as available, but in any event within one hundred and twenty (120) days after the end of the first fiscal year ending after the Closing Date and within ninety (90) days after the end of each subsequent fiscal year of the Borrower, a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, stockholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of KPMG LLP or any other independent registered public accounting firm of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards;

(ii) as soon as available, but in any event within one hundred and twenty (120) days after the end of the first fiscal year ending after the Closing Date and within ninety (90) days after the end of each subsequent fiscal year of the Company, a consolidated balance sheet of the Company and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, stockholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of KPMG LLP or any other independent registered public accounting firm of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards;

(b) (i) as soon as available, but in any event within forty-five (45) days (or, solely in the case of the first three full fiscal quarters ending after the Closing Date, within sixty (60) days) after the end of each of the first three (3) fiscal quarters of each fiscal year of the Borrower (commencing with the first full fiscal quarter ended after the Closing Date), a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related (i) consolidated statements of income or operations for such fiscal quarter and for the portion of the fiscal year then ended and

(ii) consolidated statements of cash flows for the portion of the fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of the Borrower as fairly presenting in all material respects the financial condition, results of operations, stockholders’ equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end adjustments and the absence of footnotes; (ii) as soon as available, but in any event within forty-five (45) days (or, solely in the case of the first three full fiscal quarters ending after the Closing Date, within sixty (60) days) after the end of each of the first three (3) fiscal quarters of each fiscal year of the Company (commencing with the first full fiscal quarter ended after the Closing Date), a consolidated balance sheet of the Company and its Subsidiaries as at the end of such fiscal quarter, and the related (i) consolidated statements of income or operations for such fiscal quarter and for the portion of the fiscal year then ended and (ii) consolidated statements of cash flows for the portion of the fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of the Company as fairly presenting in all material respects the financial condition, results of operations, stockholders’ equity and cash flows of the Company and its Subsidiaries in accordance with GAAP, subject only to normal year-end adjustments and the absence of footnotes; and

(c) simultaneously with the delivery of each set of consolidated financial statements referred to in Sections 6.01(a) and (b) above (i) the related consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements, and (ii) the same consolidated financial statements prepared in accordance with the Accounting Principles, together with a reconciliation statement of GAAP against the Accounting Principles.

Notwithstanding the foregoing, the obligations in paragraphs (a) and (b) of this Section 6.01 may be satisfied with respect to financial information of the Borrower and its Subsidiaries by furnishing (A) the applicable financial statements of any direct or indirect parent of the Borrower that holds all of the Equity Interests of the Borrower or (B) the Borrower’s (or any direct or indirect parent thereof), as applicable, Form 10-K or 10-Q, as applicable, filed with the SEC or any comparable continuous disclosures made under the Ontario Securities Act; provided that, with respect to each of clauses (A) and (B), (i) to the extent such information relates to a parent of the Borrower, such information is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to the Borrower (or such parent), on the one hand, and the information relating to the Borrower and its Restricted Subsidiaries on a standalone basis, on the other hand and (ii) to the extent such information is in lieu of information required to be provided under Section 6.01(a), such materials are accompanied by a report and opinion of KPMG LLP or any other independent registered public accounting firm of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards.

Section 6.02 Certificates; Other Information. Deliver to the Administrative Agent for prompt further distribution to each Lender:

(a) no later than five (5) days after the delivery of the financial statements referred to in Section 6.01(a)(i) and (b)(i), a duly completed Compliance Certificate signed by a Responsible Officer of the Borrower;

(b) promptly after the same are publicly available, copies of all annual, regular, periodic and special reports and registration statements which the Borrower files with the SEC or with any Governmental Authority that may be substituted therefor (other than amendments to any registration statement (to the extent such registration statement, in the form it became effective, is delivered), exhibits to any registration statement and, if applicable, any registration statement on Form S-8) and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(c) promptly after the furnishing thereof, copies of any material requests or material notices received by the Borrower (other than in the ordinary course of business) or material statements or material reports furnished to any holder of debt securities of the Borrower or of any of its Subsidiaries having an aggregate outstanding principal amount greater than the Threshold Amount or pursuant to the terms of the First Lien Loan Documents or Second Lien Loan Documents, in each case, so long as the aggregate outstanding principal amount thereunder is greater than the Threshold Amount and not otherwise required to be furnished to the Lenders pursuant to any other clause of this Section 6.02;

(d) together with the delivery of the financial statements pursuant to Section 6.01(a) and each Compliance Certificate pursuant to Section 6.02(a), (i) a list of Subsidiaries that identifies each Subsidiary as a Restricted Subsidiary or an Unrestricted Subsidiary as of the date of delivery of such Compliance Certificate or a confirmation that there is no change in such information since the later of the Closing Date or the date of the last such list and (ii) such other information required by the Compliance Certificate;

(e) No later than ninety (90) days following the first day of each fiscal year of the Company (commencing with the fiscal year of the Company beginning on April 1, 2008), a budget for such fiscal year in form customarily prepared by the Company; and

(f) promptly, such additional information regarding the business, legal, financial or corporate affairs of the Borrower or any Restricted Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender through the Administrative Agent may from time to time reasonably request.

Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(c) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Borrower’s behalf on IntraLinks/IntraAgency or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) upon written request by the Administrative Agent, the Borrower shall deliver paper copies of such documents to the Administrative Agent for further distribution to each Lender until a written request to cease delivering paper copies is given by the Administrative Agent and (ii) the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding the foregoing, the Borrower shall deliver originally executed Compliance Certificates to the Administrative Agent (in addition to the electronic copies pursuant to the foregoing). Each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agent and maintaining its copies of such documents.

Section 6.03 Notices. Promptly after a Responsible Officer obtains actual knowledge thereof, notify the Administrative Agent:

(a) of the occurrence of any Default, which notice shall specify the nature thereof, the period of existence thereof and what action the Borrower proposes to take with respect thereto; and

(b) any litigation or governmental proceeding (including without limitation pursuant to any applicable Environmental Laws) pending against the Borrower or any of the Subsidiaries that could reasonably be expected to be determined adversely and, if so determined, to result in a Material Adverse Effect.

Section 6.04 [Reserved].

Section 6.05 Maintenance of Existence. (a) Preserve, renew and maintain in full force and effect its legal existence under the Laws of the jurisdiction of its organization and (b) take all reasonable action to maintain all rights, privileges (including its good standing), permits, licenses and franchises necessary or desirable in the normal conduct of its business, except in the case of clause (a) and (b), (i) to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect or (ii) pursuant to a transaction permitted by Section 7.04 or 7.05.

Section 6.06 Maintenance of Properties. Except if the failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (a) maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order, repair and condition, ordinary wear and tear excepted and casualty or condemnation excepted, and (b) make all necessary renewals, replacements, modifications, improvements, upgrades, extensions and additions thereof or thereto in accordance with prudent industry practice.

Section 6.07 Maintenance of Insurance. Maintain with financially sound and reputable insurance companies, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance reasonable and customary for similarly situated Persons engaged in the same or similar businesses as the Borrower and its Restricted Subsidiaries) as are customarily carried under similar circumstances by such other Persons.

Section 6.08 Compliance with Laws. Comply in all respects with the requirements of all Laws and all orders, writs, injunctions, decrees and judgments applicable to it or to its business or property (including without limitation Environmental Laws and ERISA), except if the failure to comply therewith could not, individually or in the aggregate reasonably be expected to have a Material Adverse Effect.

Section 6.09 Books and Records. Maintain proper books of record and account, in which entries that are full, true and correct in all material respects and are in conformity with GAAP consistently applied shall be made of all material financial transactions and matters involving the assets and business of the Borrower or such Subsidiary, as the case may be.

Section 6.10 Inspection Rights. Permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the reasonable expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided that, excluding any such visits and inspections during the continuation of an Event of Default, only the Administrative Agent on behalf of the Lenders may exercise rights of the Administrative Agent and the Lenders under this Section 6.10 and the Administrative Agent shall not exercise such rights more often than two (2) times during any calendar year absent the existence of an Event of Default and only one (1) such time shall be at the Borrower’s expense; provided further that when an Event of Default exists, the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance notice. The Administrative Agent and the Lenders shall give the Borrower the opportunity to participate in any discussions with the Borrower’s independent public accountants. Notwithstanding anything to the contrary in this Section 6.10, none of the Borrower or any Restricted Subsidiary will be required to disclose or permit the inspection or discussion of, any document, information or other matter (i) that constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by Law or any binding agreement or (iii) that is subject to attorney-client or similar privilege or constitutes attorney work product.

Section 6.11 [Reserved].

Section 6.12 Use of Proceeds. Use the proceeds of the Loans, whether directly or indirectly, in a manner consistent with the uses set forth in the preliminary statements to this Agreement.

Section 6.13 [Reserved].

Section 6.14 Designation of Subsidiaries. (a) Subject to Section 6.14(b) below, the board of directors of the Company may at any time designate any Restricted Subsidiary as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary. The designation of any Subsidiary as an Unrestricted Subsidiary shall constitute an Investment by the Company therein at the date of designation in an amount equal to the net book value of the Company’s investment therein. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the incurrence at the time of designation of any Indebtedness or Liens of such Subsidiary existing at such time.

(a) The Company may not (x) designate any Restricted Subsidiary as an Unrestricted Subsidiary, or (y) designate an Unrestricted Subsidiary as a Restricted Subsidiary, in each case unless:

(i) no Default or Event of Default exists or would result therefrom;

(ii) the Senior Secured Incurrence Test (calculated on a Pro Forma Basis) would be satisfied immediately after giving effect to such designation; and

(iii) in the case of clause (x) only, (A) the Subsidiary to be so designated does not (directly, or indirectly through its Subsidiaries) own any Equity Interests or Indebtedness of, or own or hold any Lien on any property of, the Borrower or any Restricted Subsidiary, and (B) neither the Borrower nor any Restricted Subsidiary shall at any time be directly or indirectly liable for any Indebtedness that provides that the holder thereof may (with the passage of time or notice or both) declare a default thereon or cause the payment thereof to be accelerated or payable prior to its stated maturity upon the occurrence of a default with respect to any Indebtedness, Lien or other obligation of any Unrestricted Subsidiary (including any right to take enforcement action against such Unrestricted Subsidiary).

Section 6.15 [Reserved].

Section 6.16 Payment of Taxes. The Borrower will pay and discharge, and will cause each of the Restricted Subsidiaries to pay and discharge, all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties belonging to it, in each case on a timely basis, and all lawful claims which, if unpaid, might become a lien or charge upon any properties of the Borrower or any of the Restricted Subsidiaries not otherwise permitted under this Agreement; provided that neither the Borrower nor any of the Restricted Subsidiaries shall be required to pay any such tax, assessment, charge, levy or claim which is being contested in good faith and by proper proceedings if it has maintained adequate reserves with respect thereto in accordance with GAAP.

Section 6.17 End of Fiscal Years; Fiscal Quarters. The Borrower will cause (i) its fiscal year to end on March 31 of each calendar year and (ii) its fiscal quarters to end on March 31, June 30, September 30 and December 31 of each calendar year, in each case unless otherwise approved by the Administrative Agent.

ARTICLE VII

Negative Covenants

So long as any Lender shall have any Commitment hereunder or any Loan or other Obligation hereunder which is accrued and payable shall remain unpaid or unsatisfied, the Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to, directly or indirectly:

Section 7.01 Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a) Liens pursuant to any Loan Document;

(b) Liens pursuant to the First Lien Loan Documents and/or Second Lien Loan Documents;

(c) Liens existing on the date hereof; provided that any Lien securing Indebtedness in excess of (x) $550,000 individually or (y) $1,650,000 in the aggregate (when taken together with all other Liens securing obligations outstanding in reliance on this clause (c) that are not listed on Schedule 7.01(c)) shall only be permitted to the extent such Lien is listed on Schedule 7.01(c);

(d) Liens for taxes, assessments or governmental charges which are not overdue for a period of more than thirty (30) days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person to the extent required in accordance with GAAP;

(e) statutory or common law Liens of landlords, carriers, warehousemen, mechanics, materialmen, repairmen, construction contractors or other like Liens arising in the ordinary course of business which secure amounts not overdue for a period of more than thirty (30) days or if more than thirty (30) days overdue, are unfiled (or if filed have been discharged or stayed) and no other action has been taken to enforce such Lien or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person to the extent required in accordance with GAAP;

(f) (i) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation and (ii) pledges and deposits in the ordinary course of business securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Borrower or any Restricted Subsidiary;

(g) deposits to secure the performance of bids, trade contracts, governmental contracts and leases (other than Indebtedness for borrowed money), statutory obligations, surety, stay, customs and appeal bonds, performance bonds and other obligations of a like nature (including those to secure health, safety and environmental obligations) incurred in the ordinary course of business;

(h) easements, rights-of-way, restrictions, encroachments, protrusions and other similar encumbrances and minor title defects affecting real property which, in the aggregate, do not in any case materially interfere with the ordinary conduct of the business of the Borrower or any Material Subsidiary and any exception on the title polices issued in connection with the Mortgaged Property (as defined in the First Lien Loan Documents);

(i) Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h);

(j) Liens securing Indebtedness permitted under Section 7.03(f); provided that (i) such Liens attach concurrently with or within two hundred and seventy (270) days after the acquisition, construction, repair, replacement or improvement (as applicable) of the property subject to such Liens, (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness, replacements thereof and additions and accessions to such property and the proceeds and the products thereof and customary security deposits, and (iii) with respect to Capitalized Leases, such Liens do not at any time extend to or cover any assets (except for additions and accessions to such assets, replacements and products thereof and customary security deposits) other than the assets subject to such Capitalized Leases; provided that individual financings of equipment provided by one lender may be cross-collateralized to other financings of equipment provided by such lender;

(k) leases, licenses, subleases or sublicenses granted to others in the ordinary course of business which do not (i) interfere in any material respect with the business of the Borrower or any Material Subsidiary, taken as a whole, or (ii) secure any Indebtedness;

(l) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(m) Liens (i) of a collection bank (including those arising under Section 4-210 of the Uniform Commercial Code) on the items in the course of collection, (ii) attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business and (iii) in favor of a banking or other financial institution arising as a matter of law encumbering deposits or other funds maintained with a financial institution (including the right of set off) and which are within the general parameters customary in the banking industry;

(n) Liens (i) on cash advances in favor of the seller of any property to be acquired in an Investment permitted pursuant to Section 7.02(j) or (o) to be applied against the purchase price for such Investment and (ii) consisting of an agreement to Dispose of any property in a Disposition permitted under Section 7.05, in each case, solely to the extent such Investment or Disposition, as the case may be, would have been permitted on the date of the creation of such Lien;

(o) Liens on property of any Subsidiary securing Indebtedness incurred pursuant to Section 7.03(t) or (v);

(p) Liens in favor of the Borrower or a Restricted Subsidiary securing Indebtedness permitted under Section 7.03(e);

(q) Liens existing on property at the time of its acquisition or existing on the property of any Person at the time such Person becomes a Restricted Subsidiary (other than by designation as a Restricted Subsidiary pursuant to Section 6.14), in each case after the date hereof; provided that (i) such Lien was not created in contemplation of such acquisition or such Person becoming a Restricted Subsidiary, (ii) such Lien does not extend to or cover any other assets or property (other than the proceeds or products thereof and other than after-acquired property subjected to a Lien securing Indebtedness and other obligations incurred prior to such time and which Indebtedness and other obligations are permitted hereunder that require, pursuant to their terms at such time, a pledge of after-acquired property, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition), and (iii) the Indebtedness secured thereby is permitted under Section 7.03(f) or (h);

(r) any interest or title of a lessor or sublessor under leases or subleases entered into by the Borrower or any of its Restricted Subsidiaries in the ordinary course of business;

(s) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Borrower or any of its Restricted Subsidiaries in the ordinary course of business;

(t) Liens deemed to exist in connection with Investments in repurchase agreements under Section 7.02 and reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts maintained in the ordinary course of business and not for speculative purposes;

(u) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks or other financial institutions not given in connection with the incurrence of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Borrower or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower or its Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Borrower or any Restricted Subsidiary in the ordinary course of business;

(v) Liens solely on any cash earnest money deposits made by the Borrower or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(w) ground leases in respect of real property on which facilities owned or leased by the Borrower or any of its Subsidiaries are located;

(x) Liens arising from precautionary Uniform Commercial Code or PPSA financing statement filings;

(y) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(z) any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property that does not materially interfere with the ordinary conduct of the business of the Borrower or any Material Subsidiary;

(aa) Liens on specific items of inventory or other goods and the proceeds thereof securing such Person’s obligations in respect of documentary letters of credit or banker’s acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or goods;

(bb) Liens securing letters of credit in a currency other than Dollars or Canadian Dollars permitted under Section 7.03(p) in an aggregate amount at any time outstanding not to exceed $16,500,000;

(cc) Liens on the Securitization Assets arising in connection with a Qualified Securitization Financing;

(dd) Liens on assets of Restricted Subsidiaries of the Company securing Indebtedness permitted pursuant to Section 7.03(n), (p) or (t);

(ee) Liens on property of the Company and its Subsidiaries securing Indebtedness permitted under Section 7.03(v);

(ff) the modification, replacement, renewal or extension of any Lien permitted by clauses (c), (j) and (q) of this Section 7.01; provided that (i) the Lien does not extend to any additional property other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien or financed by Indebtedness permitted under Section 7.03, and (B) proceeds and products thereof; and (ii) the renewal, extension or refinancing of the obligations secured or benefited by such Liens is permitted by Section 7.03; and

(gg) other Liens securing Indebtedness or other obligations in an aggregate principal amount at any time outstanding not to exceed $16,500,000.

Section 7.02 Investments. Make any Investments, except:

(a) Investments by the Borrower or a Restricted Subsidiary in assets that were Cash Equivalents when such Investment was made;

(b) loans or advances to officers, directors and employees of the Borrower (or any direct or indirect parent thereof), any Intermediate Holding Company, the Company or its Restricted Subsidiaries (i) for reasonable and customary business-related travel, entertainment, relocation and analogous ordinary business purposes, (ii) in connection with such Person’s purchase of Equity Interests of the Borrower (or any direct or indirect parent thereof or after a Qualifying IPO, any Intermediate Holding Company or the Company) and (iii) for purposes not described in the foregoing clauses (i) and (ii), in an aggregate principal amount outstanding not to exceed $5,500,000;

(c) asset purchases (including purchases of inventory, supplies and materials) and the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons, in each case in the ordinary course of business;

(d) Investments (i) by the Borrower in any Restricted Subsidiary and (ii) by any Restricted Subsidiary in the Borrower or in any other Restricted Subsidiary;

(e) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and other credits to suppliers in the ordinary course of business;

(f) Investments consisting of Liens, Indebtedness, fundamental changes, Dispositions and Restricted Payments permitted under Sections 7.01, 7.03, 7.04, 7.05 and 7.06, respectively;

(g) Investments consisting of any modification, replacement, renewal, reinvestment or extension of any Investment existing on the date hereof; provided that the amount of any Investment permitted pursuant to this Section 7.02(g) is not increased from the amount of such Investment on the Closing Date except pursuant to the terms of such Investment as of the Closing Date or as otherwise permitted by this Section 7.02;

(h) Investments in Swap Contracts permitted under Section 7.03;

(i) promissory notes and other noncash consideration received in connection with Dispositions permitted by Section 7.05;

(j) the purchase or other acquisition of property and assets or businesses of any Person or of assets constituting a business unit, a line of business or division of such Person, or Equity Interests in a Person that, upon the consummation thereof, will be a Restricted Subsidiary of the Borrower (including as a result of a merger or consolidation); provided that, with respect to each purchase or other acquisition made pursuant to this Section 7.02(j) (each, a “Permitted Acquisition”) (i) immediately before and immediately after giving Pro Forma Effect to any such purchase or other acquisition, no Default shall have occurred and be continuing; and (ii) after giving Pro Forma Effect to any such purchase or other acquisition, (A) the Senior Secured Incurrence Test would be satisfied, (B) the Senior Secured Leverage Ratio (calculated on a Pro Forma Basis) in effect immediately after such purchase or other acquisition shall be no greater than the Senior Secured Leverage Ratio in effect immediately prior to such purchase or other acquisition or (C) the Senior Secured Leverage Ratio (calculated on a Pro Forma Basis) in effect immediately after such purchase or other acquisition does not exceed the Senior Secured Leverage Ratio as of the Closing Date

(k) the Transaction;

(l) Investments in the ordinary course of business consisting of endorsements for collection or deposit and customary trade arrangements with customers consistent with past practices;

(m) Investments (including debt obligations and Equity Interests) received in connection with the bankruptcy or reorganization of suppliers and customers or in settlement of delinquent obligations of, or other disputes with, customers and suppliers arising in the ordinary course of business or upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;

(n) loans and advances to the Borrower (or any direct or indirect parent thereof) in lieu of, and not in excess of the amount of (after giving effect to any other such loans or advances or Restricted Payments in respect thereof), Restricted Payments to the extent permitted to be made to the Borrower (or such direct or indirect parent) in accordance with Section 7.06(f) or (g);

(o) so long as immediately after giving effect to any such Investment no Default has occurred and is continuing, other Investments that do not exceed $40,000,000 in the aggregate, net of any return representing return of capital in respect of any such investment and valued at the time of the making thereof; provided that such amount shall be increased by (i) the Net Cash Proceeds of Permitted Equity Issuances that are Not Otherwise Applied and (ii) the Available Amount that is Not Otherwise Applied; provided, further, that the aggregate amount of such $40,000,000 that may be used for the designation of a Restricted Subsidiary as an Unrestricted Subsidiary shall not exceed $20,000,000, plus any return representing the return of capital in respect of any such Unrestricted Subsidiary and valued at the time of the making of any such designation;

(p) advances of payroll payments to employees in the ordinary course of business;

(q) Investments to the extent that payment for such Investments is made solely with Qualified Equity Interests of the Borrower (or of the Company or any Intermediate Holding Company or any direct or indirect parent of the Borrower after a Qualifying IPO of the Company, such Intermediate Holding Company or such direct or indirect parent of the Borrower, as the case may be);

(r) Investments held by a Restricted Subsidiary acquired after the Closing Date or of a corporation merged into the Borrower or merged or consolidated with a Restricted Subsidiary in accordance with Section 7.04 after the Closing Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(s) Guarantee Obligations of the Borrower or any Restricted Subsidiary in respect of leases (other than Capitalized Leases) or of other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business;

(t) (i) Investments in a Securitization Subsidiary or any Investment by a Securitization Subsidiary in any other Person; provided, however, that any such Investment in a Securitization Subsidiary is in the form of a contribution of additional Securitization Assets or of equity in connection with a Qualified Securitization Financing, and (ii) distributions or payments of Securitization Fees and purchases of Securitization Assets pursuant to a Securitization Repurchase Obligation in connection with a Qualified Securitization Financing;

(u) Investments constituting the non-cash portion of consideration received in a Disposition permitted by Section 7.05;

(v) the transfer of the Calgary Property by the Borrower or any Restricted Subsidiary to the Calgary SPV; and

(w) Investments of cash by the Borrower or any Restricted Subsidiary into the Calgary SPV, so long as the aggregate amount of such Investments (including for this purpose Investments of cash by the Borrower or any Restricted Subsidiary in the Calgary Property prior to the time the Calgary Property is transferred to the Calgary SPV) do not exceed $20,000,000.

Section 7.03 Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness of the Borrower under the Loan Documents;

(b) Indebtedness of the Borrower and any of its Subsidiaries under the First Lien Loan Documents and/or Second Lien Loan Documents and any Permitted Refinancing thereof, so long as the aggregate outstanding principal amount of such Indebtedness shall not exceed an amount equal to the sum of (i) the Cap Amount (as defined in the Intercreditor Agreement referred to therein), (ii) $100,000,000 and (iii) in the case of a DIP Financing (as defined in such Intercreditor Agreement) only, $50,000,000;

(c) (i) Indebtedness outstanding on the date hereof and listed on Schedule 7.03(c) and any Permitted Refinancing thereof and (ii) intercompany Indebtedness outstanding on the date hereof;

(d) Guarantee Obligations of the Borrower and its Restricted Subsidiaries in respect of Indebtedness of the Borrower or any Restricted Subsidiary otherwise permitted hereunder;

(e) Indebtedness of the Borrower or any Restricted Subsidiary owing to the Borrower or any other Restricted Subsidiary to the extent constituting an Investment permitted by Section 7.02;

(f) (i) Attributable Indebtedness and other Indebtedness (including Capitalized Leases) financing the acquisition, construction, repair, replacement or improvement of fixed or capital assets; provided that such Indebtedness is incurred concurrently with or within two hundred and seventy (270) days after the applicable acquisition, construction, repair, replacement or improvement, (ii) Attributable Indebtedness arising out of Permitted Sale Leasebacks and (iii) any Permitted Refinancing of any Indebtedness set forth in the immediately preceding clauses (i) and (ii); and provided, further, that the aggregate principal amount of Indebtedness (including without limitation Attributable Indebtedness) under this Section 7.03(f) does not exceed $55,000,000;

(g) Indebtedness in respect of Swap Contracts designed to hedge against interest rates, foreign exchange rates or commodities pricing risks incurred in the ordinary course of business and not for speculative purposes;

(h) Indebtedness assumed in connection with any Permitted Acquisition, provided that (x) such Indebtedness (i) was not incurred in contemplation of such Permitted Acquisition, (ii) is secured only by the assets acquired in the applicable Permitted Acquisition (including any acquired Equity Interests), (iii) the only obligors with respect to any Indebtedness incurred pursuant to this clause (h) shall be those Persons who were obligors of such Indebtedness prior to such Permitted Acquisition, and (y) both immediately prior and after giving effect thereto no Default shall exist or result therefrom;

(i) Indebtedness representing deferred compensation to employees of the Borrower (or any direct or indirect parent of the Borrower) and its Restricted Subsidiaries incurred in the ordinary course of business;

(j) Indebtedness to current or former officers, directors, managers, consultants and employees, their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests of the Borrower (or any direct or indirect parent thereof) permitted by Section 7.06;

(k) Indebtedness incurred by the Borrower or any of its Restricted Subsidiaries in a Permitted Acquisition, any other Investment expressly permitted hereunder or any Disposition, in each case to the extent constituting indemnification obligations or obligations in respect of purchase price (including earn-outs) or other similar adjustments;

(l) Indebtedness consisting of obligations of the Borrower or any of its Restricted Subsidiaries under deferred compensation or other similar arrangements incurred by such Person in connection with the Transaction and Permitted Acquisitions or any other Investment expressly permitted hereunder;

(m) Cash Management Obligations and other Indebtedness in respect of netting services, automatic clearinghouse arrangements, overdraft protections and similar arrangements in each case in connection with deposit accounts incurred in the ordinary course;

(n) Indebtedness of the Company and its Restricted Subsidiaries in an aggregate principal amount not to exceed $55,500,000 at any time outstanding;

(o) Indebtedness consisting of (a) the financing of insurance premiums or (b) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(p) Indebtedness incurred by the Borrower or any of its Restricted Subsidiaries in respect of letters of credit, bank guarantees, banker’s acceptances, warehouse receipts or similar instruments issued or created in the ordinary course of business, including in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims;

(q) obligations in respect of performance, bid, appeal and surety bonds and performance and completion guarantees and similar obligations provided by the Borrower or any of its Restricted Subsidiaries or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case in the ordinary course of business or consistent with past practice;

(r) Indebtedness incurred by a Securitization Subsidiary in connection with a Qualified Securitization Financing that is not recourse (except for Standard Securitization Undertakings) to the Borrower or any of its Restricted Subsidiaries;

(s) Indebtedness supported by a Letter of Credit in a principal amount not to exceed the face amount of such Letter of Credit;

(t) Indebtedness incurred by Restricted Subsidiaries of the Company which are not guarantors of the First Lien Credit Agreement and the Second Lien Credit Agreement, so long as such Indebtedness, when aggregated with the principal amount of all other Indebtedness incurred pursuant to this clause (t) and Section 7.03(n) by such Restricted Subsidiaries and then outstanding, does not exceed the greater of $27,500,000 and 11% of Foreign Subsidiary Total Assets;

(u) unsecured Indebtedness of the Company or any Restricted Subsidiary; provided that (i) both immediately prior and after giving Pro Forma Effect to such incurrence, no Default or Event of Default shall exist or result therefrom, and (ii) either (A) the Total Leverage Ratio (calculated on a Pro Forma Basis) would be no greater than 6.25:1.00 or (B) the Total Leverage Ratio (calculated on a Pro Forma Basis) would be no greater than the Total Leverage Ratio in effect immediately prior to such incurrence;

(v) other secured Indebtedness of the Company or any Restricted Subsidiary; provided that, (i) both immediately prior to and after giving effect thereto, no Default shall exist or result therefrom and (ii) after giving Pro Forma Effect to the incurrence of such Indebtedness either (A) the Senior Secured Incurrence Test (calculated on a Pro Forma Basis) would have been satisfied, or (B) the Senior Secured Leverage Ratio (calculated on a Pro Forma Basis) would be no greater than the Senior Secured Leverage Ratio in effect immediately prior to such incurrence;

(w) Indebtedness of the Borrower and the Company under the Shareholder Loan Documents and other shareholder loans between the Borrower and the Company outstanding on the date hereof, as amended, restated, modified, supplemented or refinanced (the “Other Shareholder Loans”); and

(x) all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (a) through (w) above.

For purposes of determining compliance with any Dollar-denominated restriction on the incurrence of Indebtedness, the Dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to extend, replace, refund, refinance, renew or defease other Indebtedness denominated in a foreign currency, and such extension, replacement, refunding, refinancing, renewal or defeasance would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such extension, replacement, refunding, refinancing, renewal or defeasance, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being extended, replaced, refunded, refinanced, renewed or defeased.

For purposes of determining compliance with this Section 7.03, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Indebtedness described in clauses (a) through (x) above, the Borrower shall, in its sole discretion, classify and reclassify or later divide, classify or reclassify such item of Indebtedness (or any portion thereof) and will only be required to include the amount and type of such Indebtedness in one or more of the above clauses; provided that all Indebtedness outstanding under the Loan Documents will be deemed to have been incurred in reliance only on the exception in clause (a) of this Section 7.03.

The accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness shall not be deemed to be an incurrence of Indebtedness for purposes of this Section 7.03.

Section 7.04 Fundamental Changes. Merge, amalgamate, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that:

(a) any Restricted Subsidiary may merge or amalgamate with (i) the Borrower (including a merger or amalgamation, the purpose of which is to reorganize the Borrower in a new jurisdiction); provided that (x) the Borrower shall be the continuing or surviving Person, and (y) such merger or amalgamation does not result in the Borrower ceasing to be incorporated under the Laws of Canada or any province thereof or (ii) any one or more other Restricted Subsidiaries;

(b) (i) any Subsidiary of the Company may merge, amalgamate or consolidate with or into any other Subsidiary that is not a Loan Party, (ii) (A) any Subsidiary may liquidate or dissolve, (B) any Subsidiary may change its legal form, in each case, if the Borrower determines in good faith that such action is in the best interests of the Borrower and its Subsidiaries and is not materially disadvantageous to the Lenders and (iii) the Borrower may change its legal form if it determines in good faith that such action is in the best interests of the Borrower and its Subsidiaries, and the Administrative Agent reasonably determines it is not disadvantageous to the Lenders;

(c) any Restricted Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to another Restricted Subsidiary;

(d) so long as no Default exists or would result therefrom, the Borrower may merge or amalgamate with any other Person; provided that (i) the Borrower shall be the continuing or surviving corporation or (ii) if the Person formed by or surviving any such merger or amalgamation is not the Borrower (any such Person, the “Successor Borrower”), (A) the Successor Borrower shall be an entity organized or existing under the laws of Canada or any province or territory thereof, (B) the Successor Borrower shall expressly assume all the obligations of the Borrower under this Agreement and the other Loan Documents to which the Borrower is a party pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent, and (C) the Borrower shall have delivered to the Administrative Agent an officer’s certificate and an opinion of counsel, each stating that such merger or amalgamation and such supplement to this Agreement or any other Loan Document comply with this Agreement; provided further that if the foregoing are satisfied, the Successor Borrower will succeed to, and be substituted for, the Borrower under this Agreement and the other Loan Documents;

(e) so long as no Default exists or would result therefrom, any Restricted Subsidiary may merge or amalgamate with any other Person in order to effect an Investment permitted pursuant to Section 7.02; provided that the continuing or surviving Person shall be a Restricted Subsidiary;

(f) so long as no Default exists or would result therefrom and no material assets have been transferred to such Subsidiaries from the Borrower or any Subsidiary thereof from the Closing Date to the date of such dissolution or liquidation, the Subsidiaries listed on Schedule 7.04(f) may be dissolved or liquidated;

(g) the Acquisition may be consummated; and

(h) so long as no Default exists or would result therefrom, a merger, amalgamation, dissolution, liquidation, consolidation or Disposition, the purpose of which is to effect a Disposition permitted pursuant to Section 7.05, may be effected.

Section 7.05 Dispositions. Make any Disposition or enter into any agreement to make any Disposition, except:

(a) Dispositions of obsolete, worn out or surplus property, whether now owned or hereafter acquired, in the ordinary course of business and Dispositions of property no longer used or useful in the conduct of the business of the Borrower and its Restricted Subsidiaries;

(b) Dispositions of inventory and immaterial assets in the ordinary course of business (including allowing any registrations or any applications for registration of any immaterial IP Rights to lapse or go abandoned in the ordinary course of business);

(c) Dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property that is promptly purchased or (ii) the proceeds of such Disposition are promptly applied to the purchase price of such replacement property (which replacement property is actually promptly purchased);

(d) Dispositions of property to the Borrower or a Restricted Subsidiary;

(e) Dispositions permitted by Sections 7.02, 7.04 and 7.06 and Liens permitted by Section 7.01;

(f) Permitted Sale Leasebacks;

(g) Dispositions in the ordinary course of business of Cash Equivalents;

(h) leases, subleases, licenses or sublicenses, in each case in the ordinary course of business and which do not materially interfere with the business of the Borrower and its Restricted Subsidiaries, taken as a whole;

(i) transfers of property subject to Casualty Events upon receipt of the Net Cash Proceeds of such Casualty Event;

(j) Dispositions of property not otherwise permitted under this Section 7.05; provided that the Borrower or its applicable Restricted Subsidiaries, as the case may be, makes any required prepayment of First Lien Loans and or Second Lien Loans in accordance with the terms of the First Lien Loan Documents and the Second Lien Loan Documents;

(k) Dispositions listed on Schedule 7.05(k) (“Scheduled Dispositions”);

(l) Dispositions of Investments in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(m) Dispositions of accounts receivable in the ordinary course of business in connection with the collection or compromise thereof;

(n) any issuance or sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(o) the unwinding of any Swap Contract pursuant to its terms;

(p) any Disposition of Securitization Assets to a Securitization Subsidiary; and

(q) the transfer of the Calgary Property by the Borrower to the Calgary SPV.

Section 7.06 Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, except:

(a) each Restricted Subsidiary may make Restricted Payments to the Borrower and to other Restricted Subsidiaries (and, in the case of a Restricted Payment by a non-wholly-owned Restricted Subsidiary, to the Borrower and any other Restricted Subsidiary and to each other owner of Equity Interests of such Restricted Subsidiary based on their relative ownership interests of the relevant class of Equity Interests);

(b) (i) the Borrower or the Company may (or may make Restricted Payments to permit any direct or indirect parent thereof to) redeem in whole or in part any of its Equity Interests for another class of its (or such parent’s) Equity Interests or rights to acquire its Equity Interests or with proceeds from substantially concurrent equity contributions or issuances of new Equity Interests, provided that any terms and provisions material to the interests of the Lenders, when taken as a whole, contained in such other class of Equity Interests are at least as advantageous to the Lenders as those contained in the Equity Interests redeemed thereby and (ii) the Borrower and each Restricted Subsidiary may declare and make dividend payments or other distributions payable solely in the Equity Interests (other than Disqualified Equity Interests not otherwise permitted by Section 7.03) of such Person;

(c) Restricted Payments made on the Closing Date to consummate the Transaction;

(d) to the extent constituting Restricted Payments, the Borrower and its Restricted Subsidiaries may enter into and consummate transactions expressly permitted by any provision of Section 7.02, 7.04 or 7.08 (other than Section 7.08(f));

(e) repurchases of Equity Interests in the Borrower (or any direct or indirect parent thereof) or any Restricted Subsidiary deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(f) the Borrower or any Restricted Subsidiary may pay (or make Restricted Payments to allow any direct or indirect parent thereof to pay) for the repurchase, retirement or other acquisition or retirement for value of Equity Interests of it or any direct or indirect parent thereof held by any future, present or former employee, director, officer or consultant (or any Affiliates, spouses, former spouses, other immediate family members, successors, executors, administrators, heirs, legatees or distributees of any of the foregoing) of the Borrower (or any direct or indirect parent of the Borrower) or any of its Subsidiaries pursuant to any employee, management or director equity plan, employee, management or director stock option plan or any other employee, management or director benefit plan or any agreement (including any stock subscription or shareholder agreement) with any employee, director, officer or consultant of the Borrower (or any direct or indirect parent thereof), any Intermediate Holding Company, the Company or any Subsidiary; provided that cancellation of Indebtedness owing to the Borrower (or any direct or indirect parent thereof) or any of its Subsidiaries from members of management of the Borrower, any of the Borrower’s direct or indirect parent companies or any of the Borrower’s Restricted Subsidiaries in connection with a repurchase of Equity Interests of any of the Borrower’s or the Company’s direct or indirect parent companies will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provision of this Agreement.

(g) the Borrower and its Restricted Subsidiaries may make Restricted Payments to any direct or indirect holder of an Equity Interest in the Borrower or the Company:

(i) the proceeds of which will be used to pay the tax liability to each relevant jurisdiction attributable to the income of the Borrower or its Subsidiaries determined as if the Borrower and its Subsidiaries filed separately;

(ii) the proceeds of which shall be used to pay such equity holder’s operating costs and expenses incurred in the ordinary course of business, other corporate overhead costs and expenses and fees (including administrative, legal, accounting and similar expenses provided by third parties as well as trustee, directors and general partner fees) which are reasonable and customary and incurred in the ordinary course of business and attributable to the ownership or operations of the Borrower and its Subsidiaries (including any reasonable and customary indemnification claims made by directors or officers of any direct or indirect parent of the Borrower or the Company attributable to the direct or indirect ownership or operations of the Borrower and its Subsidiaries) and fees and expenses otherwise due and payable by the Borrower or any Restricted Subsidiary and permitted to be paid by the Borrower or such Restricted Subsidiary under this Agreement;

(iii) the proceeds of which shall be used to pay franchise and excise taxes and other fees, taxes and expenses required to maintain its (or any of its direct or indirect parents’) corporate existence;

(iv) to finance any Investment permitted to be made pursuant to Section 7.02; provided that (A) such Restricted Payment shall be made substantially concurrently with the closing of such Investment and (B) the Borrower, the Company or such parent shall, immediately following the closing thereof, cause (1) all property acquired (whether assets or Equity Interests) to be held by or contributed to a Restricted Subsidiary or (2) the merger (to the extent permitted in Section 7.04) of the Person formed or acquired into it or a Restricted Subsidiary in order to consummate such Permitted Acquisition, in each case, in accordance with the requirements of Section 6.11;

(v) the proceeds of which shall be used to pay customary costs, fees and expenses (other than to Affiliates) related to any unsuccessful equity or debt offering permitted by this Agreement;

(vi) the proceeds of which shall be used to pay customary salary, bonus and other benefits payable to officers and employees of any direct or indirect parent company of the Borrower or the Company to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of the Borrower and its Restricted Subsidiaries; and

(vii) the proceeds of which shall be used to pay (A) withholding taxes imposed in connection with the Shareholder Loans and the Other Shareholder Loans or (B) Canadian tax liability attributable to net interest income earned on the Shareholder Loans and the Other Shareholder Loans net of interest expense on the Loans which is deductible pursuant to paragraph 20(1)(c) of the Canadian Income Tax Act.

(h) the Borrower or any Restricted Subsidiary may (a) pay cash in lieu of fractional Equity Interests in connection with any dividend, split or combination thereof or any Permitted Acquisition and (b) honor any conversion request by a holder of convertible Indebtedness and make cash payments in lieu of fractional shares in connection with any such conversion and may make payments on convertible Indebtedness in accordance with its terms;

(i) the Borrower or any Restricted Subsidiary may pay any dividend or distribution within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of this Agreement;

(j) the declaration and payment of dividends on the Borrower’s or the Company’s common stock following the first public offering of the Borrower’s or the Company’s common stock or the common stock (or equivalent thereof) of any direct or indirect holders of Equity Interests in the Borrower or the Company after the Closing Date, of up to 6.5% per annum of the Net Cash Proceeds received by or contributed to the Borrower in or from any such public offering to the extent such Net Cash Proceeds are Not Otherwise Applied;

(k) the Borrower or any Restricted Subsidiary may make Restricted Payments in an amount equal to withholding or similar Taxes payable or expected to be payable by any future, present or former employee, director, manager or consultant (or any Affiliates, spouses, former spouses, other immediate family members, successors, executors, administrators, heirs, legatees or distributees of any of the foregoing) and any repurchases of Equity Interests in consideration of such payments including deemed repurchases in connection with the exercise of stock options;

(l) [Reserved];

(m) [Reserved];

(n) the Borrower or the Company may make additional Restricted Payments in an aggregate amount, together with the aggregate amount of (1) prepayments, redemptions, purchases, defeasances and other payments in respect of the Shareholder Loans made pursuant to Section 7.09(a) and (2) loans and advances to any direct or indirect parent of the Borrower or the Company made pursuant to Section 7.02(n) in lieu of Restricted Payments permitted by this clause (n), not to exceed the sum of (i) (A) $15,000,000 at all times when the Senior Secured Leverage Ratio is greater than 4.00:1.00, or (B) $25,000,000 when the Senior Secured Leverage Ratio is less than or equal to 4.00:1.00, in each case determined on a Pro Forma Basis for the Restricted Payment, (ii) the aggregate amount of the Net Cash Proceeds of Permitted Equity Issuances that are Not Otherwise Applied and (iii) the Available Amount that is Not Otherwise Applied; and

(o) (i) after the fourth anniversary of the Closing Date, the Company may pay dividends to the Borrower in an amount equal to regularly scheduled interest on the Loans accruing after such fourth anniversary, so long as (x) the Borrower uses the proceeds of such dividends to pay such interest and (y) no Event of Default exist at the time of such dividends or (ii) at any time, the Company may pay dividends to the Borrower to finance interest payments on the Shareholder Loans and the Other Shareholder Loans if such payments are funded from additional shareholder loans from the Borrower to the Company.

Section 7.07 Change in Nature of Business. Engage in any material line of business substantially different from those lines of business conducted by the Borrower and its Restricted Subsidiaries on the date hereof or any business reasonably related or ancillary thereto.

Section 7.08 Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of the Borrower, whether or not in the ordinary course of business, other than

(a) transactions between or among the Borrower or any Restricted Subsidiary or any entity that becomes a Restricted Subsidiary as a result of such transaction;

(b) transactions on terms substantially as favorable to the Borrower or such Restricted Subsidiary as would be obtainable by the Borrower or such Restricted Subsidiary at the time in a comparable arm’s-length transaction with a Person other than an Affiliate;

(c) the Transaction and the payment of fees and expenses related to the Transaction;

(d) the issuance of Equity Interests to any officer, director, employee or consultant of the Borrower or any of its Subsidiaries or any direct or indirect parent of the Borrower in connection with the Transaction;

(e) the payment of management and monitoring fees to the Sponsor in an aggregate amount in any fiscal year not to exceed the amount permitted to be paid pursuant to the Sponsor Management Agreement as in effect on the date hereof and any Sponsor Termination Fees not to exceed the amount set forth in the Sponsor Management Agreement as in effect on the date hereof and related indemnities and reasonable expenses;

(f) equity issuances, repurchases, redemptions, retirements or other acquisitions or retirements of Equity Interests by the Borrower or any Restricted Subsidiary permitted under Section 7.06;

(g) loans and other transactions by and among the Borrower and/or one or more Subsidiaries to the extent permitted under this Article VII;

(h) employment and severance arrangements between the Borrower or any of its Subsidiaries and their respective officers and employees in the ordinary course of business and transactions pursuant to stock option plans and employee benefit plans and arrangements;

(i) payments by the Borrower (and any direct or indirect parent thereof) and its Restricted Subsidiaries pursuant to the tax sharing agreements among the Borrower (and any such direct or indirect parent thereof) and its Restricted Subsidiaries on customary terms to the extent attributable to the ownership or operation of the Borrower and its Restricted Subsidiaries;

(j) the payment of customary fees and reasonable out of pocket costs to, and indemnities provided on behalf of, directors, officers, employees and consultants of the Borrower and its Restricted Subsidiaries or any direct or indirect parent of the Borrower in the ordinary course of business to the extent attributable to the ownership or operation of the Borrower and its Restricted Subsidiaries;

(k) transactions pursuant to permitted agreements in existence on the Closing Date and set forth on Schedule 7.08 or any amendment thereto to the extent such an amendment is not adverse to the Lenders in any material respect;

(l) dividends permitted under Section 7.06;

(m) customary payments by the Borrower and any Restricted Subsidiaries to the Sponsor made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities (including in connection with acquisitions or divestitures), which payments are approved by the majority of the members of the board of directors or a majority of the disinterested members of the board of directors of the Borrower in good faith;

(n) any Disposition of Securitization Assets or related assets in connection with any Qualified Securitization Financing and any repurchase of Securitization Assets pursuant to a Securitization Repurchase Obligation; and

(o) the transfer of the Calgary Property to the Calgary SPV and Investments by the Company and its Restricted Subsidiaries in the Calgary SPV, in each case to the extent otherwise permitted hereunder.

Section 7.09 Shareholder Loans. (a) Prepay, redeem, purchase, defease or otherwise satisfy in any manner (whether in cash or otherwise) the Shareholder Loans, or make any payment of cash interest on the Shareholder Loans, except prepayments, redemptions, purchases, defeasances and other payments in respect of the Shareholder Loans in an aggregate amount, together with the aggregate amount of Restricted Payments made pursuant to

Section 7.06(n), not to exceed the sum of (A) (I) $15,000,000 at all times when the Senior Secured Leverage Ratio is greater than 4.00:1.00, or (II) $25,000,000 when the Senior Secured Leverage Ratio is less than or equal to 4.00:1.00, in each case determined on a Pro Forma Basis for the Restricted Payment, (B) the amount of the Net Cash Proceeds of Permitted Equity Issuances that are Not Otherwise Applied, and (C) the Available Amount that is Not Otherwise Applied.

(b) Amend, modify or change in any manner materially adverse to the interests of the Lenders any term or condition of the Shareholder Loan Documents or Section 4.7 of the Securityholders Agreement without the consent of the Administrative Agent.

ARTICLE VIII

Events of Default and Remedies

Section 8.01 Events of Default. Any of the following events referred to in any of clauses (a) through (n) inclusive of this Section 8.01 shall constitute an “Event of Default”:

(a) Non-Payment. The Borrower fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan or (ii) within seven (7) Business Days after the same becomes due, any interest on any Loan or any other amount payable hereunder or with respect to any other Loan Document; or

(b) Specific Covenants. The Borrower fails to perform or observe any term, covenant or agreement contained in any of Sections 6.03(a) or 6.05(a) (solely with respect to the Borrower) 6.12, 6.15 or Article VII; or

(c) Other Defaults. The Borrower fails to perform or observe any other covenant or agreement (not specified in Section 8.01(a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for forty-five (45) days after receipt by the Borrower of written notice thereof by the Administrative Agent or the Required Lenders; or

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower herein, in any other Loan Document, or in any document required to be delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or

(e) Cross-Default; Cross Acceleration. The Borrower or any Restricted Subsidiary (A) fails to make any payment beyond the applicable grace period with respect thereto, if any (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness (other than Indebtedness hereunder, Indebtedness in respect of the Calgary Bridge Financing or the Calgary Permanent Financing and Indebtedness under the First Lien Loan Documents or the Second Lien Loan Documents) having an aggregate principal amount of not less than the Threshold Amount, (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness, or any other event occurs (other than, with respect to Indebtedness consisting of Swap Contracts, termination events or equivalent events pursuant to the terms of such Swap Contracts), the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, all such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem all such Indebtedness to be made, prior to its stated maturity; provided that this clause (e)(B) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness; provided further that such failure is unremedied and is not waived by the holders of such Indebtedness; or (C) fails to observe or perform any agreement or condition (including without limitation any payment obligation) relating to any Indebtedness under the First Lien Loan Documents or the Second Lien Loan Documents, or any other event occurs (other than (i) with respect to Indebtedness consisting of Swap Contracts, termination events or equivalent events pursuant to the terms of such Swap Contracts and (ii) any event requiring prepayment of First Lien Loans pursuant to Section 2.06(b) of each of the First Lien Credit Agreement or the Second Lien Credit Agreement), in each case the effect of which default or other event is to cause, with the giving of notice if required, all such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise) and/or to be secured by cash collateral, or an offer to repurchase, prepay, defease or redeem all such Indebtedness to be made, prior to its stated maturity; or

(f) Insolvency Proceedings, Etc. The Borrower or any of the Restricted Subsidiaries institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, interim receiver, receiver and manager, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer for it or for all or any material part of its property; or any receiver, interim receiver, receiver and manager, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for seventy-five (75) calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for seventy-five (75) calendar days; or an order for relief is entered in any such proceeding; or

(g) Inability to Pay Debts; Attachment. (i) The Borrower or any Restricted Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts in excess of the Threshold Amount as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of the Borrower, taken as a whole, and is not released, vacated or fully bonded within seventy-five (75) days after its issue or levy; or

(h) Judgments. There is entered against the Borrower or any Restricted Subsidiary a final judgment or order for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent third-party insurance) and such judgment or order shall not have been satisfied, vacated, discharged or stayed or bonded pending an appeal for a period of seventy-five (75) consecutive days; or

(i) Pension Plans. The Borrower or any Restricted Subsidiary shall have failed to make any required contribution when due in accordance with applicable laws or regulations with respect to a Canadian Pension Plan, Canadian Benefit Plan and/or Foreign Plan, or any other event shall have occurred, giving rise to a lien (statutory or otherwise) against, or deemed trust in respect of, any of the assets of the Borrower or any Restricted Subsidiary in respect of a Canadian Pension Plan Canadian Benefit Plan and/or Foreign Plan, where such failure or lien could reasonably be expected to result in a Material Adverse Effect; or

(j) [Reserved];

(k) Change of Control. There occurs any Change of Control; or

(l) [Reserved];

(m) [Reserved].

Section 8.02 Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent may and, at the request of the Required Lenders, shall take any or all of the following actions:

(a) declare the commitment of each Lender to make Loans to be terminated, whereupon such commitments and obligation shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

(c) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable Law;

provided that upon the occurrence of an Event of Default under Section 8.01(f) with respect to the Borrower, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, without further act of the Administrative Agent or any Lender.

Section 8.03 Exclusion of Immaterial Subsidiaries. Solely for the purpose of determining whether a Default has occurred under clause (f) or (g) of Section 8.01, any reference in any such clause to any Restricted Subsidiary or the Borrower shall be deemed not to include any Restricted Subsidiary affected by any event or circumstances referred to in any such clause that is not a Material Subsidiary (it being agreed that all Restricted Subsidiaries affected by any event or circumstance referred to in any such clause shall be considered together, as a single consolidated Restricted Subsidiary, for purposes of determining whether the condition specified above is satisfied).

Section 8.04 Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable as set forth in the proviso to Section 8.02), including in any bankruptcy or insolvency proceeding, any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest, but including Attorney Costs payable under Section 10.04 and amounts payable under Article III) payable to each Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including Attorney Costs payable under Section 10.04 and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest (including, but not limited to, post-petition interest), ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal, of the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the payment of all other Obligations of the Loan Parties that are due and payable to the Administrative Agent and the other Lenders on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to the Administrative Agent and the other Lenders on such date; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

ARTICLE IX

Administrative Agent and Other Agents

Section 9.01 Appointment and Authorization of Agents. Each Lender hereby irrevocably appoints, designates and authorizes the Administrative Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere herein or in any other Loan Document, the Administrative Agent shall have no duties or responsibilities, except those expressly set forth herein, nor shall the Administrative Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Loan Documents with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

Section 9.02 Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement or any other Loan Document by or through Affiliates, agents, employees or attorneys-in-fact, such sub-agents as shall be deemed necessary by the Administrative Agent, and shall be entitled to advice of counsel, both internal and external, and other consultants or experts concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or sub-agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct.

Section 9.03 Liability of Agents. No Agent-Related Person shall (a) be liable to any Lender for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct, as determined by the final judgment of a court of competent jurisdiction, in connection with its duties expressly set forth herein), or (b) be responsible in any manner to any Lender or participant for any recital, statement, representation or warranty made by the Borrower or any officer thereof, contained herein or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of the Borrower or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender or participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of the Borrower or any Affiliate thereof.

Section 9.04 Reliance by Agents.

(a) Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, electronic mail message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by such Agent. Each Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders (or such greater number of Lenders as may be expressly required hereby in any instance) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.

(b) For purposes of determining compliance with the conditions specified in Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

Section 9.05 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders, unless the Administrative Agent shall have received written notice from a Lender or the Borrower referring to this Agreement, describing such Default and stating that such notice is a “notice of default”. The Administrative Agent will notify the Lenders of its receipt of any such notice. The Administrative Agent shall take such action with respect to any Event of Default as may be directed by the Required Lenders in accordance with Article VIII; provided that unless and until the Administrative Agent has received any such direction, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default as it shall deem advisable or in the best interest of the Lenders.

Section 9.06 Credit Decision; Disclosure of Information by Agents. Each Lender acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by any Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of the Borrower or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender as to any matter, including whether Agent-Related Persons have disclosed material information in their possession. Each Lender represents to each Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and its Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower hereunder. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower. Except for notices, reports and other documents expressly required to be furnished to the Lenders by any

Agent herein, such Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of the Borrower or any of its Affiliates which may come into the possession of any Agent-Related Person.

Section 9.07 Indemnification of Agents. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand each Agent-Related Person (to the extent not reimbursed by or on behalf of the Borrower and without limiting the obligation of the Borrower to do so), pro rata, and hold harmless each Agent-Related Person from and against any and all Indemnified Liabilities incurred by it; provided that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities resulting from such Agent-Related Person’s own gross negligence or willful misconduct, as determined by the final judgment of a court of competent jurisdiction; provided that no action taken in accordance with the directions of the Required Lenders (or such other number or percentage of the Lenders as shall be required by the Loan Documents) shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 9.07. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Liabilities, this Section 9.07 applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person. Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Borrower, provided that such reimbursement by the Lenders shall not affect the Borrower’s continuing reimbursement obligations with respect thereto, if any. The undertaking in this Section 9.07 shall survive termination of the Aggregate Commitments, the payment of all other Obligations and the resignation of the Administrative Agent.

Section 9.08 Agents in their Individual Capacities. DB Canada and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire Equity Interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with the Borrower and its Affiliates as though DB Canada were not the Administrative Agent hereunder and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, DB Canada or its Affiliates may receive information regarding the Borrower or any Affiliate of the Borrower (including information that may be subject to confidentiality obligations in favor of the Borrower or such Affiliate) and acknowledge that the Administrative Agent shall be under no obligation to provide such information to them. With respect to its Loans, DB Canada shall have the same rights and powers under this Agreement as any other Lender and may exercise such rights and powers as though it were not the Administrative Agent, and the terms “Lender” and “Lenders” include DB Canada in its individual capacity.

Section 9.09 Successor Agents. The Administrative Agent may resign as the Administrative Agent upon thirty (30) days’ notice to the Lenders and the Borrower. If the Administrative Agent resigns under this Agreement, the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which appointment of a successor agent shall require the consent of the Borrower at all times other than during the existence of an Event of Default under Section 8.01(f) or (g) (which consent of the Borrower shall not be unreasonably withheld or delayed). If no successor agent is appointed prior to the effective date of the resignation of the Administrative Agent, the Administrative Agent may appoint, after consulting with the Lenders and the Borrower, a successor agent from among the Lenders. Upon the acceptance of its appointment as successor agent hereunder, the Person acting as such successor agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent and the term “Administrative Agent”, shall mean such successor administrative agent and/or supplemental administrative agent, as the case may be, and the retiring Administrative Agent’s appointment, powers and duties as the Administrative Agent shall be terminated. After the retiring Administrative Agent’s resignation hereunder as the Administrative Agent, the provisions of this Article IX and Sections 10.04 and 10.05 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent under this Agreement. If no successor agent has accepted appointment as the Administrative Agent by the date which is thirty (30) days following the retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. Upon the acceptance of any appointment as the Administrative Agent hereunder by a successor, the Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges, and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under the Loan Documents.

Section 9.10 Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to the Borrower, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.10 and 10.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agents and their respective agents and counsel, and any other amounts due to the Administrative Agent under Sections 2.10 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 9.11 [Reserved].

Section 9.12 Other Agents; Arrangers and Managers. None of the Lenders or other Persons identified on the facing page or signature pages of this Agreement as a “syndication agent”, or “arranger” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

Section 9.13 Appointment of Supplemental Administrative Agents.

(a) It is the purpose of this Agreement and the other Loan Documents that there shall be no violation of any Law of any jurisdiction denying or restricting the right of banking corporations or associations to transact business as agent or trustee in such jurisdiction. It is recognized that in case of litigation under this Agreement or any of the other Loan Documents, and in particular in case of the enforcement of any of the Loan Documents, or in case the Administrative Agent deems that by reason of any present or future Law of any jurisdiction it may not exercise any of the rights, powers or remedies granted herein or in any of the other Loan Documents or take any other action which may be desirable or necessary in connection therewith, the Administrative Agent is hereby authorized to appoint an additional individual or institution selected by the Administrative Agent in its sole discretion as a separate trustee, co-trustee, administrative agent, collateral agent, administrative sub-agent or administrative co-agent (any such additional individual or institution being referred to herein individually as a “Supplemental Administrative Agent” and collectively as “Supplemental Administrative Agents”).

(b) Should any instrument in writing from the Borrower be required by any Supplemental Administrative Agent so appointed by the Administrative Agent for more fully and certainly vesting in and confirming to him or it such rights, powers, privileges and duties, the Borrower shall execute, acknowledge and deliver any and all such instruments promptly upon request by the Administrative Agent. In case any Supplemental Administrative Agent, or a successor thereto, shall die, become incapable of acting, resign or be removed, all the rights, powers, privileges and duties of such Supplemental Administrative Agent, to the extent permitted by Law, shall vest in and be exercised by the Administrative Agent until the appointment of a new Supplemental Administrative Agent.

ARTICLE X

Miscellaneous

Section 10.01 Amendments, Etc. Except as otherwise set forth in this Agreement, no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that no such amendment, waiver or consent shall:

(a) extend or increase the Commitment of any Lender without the written consent of each Lender directly affected thereby (it being understood that a waiver of any condition precedent set forth in Section 4.02 or the waiver of any Default shall not constitute an extension or increase of any Commitment of any Lender);

(b) postpone any date scheduled for, or reduce the amount of, any payment of principal or interest under Section 2.08 or 2.09 without the written consent of each Lender directly affected thereby, it being understood that the waiver of (or amendment to the terms of) any mandatory prepayment of the Loans shall not constitute a postponement of any date scheduled for the payment of principal or interest;

(c) reduce the principal of, or the rate of interest specified herein on, any Loan, or (subject to clause (iii) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate; or

(d) change any provision of this Section 10.01, the definition of “Required Lenders” or “Pro Rata Share” or Section 2.06(b)(ii)(Y), 2.07(c), 8.04 or 2.14 without the written consent of each Lender affected thereby;

and provided further that (i) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of, or any fees or other amounts payable to, the Administrative Agent under this Agreement or any other Loan Document; and (ii) Section 10.07(h) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Loans are being funded by an SPC at the time of such amendment, waiver or other modification. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender (it being understood that any Commitments or Loans held or deemed held by any Defaulting Lender shall be excluded for a vote of the Lenders hereunder requiring any consent of the Lenders).

Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Loans, the Incremental Loans and Additional Incremental Loans, if any, and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders.

In addition, notwithstanding the foregoing, this Agreement may be amended with the written consent of the Administrative Agent, the Borrower and the Lenders providing the relevant Replacement Term Loans (as defined below) to permit the refinancing of all outstanding Loans (“Refinanced Term Loans”) with a replacement term loan denominated in Dollars (“Replacement Term Loans”) hereunder; provided that (a) the aggregate principal amount of such Replacement Term Loans shall not exceed the aggregate principal amount of such Refinanced Term Loans, (b) the Applicable Rate with respect to such Replacement Term Loans (or similar interest rate spread applicable to such Replacement Term Loans) shall not be higher than the Applicable Rate for such Refinanced Term Loans (or similar interest rate spread applicable to such Refinanced Term Loans) immediately prior to such refinancing, (c) the Weighted Average Life to Maturity of such Replacement Term Loans shall not be shorter than the Weighted Average Life to Maturity of such Refinanced Term Loans at the time of such refinancing (except to the extent of nominal amortization for periods where amortization has been eliminated as a result of prepayment of the Refinanced Term Loans) and (d) all other terms applicable to such Replacement Term Loans shall be substantially identical to, or less favorable to the Lenders providing such Replacement Term Loans than those applicable to such Refinanced Term Loans, except to the extent necessary to provide for covenants and other terms applicable to any period after the latest final maturity of the Loans in effect immediately prior to such refinancing.

Section 10.02 Notices and Other Communications; Facsimile Copies.

(a) General. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder or under any other Loan Document shall be in writing (including by facsimile transmission). All such written notices shall be mailed, faxed or delivered to the applicable address, facsimile number or electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Borrower or the Administrative Agent, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.02 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties; and

(ii) if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a written notice to the Borrower and the Administrative Agent.

All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, four (4) Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail (which form of delivery is subject to the provisions of Section 10.02(b)), when delivered; provided that notices and other communications to the Administrative Agent, pursuant to Article II shall not be effective until actually received by such Person during the person’s normal business hours. In no event shall a voice mail message be effective as a notice, communication or confirmation hereunder.

(b) Effectiveness of Facsimile Documents and Signatures. Loan Documents may be transmitted and/or signed by facsimile or other electronic communication. The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as manually signed originals and shall be binding on all Loan Parties, the Agents and the Lenders.

(c) Reliance by Agents and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify each Agent-Related Person and each Lender from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower in the absence of gross negligence or willful misconduct. All telephonic notices to the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

Section 10.03 No Waiver; Cumulative Remedies. No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.

Section 10.04 Attorney Costs and Expenses. The Borrower agrees (a) if the Closing Date occurs, to pay or reimburse the Administrative Agent, the Co-Syndication Agents and the Arranger for all reasonable and documented out-of-pocket costs and expenses incurred in connection with the preparation, syndication, execution, delivery and administration of this

Agreement and the other Loan Documents, and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated thereby are consummated), including all Attorney Costs of White & Case LLP, Osler, Hoskin & Harcourt LLP and one local and foreign counsel in each relevant jurisdiction, and (b) to pay or reimburse the Administrative Agent, the Co-Syndication Agents, the Arranger and each Lender for all reasonable and documented out-of-pocket costs and expenses incurred in connection with the enforcement of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any legal proceeding, including any proceeding under any Debtor Relief Law, and including all Attorney Costs of counsel to the Administrative Agent). The foregoing costs and expenses shall include all reasonable search, filing and recording charges and fees related thereto, and other reasonable and documented out-of-pocket expenses incurred by any Agent. The agreements in this Section 10.04 shall survive the termination of the Aggregate Commitments and repayment of all other Obligations. All amounts due under this Section 10.04 shall be paid within ten (10) Business Days of receipt by the Borrower of an invoice relating thereto setting forth such expenses in reasonable detail. If the Borrower fails to pay when due any costs, expenses or other amounts payable by it hereunder or under any Loan Document, such amount may be paid on behalf of the Borrower by the Administrative Agent in its sole discretion.

Section 10.05 Indemnification by the Borrower. Whether or not the transactions contemplated hereby are consummated, the Borrower shall indemnify and hold harmless each Agent-Related Person, each Lender and their respective Affiliates, directors, officers, employees, counsel, agents, trustees, investment advisors and attorneys-in-fact (collectively the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including Attorney Costs) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (a) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (b) any Commitment or Loan or the use or proposed use of the proceeds therefrom, or (c) any actual or alleged presence or release of Hazardous Materials on, at, under or from any property currently or formerly owned or operated by the Borrower or any Subsidiary, or any Environmental Liability related in any way to the Borrower or any Subsidiary, or (d) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) (all the foregoing, collectively, the “Indemnified Liabilities”), in all cases, whether or not caused by or arising, in whole or in part, out of the negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements resulted from (x) the gross negligence, bad faith or willful misconduct of such Indemnitee or of any affiliate, director, officer, employee, counsel, agent or attorney-in-fact of such Indemnitee or (y) a material breach of the Loan Documents by such Indemnitee or of any affiliate, director, officer, employee, counsel, agent or attorney-in-fact of such Indemnitee. No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Agreement, nor shall any Indemnitee or the Borrower have any liability for any special, punitive, indirect or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date). In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 10.05 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Borrower, its directors, stockholders or creditors or an Indemnitee or any other Person, whether or not any Indemnitee is otherwise a party thereto and whether or not any of the transactions contemplated hereunder or under any of the other Loan Documents is consummated. All amounts due under this Section 10.05 shall be paid within ten (10) Business Days after demand therefor; provided, however, that such Indemnitee shall promptly refund such amount to the extent that there is a final judicial or arbitral determination that such Indemnitee was not entitled to indemnification or contribution rights with respect to such payment pursuant to the express terms of this Section 10.05. The agreements in this Section 10.05 shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

Section 10.06 Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to any Agent or any Lender, or any Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by any Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate.

Section 10.07 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that, except as otherwise provided herein (including without limitation as permitted under Section 7.04), the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee, (ii) by way of participation in accordance with the provisions of Section 10.07(e), (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.07(g) or (iv) to an SPC in accordance with the provisions of Section 10.07(h) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 10.07(e) and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (“Assignees”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A) the Borrower, provided that, no consent of the Borrower shall be required for an assignment to any other Lender, any Affiliate of a Lender or any Approved Fund) or, if an Event of Default under Section 8.01(a) or, with respect to the Borrower only, Section 8.01(f) or (g), has occurred and is continuing, any Assignee; provided, however, that during the 30 day period following the Closing Date, the Borrower shall be deemed to have consented to an assignment to any Lender if such Lender was previously identified in the initial allocations of the Loans provided by the Arranger to the Borrower and reviewed and approved by the Borrower in writing on or prior to the Closing Date; and

(B) the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment of all or any portion of a Loan to another Lender, an Affiliate of a Lender or an Approved Fund.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 unless the Borrower and the Administrative Agent otherwise consents, provided that (1) no such consent of the Borrower shall be required if an Event of Default under Section 8.01(a) or, with respect to the Borrower only, Section 8.01(f) or (g), has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its Affiliates or Approved Funds, if any;

(B) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption; and

(C) the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and any documentation required by Section 3.01(e).

(c) Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 10.07(d) and receipt by the Administrative Agent from the parties to each assignment of a processing and recordation fee of $3,500, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning

Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, 10.04 and 10.05 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, and the surrender by the assigning Lender of its Note, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this clause (c) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.07(e). For greater certainty, any assignment by a Lender pursuant to this Section 10.07 shall not in any way constitute or be deemed to constitute a novation, discharge, recession, extinguishment or substitution of the existing Indebtedness and any Indebtedness so assigned shall continue to be the same obligation and not a new obligations.

(d) The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and related interest amounts) of the Loans, and amounts due under Section 2.04, owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Agents and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, any Agent and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(e) Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement or the other Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in Section 10.01(a), (b), (c), (e) or (f) that directly affects such Participant. Subject to Section 10.07(f), the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01 (subject to the requirements of Section 3.01(e)), 3.04 and 3.05 (through the applicable Lender) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.07(b). To the extent permitted by applicable Law, each Participant also shall be entitled to the benefits of Section 10.09 as though it were a Lender; provided that such Participant agrees to be subject to

Section 2.14 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts of each participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”). The entries in the Participant Register shall be conclusive, absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such Loan or other obligation hereunder as the owner thereof for all purposes of this Agreement notwithstanding any notice to the contrary. Any such Participant Register shall be available for inspection by the Administrative Agent and the Borrower at any reasonable time and from time to time upon reasonable prior notice. Notwithstanding anything to the contrary contained in this Section 10.07(e), each Lender shall have the right to sell one or more participations in all or any part of its Loans, Commitments or other Obligations to one or more lenders or other Persons that provide financing to such Lender in the form of sales and repurchases of participations without having to satisfy the foregoing requirements.

(f) A Participant shall not be entitled to receive any greater payment under Section 3.01, 3.04 or 3.05 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.

(g) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(h) (Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. Each party hereto hereby agrees that (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower under this Agreement (including its obligations under Section 3.01, 3.04 or 3.05), (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable and such liability shall remain with the Granting Lender, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the Borrower and the Administrative Agent, assign all or any portion of its right to receive payment with respect to any Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or Guarantee Obligation or credit or liquidity enhancement to such SPC.

(i) Notwithstanding anything to the contrary contained herein, (1) any Lender may in accordance with applicable Law create a security interest in all or any portion of the Loans owing to it and the Note, if any, held by it and (2) any Lender that is a Fund may create a security interest in all or any portion of the Loans owing to it and the Note, if any, held by it to the trustee for holders of obligations owed, or securities issued, by such Fund as security for such obligations or securities; provided that unless and until such trustee actually becomes a Lender in compliance with the other provisions of this Section 10.07, (i) no such pledge shall release the pledging Lender from any of its obligations under the Loan Documents and (ii) such trustee shall not be entitled to exercise any of the rights of a Lender under the Loan Documents even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise.

(j) [Reserved].

Section 10.08 Confidentiality. Each of the Agents and the Lenders agrees to maintain the confidentiality of the Information and to not use or disclose such information, except that Information may be disclosed (a) to its Affiliates and its and its Affiliates’ directors, officers, employees, trustees, investment advisors and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent requested by any Governmental Authority; (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process; (d) to any other party to this Agreement; (e) subject to an agreement containing provisions substantially the same as those of this Section 10.08 (or as may otherwise be reasonably acceptable to the Borrower), to any pledgee referred to in Section 10.07(g) or 10.07(i), counterparty to a Swap Contract, Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or Participant in, any of its rights or obligations under this Agreement; (f) with the written consent of the Borrower; (g) to the extent such Information becomes publicly available other than as a result of a breach of this Section 10.08; (h) to any Governmental Authority or examiner (including the National Association of Insurance Commissioners or any other similar organization) regulating any Lender; (i) to any rating agency when required by it (it being understood that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Information relating to the Borrower received by it from such Lender); or (j) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder. In addition, the Agents and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Agents and the Lenders in connection with the administration and management of this Agreement, the other Loan Documents, the Commitments and the Loans. For the purposes of this Section 10.08, “Information” means all information received from the Borrower or its Affiliates or its Affiliates’ directors, officers, employees, trustees, investment advisors or agents, relating to the Borrower or any of its subsidiaries or their business, other than any such information that is publicly available to any Agent or any Lender prior to disclosure by the Borrower other than as a result of a breach of this Section 10.08; provided that, in the case of information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential or (ii) is delivered pursuant to Section 6.01, 6.02 or 6.03 hereof.

Section 10.09 Setoff. In addition to any rights and remedies of the Lenders provided by Law, upon the occurrence and during the continuance of any Event of Default, each Lender and its Affiliates is authorized at any time and from time to time, without prior notice to the Borrower, any such notice being waived by the Borrower (on its own behalf and on behalf of its Subsidiaries) to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other Indebtedness at any time owing by, such Lender and its Affiliates, to or for the credit or the account of the Borrower and its Subsidiaries against any and all Obligations owing to such Lender and its Affiliates hereunder or under any other Loan Document, now or hereafter existing, irrespective of whether or not such Agent or such Lender or Affiliate shall have made demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or Indebtedness. Notwithstanding anything to the contrary contained herein, no Lender or its Affiliates shall have a right to set off and apply any deposits held or other Indebtedness owning by such Lender or its Affiliates, to or for the credit or the account of any Subsidiary of the Borrower which is not a “United States person” within the meaning of Section 7701(a)(30) of the Code unless such Subsidiary is not a direct or indirect subsidiary of the Borrower. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set off and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights of the Administrative Agent and, each Lender under this Section 10.09 are in addition to other rights and remedies (including other rights of setoff) that the Administrative Agent and, such Lender may have.

Section 10.10 Counterparts. This Agreement and each other Loan Document may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by telecopier of an executed counterpart of a signature page to this Agreement and each other Loan Document shall be effective as delivery of an original executed counterpart of this Agreement and such other Loan Document. The Agents may also require that any such documents and signatures delivered by telecopier be confirmed by a manually signed original thereof; provided that the failure to request or deliver the same shall not limit the effectiveness of any document or signature delivered by telecopier.

Section 10.11 Integration. This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Agents or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

Section 10.12 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by each Agent and each Lender, regardless of any investigation made by any Agent or any Lender or on their behalf and notwithstanding that any Agent or any Lender may have had notice or knowledge of any Default at the time of any Borrowing, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.

Section 10.13 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 10.14 GOVERNING LAW.

(a) THIS AGREEMENT AND EACH OTHER LOAN DOCUMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK (EXCEPT AS OTHERWISE EXPRESSLY PROVIDED THEREIN).

(b) ANY LEGAL ACTION OR PROCEEDING ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK CITY OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF SUCH STATE, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, THE BORROWER, EACH AGENT AND EACH LENDER CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. THE BORROWER, EACH AGENT AND EACH LENDER IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED THERETO.

Section 10.15 WAIVER OF RIGHT TO TRIAL BY JURY. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH

RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 10.15 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 10.16 Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower and the Administrative Agent shall have been notified by each Lender, that each such Lender has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, each Agent and each Lender and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders except as permitted by Section 7.04.

Section 10.17 Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Borrower in respect of any such sum due from it to the Administrative Agent or the Lenders hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent from the Borrower in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or the Person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent in such currency, the Administrative Agent agrees to return the amount of any excess to the Borrower (or to any other Person who may be entitled thereto under applicable Law).

Section 10.18 Lender Action. Each Lender agrees that it shall not take or institute any actions or proceedings, judicial or otherwise, for any right or remedy against the Borrower or any other obligor under any of the Loan Documents (including the exercise of any right of setoff, rights on account of any banker’s lien or similar claim or other rights of self-help), or institute any actions or proceedings, or otherwise commence any remedial procedures, with respect to any Collateral or any other property of the Borrower, without the prior written consent of the Administrative Agent. The provision of this Section 10.18 are for the sole benefit of the Lenders and shall not afford any right to, or constitute a defense available to, the Borrower.

Section 10.19 USA PATRIOT Act. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the USA PATRIOT Act.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

SMART TECHNOLOGIES (HOLDINGS) INC.,
as Borrower,

By:	/s/ D.A. Martin
	Name:	David A. Martin
	Title:	Executive Chairman

Smart Holdco Credit Agreement

DEUTSCHE BANK AG, CANADA BRANCH
as Administrative Agent, Collateral Agent, and as a Lender,

By:	/s/ Leigh Knowles
	Name:	Leigh Knowles
	Title:	Vice President

By:	/s/ Rupert Gaws
	Name:	Rupert Gaws
	Title:	Vice President

Smart Holdco Credit Agreement

ROYAL BANK OF CANADA,
as Co-Syndication Agent

By:	/s/ Mark Gronich
	Name:	Mark Gronich
	Title:	Authorized Signatory

ROYAL BANK OF CANADA, as a Lender

By:	/s/ Mark Gronich
	Name:	Mark Gronich
	Title:	Authorized Signatory

Smart Holdco Credit Agreement

LLOYDS TSB BANK PLC,
as Co-Syndication Agent and

By:	/s/ Ian Brown
	Name:	Ian Brown
	Title:	MD, Acquisition Finance

Smart Holdco Credit Agreement

Schedule 1.01A

Unrestricted Subsidiaries

N/A

Schedule 2.01

Commitment

Lender	Commitment
DEUTSCHE BANK AG, CANADA BRANCH	$30,000,000
LLOYDS TSB BANK PLC	$18,000,000
ROYAL BANK OF CANADA	$12,000,000
Total	$60,000,000

Schedule 5.06

Litigations

Current Litigations:

1.	Case Name:

Polyvision Corporation v. SMART Technologies Inc. and SMART Technologies Corporation (Case No. 1:03-cv-476) consolidated with SMART Technologies Inc. v. Polyvision Corporation and Paragram Sales Company, Inc. (Case No. 1:04-cv-713)

Jurisdiction:

United States District Court for the Western District of Michigan

2.	Case Name:

M.D.K.M. Management Ltd. v. SMART Technologies Inc. (Case No. 07-CV-37589)

Jurisdiction

Ontario Superior Court of Justice

Pending/Threatened:

HCL Comnet and SMART Technologies Inc.

HCL Comnet is contesting SMART’s use of SMART Board mark in India. Asserting confusion with its trademark “SMART Manage”. India-based counsel retained to defend. We wrote letter in late 2006 asserting disagreement with HCL’s position. India-base counsel has not heard reply from HCL.

Schedule 5.11

Subsidiaries and Other Equity Investments

Subsidiary name, jurisdiction of formation and as to each such Subsidiary, the percentage of each class of stock owned by the Borrower and its Subsidiaries:

Subsidiary Name	Jurisdiction of Formation	Percentage of each class of Capital Stock owned by the Borrower and its Subsidiaries
Smart Technologies ULC	Alberta	100% by the Borrower
SMART Technologies China Inc.	Alberta	100% by the Company
SMART Bricks and Mortar Inc.	Alberta	100% by the Company
SMART Technologies Corporation	Delaware	100% by the Company
SMART Technologies (Japan) Inc.	Japan	100% by the Company
SMART Technologies GmbH	Germany	100% by the Company

Schedule 7.01(c)

Existing Liens

N/A

Schedule 7.03(c)

Existing Indebtedness

N/A

Schedule 7.04(f)

Subsidiaries to be Dissolved

N/A

Schedule 7.05(k)

Dispositions

The Company, a wholly owned Subsidiary of the Borrower, intends to transfer and assign to the Calgary SPV all of its interest, rights and obligations in and to the Calgary Property, as well as all of its interest, rights and obligations in and to a construction management contract with CANA Management Ltd. dated September 25, 2006; a contract for architectural services with GEC Architecture dated May 31, 2006; and a project manager consulting agreement with Dean Slater dated November 1, 2006 and any other agreements which relate to the development of the Calgary Property.

Schedule 7.08

Transactions with Affiliates

The Company, a wholly owned Subsidiary of the Borrower, intends to transfer and assign to the Calgary SPV all of its interest, rights and obligations in and to the Calgary Property, as well as all of its interest, rights and obligations in and to a construction management contract with CANA Management Ltd. dated September 25, 2006; a contract for architectural services with GEC Architecture dated May 31, 2006; and a project manager consulting agreement with Dean Slater dated November 1, 2006 and any other agreements which relate to the development of the Calgary Property.

Schedule 10.02

Administrative Agent’s Office, Certain Addresses for Notice

If to the Administrative Agent:

Marcellus Leung

Deutsche Bank AG, Canada Branch

199 Bay Street, Suite 4700

Commerce Court West, Box 263

Toronto, Ontario, Canada M5L 1E9

Phone: (416) 682-8252

Fax: (416) 682-8484

If to the Borrower:

SMART Technologies (Holdings) Inc.

Suite 300, 1207 11 Ave SW

Calgary, Alberta Canada

T3C 0M5

Attention: Susan Ruf

Borrower’s website: not applicable.

Exhibit A

COMMITTED LOAN NOTICE

To:	Deutsche Bank AG, Canada Branch, as Administrative Agent

Attention:	Deutsche Bank AG, Canada Branch
199 Bay Street, Suite 4700
Toronto, Ontario, Canada M5L 1E9

Fax:	(416) 682-8484

[Date]

Ladies and Gentlemen:

Reference is made to the holdings credit agreement dated as of August 22, 2007 (as amended, supplemented or otherwise modified from time to time, the “Holdings Credit Agreement”), among SMART Technologies (Holdings) Inc., as borrower (the “Borrower”), Deutsche Bank AG, Canada Branch, as Administrative Agent, the Lenders from time to time party thereto and the other parties party thereto. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Holdings Credit Agreement.

The Borrower hereby requests (select one):

☐	A Borrowing of new Loans

☐	A conversion of Loans

☐	A continuation of Loans

to be made on the terms set forth below:

(A)	Date of Borrowing, conversion or continuation (which is a Business Day)

(B)	Principal amount

(C)	Type of Loan[1]

(D)	Interest Period[2]

The above request has been made to the Administrative Agent by telephone at (416) 682-8252 (Marcellus Leung).

[1]	Specify Eurocurrency Rate Loan or Base Rate Loan.
[2]	Applicable for Eurocurrency Rate Loans only.

[The Borrower hereby represents and warrants to the Administrative Agent and the Lenders that, on the date of this Committed Loan Notice and on the date of the related Borrowing, the conditions to lending specified in paragraphs (h) and (i) of Section 4.01 of the Holdings Credit Agreement have been satisfied.]3

SMART TECHNOLOGIES (HOLDINGS) INC.

By:
Name: Title:

[3]	Insert bracketed language if the Borrower is requesting a Borrowing of new Loans.

EXHIBIT B

[Reserved]

EXHIBIT C

LENDER:	[ ]
PRINCIPAL AMOUNT: $[ ]

FORM OF

NOTE

New York, New York

[Date]

FOR VALUE RECEIVED, the undersigned, SMART TECHNOLOGIES (HOLDINGS) INC., a corporation incorporated under the laws of Alberta (the “Borrower”), hereby promises to pay to the Lender set forth above (the “Lender”) or its registered assigns, in lawful money of the United States of America in immediately available funds at the Administrative Agent’s Office (such term, and each other capitalized term used but not defined herein, having the meaning assigned to it in the holdings credit agreement dated as of August 28, 2007 (as amended, supplemented or otherwise modified from time to time, the “Holdings Credit Agreement”), among the Borrower, Deutsche Bank AG, Canada Branch, as Administrative Agent,, the Lenders from time to time party thereto and the other parties party thereto), (i) on the dates set forth in the Holdings Credit Agreement, the principal amounts set forth in the Holdings Credit Agreement with respect to Loans made by the Lender to the Borrower pursuant to the Holdings Credit Agreement and (ii) on each Interest Payment Date, interest at the rate or rates per annum as provided in the Holdings Credit Agreement on the unpaid principal amount of all Loans made by the Lender to the Borrower pursuant to the Holdings Credit Agreement.

The Borrower promises to pay interest, on demand, on any overdue principal and, to the extent permitted by law, overdue interest from their due dates at the rate or rates provided in the Holdings Credit Agreement.

The Borrower hereby waives diligence, presentment, demand, protest and notice of any kind whatsoever. The nonexercise by the holder hereof of any of its rights hereunder in any particular instance shall not constitute a waiver thereof in that or any subsequent instance.

All borrowings evidenced by this note and all payments and prepayments of the principal thereof and interest thereon and the respective dates thereof shall be endorsed by the holder hereof on the schedule attached hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof, or otherwise recorded by such holder in its internal records; provided, however, that the failure of the holder hereof to make such a notation or any error in such notation shall not affect the obligations of the Borrower under this note.

This note is one of the Term Notes referred to in the Holdings Credit Agreement that, among other things, contains provisions for the acceleration of the maturity hereof upon the happening of certain events, for optional and mandatory prepayment of the principal hereof prior to the maturity hereof and for the amendment or waiver of certain provisions of the Holdings Credit Agreement, all upon the terms and conditions therein specified.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

SMART TECHNOLOGIES (HOLDINGS) INC.

By:
Name: Title:

2

LOANS AND PAYMENTS

Date	Amount of Loan ($)	Maturity Date	Payments of Principal/Interest ($)	Principal Balance of Note ($)	Name of Person Making the Notation

3

EXHIBIT D

[Reserved]

EXHIBIT E

FORM OF

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between the Assignor (as defined below) and the Assignee (as defined below). Capitalized terms used in this Assignment and Assumption and not otherwise defined herein have the meanings specified in the holdings credit agreement dated as of August 28, 2007 (as amended, supplemented or otherwise modified from time to time, the “Holdings Credit Agreement”), among SMART Technologies (Holdings) Inc., as borrower (the “Borrower”), Deutsche Bank AG, Canada Branch, as Administrative Agent, the Lenders from time to time party thereto and the other parties party thereto, receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Holdings Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Holdings Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the facility identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Holdings Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor (the “Assignor”):

2.	Assignee (the “Assignee”):

[Assignee is a Lender.]

[Assignee is an Affiliate of: [Name of Lender], a Lender]

[Assignee is an Approved Fund of: [Name of Lender], a Lender]

3.	Borrower: SMART Technologies (Holdings) Inc.

4.	Administrative Agent: Deutsche Bank AG, Canada Branch

5.	Assigned Interest:

Facility	Aggregate Amount of Commitment/Loans of all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans[1]
Loans	$	$		%

Effective Date: [                                        ]

[Remainder of Page Intentionally Blank]

[1]	Set forth, to at least 8 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

The terms set forth in this Assignment and Assumption are hereby agreed to:

[NAME OF ASSIGNOR], as Assignor

By:
Name: Title:

[NAME OF ASSIGNEE], as Assignee

By:
Name: Title:

[Consented to and][2] Accepted:

DEUTSCHE BANK AG, CANADA BRANCH, as Administrative Agent,

By:
Name: Title:

[2]	No consent of the Administrative Agent shall be required for an assignment of all or any portion of a Loan to another Lender, an Affiliate of a Lender or an Approved Fund.

SMART TECHNOLOGIES (HOLDINGS) INC., as Borrower

By:
Name: Title:

ANNEX I

TO EXHIBIT E

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Holdings Credit Agreement, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Holdings Credit Agreement, (iii) the financial condition of the Borrower, or any of their Subsidiaries or Affiliates or any other Person obligated in respect of the Holdings Credit Agreement or (iv) the performance or observance by the Borrower, or any of its Subsidiaries or Affiliates or any other Person of any of its obligations under the Holdings Credit Agreement.

1.2 Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Holdings Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Holdings Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Holdings Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Holdings Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 6.01 thereof, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on any Agent or any other Lender, and (v) attached to this Assignment and Assumption is any documentation required to be delivered by it pursuant to Section 3.01(g) of the Holdings Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Assignor, any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Holdings Credit Agreement, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Holdings Credit Agreement are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by facsimile or other electronic transmission shall be as effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be construed in accordance with and governed by the law of the State of New York.

Exhibit F-1

SIMPSON THACHER& BARTLETT LLP

425 LEXINGTON AVENUE

NEW YORK, N.Y. 10017-3954

(212) 455-0000

FACSIMILE: (212) 455-2502

DIRECT DIAL NUMBER	E-MAIL ADDRESS

August 28, 2007

Deutsche Bank AG, Canada Branch, as Administrative Agent under the Credit Agreement, as hereinafter

defined (the “Administrative Agent”)

and

The Lenders listed on Schedule I hereto

which are parties to the Credit Agreement

on the date hereof

Re:	Holdings Credit Agreement dated as of August 28, 2007 (the “Credit Agreement”) among
SMART Technologies (Holdings) Inc. (the “Company”), the lending institutions identified in the Credit Agreement (the “Lenders”) and the Administrative Agent

Ladies and Gentlemen:

We have acted as counsel to the Company in connection with the preparation, execution and delivery of the following documents: (i) the Credit Agreement and (ii) the Notes delivered to the Lenders on the date hereof. The documents described in the foregoing clauses (i) and (ii) are collectively referred to herein as the “Credit Documents”. Unless otherwise indicated, capitalized terms used but not defined herein shall have the respective meanings set forth in the Credit Agreement. This opinion is furnished to you pursuant to Section 4.01(a)(iv) of the Credit Agreement.

In connection with this opinion, we have examined (i) the Credit Agreement, signed by the Company and by the Administrative Agent and certain of the Lenders and (ii) the Notes, signed by the Company. We also have examined the originals, or duplicates or certified or

LOS ANGELES	PALO ALTO	WASHINGTON, D.C.	HONG KONG	LONDON	TOKYO

SIMPSON THACHER & BARTLETT LLP	August 28, 2007

conformed copies, of such records, agreements, instruments and other documents and have made such other investigations as we have deemed relevant and necessary in connection with the opinions expressed herein. As to questions of fact material to this opinion, we have relied upon certificates of public officials and of officers and representatives of the Company. In addition, we have examined, and have relied as to matters of fact upon, the representations made in the Credit Documents.

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents.

In rendering the opinion set forth in paragraph 1 below we have assumed that (1) each of the Credit Documents is a valid and legally binding obligation of each of the parties thereto other than the Company, (2) the Company is validly existing and in good standing under the laws of the jurisdiction in which it is organized and has duly authorized, executed and delivered each of the Credit Documents in accordance with its organizational documents, (3) execution, delivery and performance by the Company of the Credit Documents do not violate the laws of Canada or any province thereof or any other applicable laws (excepting the law of the State of New York and the federal laws of the United States) and (4) execution, delivery and performance by the Company of the Credit Documents do not constitute a breach or violation of any agreement or instrument which is binding upon the Company.

Based upon and subject to the foregoing, and subject to the qualifications and limitations set forth herein, we are of the opinion that:

1. Each Credit Document constitutes the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms.

2. The execution and delivery by the Company of the Credit Documents, the Company’s borrowings in accordance with the terms of the Credit Documents and performance of the Company’s payment obligations thereunder assuming that proceeds of the borrowings will be used in accordance with the terms of the Credit Documents, will not result in any violation of any Federal or New York statute or any rule or regulation issued pursuant to any New York or Federal statute or any order known to us issued by any court or governmental agency or body.

SIMPSON THACHER & BARTLETT LLP	August 28, 2007

3. No consent, approval, authorization, order, filing, registration or qualification of or with any Federal or New York governmental agency or body is required for the execution and delivery by the Company of the Credit Documents, the borrowings by the Company in accordance with the terms of the Credit Documents or the performance by the Company of its payment obligations under the Credit Documents.

4. The Company is not an “investment company” within the meaning of, and subject to regulation under, the Investment Company Act of 1940, as amended.

5. To our knowledge there is no action, suit or proceeding now pending before or by any court, arbitrator or governmental agency, body or official of the United States or any State of the United States to which the Company is a party or to which the business, assets or property of the Company is subject, and no such action, suit or proceeding is threatened to which the Company would be a party or to which the business, assets or property of the Company would be subject, that in either case questions the validity of the Credit Documents.

6. Assuming that the Company will comply with the provisions of the Credit Agreement relating to the use of proceeds, the execution and delivery of the Credit Agreement by the Company and the making of the Loans under the Credit Agreement will not violate Regulation T, U or X of the Board of Governors of the Federal Reserve System.

Our opinion in paragraph 1 above is subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law), (iii) an implied covenant of good faith and fair dealing and (iv) the effects of the possible judicial application of foreign laws or foreign governmental or judicial action affecting creditors rights.

We note that (A) a New York statute provides that with respect to a foreign currency obligation a court of the State of New York shall render a judgment or decree in such foreign currency and such judgment or decree shall be converted into currency of the United States at the rate of exchange prevailing on the date of entry of such judgment or decree and (B) with respect to a foreign currency obligation a United States Federal court in New York may award judgment in United States dollars, provided that we express no opinion as to the rate of exchange such court would apply.

We express no opinion with respect to:

(A) the effect of any provision of the Credit Documents which is intended to permit modification thereof only by means of an agreement in writing by the parties thereto;

SIMPSON THACHER & BARTLETT LLP	August 28, 2007

(B) the effect of any provision of the Credit Documents insofar as it provides that any Person purchasing a participation from a Lender or other Person may exercise set-off or similar rights with respect to such participation or that any Lender or other Person may exercise set-off or similar rights other than in accordance with applicable law;

(C) the effect of any provision of the Credit Documents imposing penalties or forfeitures;

(D) the enforceability of any provision of the Credit Documents to the extent that such provision constitutes a waiver of illegality as a defense to performance of contract obligations;

(E) the effect of any provision of the Credit Documents relating to indemnification or exculpation in connection with violations of any securities laws or relating to indemnification, contribution or exculpation in connection with willful, reckless or criminal acts or gross negligence of the indemnified or exculpated Person or the Person receiving contribution; and

(F) the enforceability of the provision of Section 10.17 of the Credit Agreement.

In connection with the provisions of the Credit Agreement whereby the parties submit to the jurisdiction of the courts of the United States of America located in the State of New York, we note the limitations of 28 U.S.C. §§ 1331 and 1332 on subject matter jurisdiction of the Federal courts. In connection with the provisions of the Credit Agreement which relate to forum selection (including, without limitation, any waiver of any objection to venue or any objection that a court is an inconvenient forum), we note that under NYCPLR § 510 a New York State court may have discretion to transfer the place of trial, and under 28 U.S.C. § 1404(a) a United States District Court has discretion to transfer an action from one Federal court to another.

With respect to matters of Canadian law, we understand that you are relying on the opinions of Bumet Duckworth & Palmer LLP and Fasken Martineau DuMoulin LLP each dated the date hereof.

We do not express any opinion herein concerning any law other than the law of the State of New York and the Federal law of the United States.

This opinion letter is rendered to you in connection with the above described transactions. This opinion letter may not be relied upon by you for any other purpose, or relied upon by, or furnished to, any other person, firm or corporation without our prior written consent, except that this opinion letter may be furnished (but not relied upon by such other Person, firm or corporation) without our prior written consent (i) to any Person that purchases an interest in or a

SIMPSON THACHER & BARTLETT LLP	August 28, 2007

participation in the Credit Agreement, (ii) to accountants and counsel for any Lender or the Administrative Agent on the basis that they make no further disclosure, (iii) to bank and insurance company examiners and (iii) pursuant to judicial or governmental order or legal requirement.

Very truly yours,

SIMPSON THACHER & BARTLETT LLP

SIMPSON THACHER & BARTLETT LLP

SCHEDULE I

THE LENDERS

Deutsche Bank AG, Canada Branch

Royal Bank of Canada

Lloyds TSB Bank Plc

EXHIBIT F-2

Fasken Martineau DuMoulin LLP	www.fasken.com
Barristers and Solicitors
Patent and Trade-mark Agents

66 Wellington Street West
Suite 4200, Toronto Dominion Bank Tower	FASKEN
Box 20, Toronto-Dominion Centre	MARTINEAU
Toronto, Ontario, Canada M5K 1N6

416 366 8381 Telephone
416 364 7813 Facsimile

August 28, 2007

File No.: 273523.00001

Deutsche Bank AG, Canada Branch, as Administrative Agent and Collateral Agent under the First Lien Credit Agreement (as defined below) and the Second Lien Credit Agreement (as defined below) and as Administrative Agent under the Holdings Credit Agreement (as defined below).

- and to -

Royal Bank of Canada, as RC Agent

- and to -

The Lenders (including each L/C Issuer and Swing Line Lender, as such terms are defined in the First Lien Credit Agreement) on the date hereof

- and to -

The Lenders (as defined in the Second Lien Credit Agreement) on the date hereof

- and to -

The Lenders (as defined in the Holdings Credit Agreement) on the date hereof

Dear Sirs/Mesdames:

Re:	SMART Technologies ULC – Credit Facilities

We have acted as special counsel in the Province of Ontario to SMART Technologies ULC (the “Borrower”) and SMART Technologies (Holdings) Inc. (“SMART Holdings” and together with the Borrower, the “Canadian Obligors”) in connection with (a) First Lien Credit Agreement dated as of August 28, 2007 and made among SMART and SMART Holdings,

*	Fashion Martineau DuMoulin LLP is a limited liability partnership and includes law corporations

Vancouver	Calgary	Toronto	Montréal	Québec City	New York	London	Johannesburg

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Deutsche Bank AG, Canada Branch, as administrative agent and collateral agent (the “First Lien Agent”), Royal Bank of Canada, as administrative agent for the revolving credit facility, as issuer of letters of credit and as swingline lender and the lenders party thereto from time to time, (b) a Second Lien Credit Agreement dated as of August 28, 2007 (the “Second Lien Credit Agreement”) and made among SMART, SMART Holdings, Deutsche Bank AG, Canada Branch, as administrative agent and collateral agent (the “Second Lien Agent” and together with the First Lien Agent, the “Agents”) and the lenders party thereto from time to time and (c) a Credit Agreement dated as of August 28, 2007 and made among SMART Holdings, Deutsche Bank AG, Canada Branch, as administrative agent and the lenders party thereto from time to time (the “Holdings Credit Agreement”).

In connection with the foregoing, we have examined copies of:

(a)	a First Lien Pledge and Security Agreement dated as of August 28, 2007 made between SMART, SMART Holdings and the First Lien Agent (the “First Pledge”);

(b)	a Second Lien Pledge and Security Agreement dated as of August 28, 2007 made between SMART, SMART Holdings and the Second Lien Agent (the “Second Pledge” and together with the First Pledge, the “Pledge Agreements”); and

(c)	verification statements issued by the Ontario Personal Property Security Registry System (“OPPSR”) in respect of the Financing Statements (as defined below) registered under the Personal Property Security Act (Ontario) (the “PPSA”) against the Canadian Obligors.

A.	Scope of Enquiry

In addition, we have examined such statutes and regulations, public records and certificates of government officials, made such further examinations, investigations and searches and considered such questions of law as we have considered relevant or necessary as a basis for the opinions hereinafter expressed.

B.	Definitions

The terms “account”, “collateral”, “financing change statement”, “financing statement”, “goods”, “instrument”, “personal property”, “proceeds”, “security” and “security interest” are used in this opinion letter with the same respective defined meanings assigned to them in Subsection 1(1) of the PPSA and the terms “attached” and “perfected” (and other grammatical forms of each thereof) are used in this opinion letter with the same respective meanings attributed to them in the PPSA.

C.	Jurisdiction

The opinions expressed in this opinion letter are limited to questions of law applicable in the Province of Ontario, and such statutes and regulations of the Province of Ontario and of Canada applicable in Ontario (collectively, “Ontario Law”) in force as at the date of this opinion letter.

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Without limiting the generality of the immediately preceding sentence, (a) we express no opinion with respect to the laws of any other jurisdiction to the extent that those laws may govern the validity, perfection, effect of perfection or non-perfection or enforcement of the security interests created by the Pledge Agreements as a result of the application of the conflict of laws rules of Ontario Law, including, without limitation, Sections 5 to 8 of the PPSA and (b) we express no opinion whether, pursuant to those conflict of laws rules, any Ontario Law would govern the validity, perfection, effect of perfection or non-perfection or enforcement of those security interests.

D.	Assumptions

As a basis for our opinions, we have made the following assumptions:

(a)	all signatures on documents submitted to us are genuine, the documents submitted to us as originals are authentic and complete, and the documents submitted to us as copies conform to authentic and complete original documents;

(b)	all facts set forth in official public records and certificates and other documents supplied by public officials or otherwise conveyed to us by public officials are and remain at all material times complete, true and accurate;

(c)	all relevant individuals had full legal capacity at all relevant times;

(d)	none of the documents, originals or copies of which we have examined has been amended, and there are no agreements or understandings between the parties, written or oral, and there is no usage of trade or course of prior dealing between the parties that would, in either case, define, supplement or qualify the terms of these documents;

(e)	neither Financing Statement has been amended or discharged since its registration date;

(f)	the Pledge Agreements constitute legal, valid and binding obligations of the parties thereto under the laws of the Province of Alberta and of Canada applicable in Alberta (“Alberta Law”) enforceable against the parties thereto in accordance with the respective terms of the Pledge Agreements under Alberta Law and would be enforced under Alberta Law as written and the provisions thereof would be given the same meaning under Alberta Law that would be given if the Pledge Agreements were governed by Ontario Law; and

(g)	each party to the Pledge Agreements is a body corporate, limited partnership or other legal entity validly existing under the laws of its jurisdiction of incorporation or formation, has all requisite capacity and power to execute, deliver and perform the Pledge Agreements to which it is a party, has taken all necessary corporate or partnership, statutory, regulatory and other action to authorize the execution, delivery and performance by it of such Pledge Agreements to which it is a party and has duly executed and delivered such Pledge Agreements.

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E.	Registrations

The Agents have provided us with verification statements verifying the registrations of financing statements under the PPSA on August 17, 2007 as ‘registration number 20070817 1741 1590 9910, file reference number 638289837 and registration 20070817 1741 1590 9909, file reference number 638289828, respectively against each of the Borrower and SMART Holdings (the “Financing Statements”) in respect of the security interests created by each of the Borrower and SMART Holdings in favour of the applicable Agent under their respective Pledge Agreements.

F.	Opinions

Based and relying on the foregoing and subject to the qualifications outlined below, we are of the opinion that:

1.	Each Pledge Agreement creates valid security interests in favour of the Agent for the benefit of the Secured Parties in the Collateral (as defined therein) (the “Ontario Personal Property Collateral”) in which the Canadian Obligor party thereto now has rights which secures the payment and performance of the Secured Obligations (as defined therein). Each Pledge Agreement is sufficient to create valid security interests in Ontario Personal Property Collateral in which the Canadian Obligor party thereto hereafter acquires rights when those rights are acquired to secure the payment and performance of the Secured Obligations (as defined therein).

2.	Registration has been made in all public offices provided for under Ontario Law where such registration is necessary to preserve, protect or perfect the security interests created in favour of the Agents under the Pledge Agreements.

3.	The execution and delivery of the Pledge Agreements by each Canadian Obligor and the grant of security contemplated thereunder do not contravene any applicable Ontario Law.

G.	Qualifications

The opinions expressed in this opinion letter are subject to the following qualifications:

General Qualifications

(a)	No opinion is expressed in this opinion letter as to any of those matters which we have assumed for the purposes of rendering the opinions expressed herein.

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PPSA Qualifications

(b)	With respect to the security interests in the Ontario Personal Property Collateral created in favour of the Agents under the Pledge Agreements:

(i)	a security interest perfected by registration of either Financing Statement will only remain perfected by such registration until its expiry date, unless it is renewed before its expiry date by the filing of a financing change statement or Form 3C properly completed in the manner prescribed under the PPSA. We will not renew any such registration unless specifically retained for that purpose shortly before its expiry;

(ii)	changes in the corporate name of a Canadian Obligor, the adoption of a French or combined English/French form of the name of a Canadian Obligor or transfer by a Canadian Obligor to any other person of any of its property subject to the security interests created in favour of the applicable Agent would require timely registration of a financing change statement properly completed in the manner prescribed under the PPSA to preserve the priority and perfection of the security interests therein;

(iii)	any security interest expressed to be created under any Pledge Agreement in any collateral acquired by a Canadian Obligor after the execution and delivery thereof will not attach to such collateral (and will not be enforceable against third parties or perfected) until such Canadian Obligor acquires rights in such collateral; and

(iv)	no opinion is expressed in this opinion letter with respect to any security interest in collateral that is transformed in such a way that it is not identifiable or traceable or in any proceeds of collateral that are not identifiable or traceable.

(c)	No opinion is expressed in this opinion letter on any security interest expressed to be created under any Pledge Agreement in any property to the extent the PPSA does not apply to such interest or property in accordance with section 4 of the PPSA, or the validity of which is not governed by the PPSA in accordance with sections 5 to 8 of the PPSA.

Real Property Qualifications

(d)	No opinion is expressed in this opinion letter on the creation, validity, effect or perfection of any mortgage, charge or security interest in real property, any personal property that is or becomes a fixture or any building materials that have been affixed to real property.

General Security Qualifications

(e)

No opinion is expressed in this opinion letter as to title to, rights in or the beneficial interest of a Canadian Obligor or any other person in any real or personal property or as to the priority of any mortgage, charge or security interest contained in or to be granted pursuant to any Pledge Agreement. Our opinions expressed in this opinion letter do not address the fact that more particularized registrations may be made relative to certain types of collateral specified in the

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PPSA (such as motor vehicles) which would afford greater protection to the Agents against competing claims to the same type of collateral. In addition, the security interests created in favour of the Agents under the Pledge Agreements may rank subsequent in priority to liens, charges and claims arising pursuant to legislation and not requiring registration.

(f)	A security interest in (i) a trade mark, copyright, industrial design, patent, patent application, license or any goods purchased under any licence, (ii) an approval, privilege, quota, franchise, permit or lease, (iii) an instrument, contract, account or agreement or (iv) property subject to any of the Canada Shipping Act (Canada), the Copyright Act (Canada), the Integrated Circuits Topography Act (Canada), the Industrial Designs Act (Canada), the Patent Act (Canada), the Plant Breeders’ Rights Act (Canada), the Canada Transportation Act (Canada), the Trade-marks Act (Canada), the Financial Administration Act (Canada) or the Railway Act (Ontario) (the “Special Property Statutes”) may not be perfected, valid, binding or enforceable because of the nature or terms of such property, or to the extent the nature or terms of such property or any statute or regulation require a consent, approval, acknowledgment, notice or other authorization or registration which has not been given or made. No opinion is expressed with respect to any security interest in any privilege, quota, license, franchise or permit which may not constitute personal property.

(g)	No opinion is expressed in this opinion letter as to any required registration, filing, recording or notice under any of the Special Property Statutes in respect of such security interest in any personal property subject to the Special Property Statutes.

(h)	Our opinions in paragraph 2 do not address any of the following matters:

(i)	any required registration, filing, recording or notice in respect of any fixtures, goods that may become fixtures, crops, minerals or hydrocarbons to be extracted, or timber to be cut; or

(ii)	any required caution filing which may be required in certain circumstances where goods are intended to be brought or are brought into Ontario.

H.	Reliance

The opinions expressed in this opinion letter are given solely for the benefit for the addressees in connection with the transactions referred to in this opinion letter, and may not, in whole or in part, be relied upon by or shown or distributed to any other person; provided however that this opinion may be shown to prospective Lenders and Participants (as such terms are defined under the applicable credit agreements referred to in this opinion letter).

Yours truly,

FASKEN MARTINEAU DuMOULIN LLP

Fasken Martineau DuMoulin LLP *	www.fasken.com
Barristers and Solicitors
Patent and Trade-mark Agents

3400 First Canadian Centre
350 - 7th Avenue SW	FASKEN
Calgary, Alberta, Canada T2P 3N9	MARTINEAU

403 261 5350 Telephone
403 261 5351 Facsimile

August 28, 2007

File No.: 273253.00001

Deutsche Bank AG, Canada Branch, as Administrative Agent and Collateral Agent under the First Lien Credit Agreement (as defined below) and the Second Lien Credit Agreement (as defined below) and as Administrative Agent under the Holdings Credit Agreement (as defined below)

- and to -

Royal Bank of Canada as RC Agent

- and to -

The Lenders, including each L/C Issuer and Swingline Lender (as each such term is defined in the First Lien Credit Agreement), on the date hereof

- and to -

The Lenders (as defined in the Second Lien Credit Agreement) on the date hereof

- and to -

The Lenders (as defined in the Holdings Credit Agreement) on the date hereof

Dear Sirs/Mesdames:

Re:	SMART Technologies ULC — Credit Facilities

We have acted as special counsel in the Province of Alberta to SMART Technologies ULC (“SMART”) and SMART Technologies (Holdings) Inc. (“SMART Holdings”) for the purpose of rendering this opinion in connection with:

(a)	a First Lien Credit Agreement dated as of August 28, 2007 and made among SMART and SMART Holdings, Deutsche Bank AG, Canada Branch, as administrative agent and collateral agent (the “First Lien Agent”), Royal Bank of Canada, as administrative agent for the revolving credit facility, as issuer of letters of credit and as swingline lender and the other lenders party thereto from time to time (the “First Lien Credit Agreement”);

*	Fashion Martineau DuMoulin LLP is a limited liability partnership and includes law corporations

Vancouver	Calgary	Toronto	Montréal	Québec City	New York	London	Johannesburg

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(b)	a Second Lien Credit Agreement dated as of August 28, 2007 and made among SMART, SMART Holdings, Deutsche Bank AG, Canada Branch, as administrative agent and collateral agent (the “Second Lien Agent”) and the other lenders party thereto from time to time (the “Second Lien Credit Agreement”);

(c)	a Credit Agreement dated as of August 28, 2007 and made among SMART Holdings, Deutsche Bank AG, Canada Branch, as administrative agent and the lenders party thereto from time to time (the “Holdings Credit Agreement”);

(d)	the following notes:

(i)	a term note dated August 28, 2007 and issued by SMART in favour of Deutsche Bank AG, Canada Branch pursuant to the terms of the First Lien Credit Agreement;

(ii)	a term note dated August 28, 2007 and issued by SMART in favour of Royal Bank of Canada pursuant to the terms of the First Lien Credit Agreement;

(iii)	a term note dated August 28, 2007 and issued by SMART in favour of Lloyds TSB Bank Plc pursuant to the terms of the First Lien Credit Agreement;

(iv)	a term note dated August 28, 2007 and issued by SMART in favour of Deutsche Bank AG, Canada Branch pursuant to the terms of the Second Lien Credit Agreement;

(v)	a term note dated August 28, 2007 and issued by SMART in favour of Royal Bank of Canada pursuant to the terms of the Second Lien Credit Agreement;

(vi)	a term note dated August 28, 2007 and issued by SMART in favour of Lloyds TSB Bank Plc pursuant to the terms of the Second Lien Credit Agreement;

(vii)	a term note dated August 28, 2007 and issued by SMART in favour of Deutsche Bank AG, Canada Branch pursuant to the terms of the Holdings Credit Agreement;

(viii)	a term note dated August 28, 2007 and issued by SMART in favour of Royal Bank of Canada pursuant to the terms of the Holdings Credit Agreement;

(ix)	a term note dated August 28, 2007 and issued by SMART in favour of Lloyds TSB Bank Plc pursuant to the terms of the Holdings Credit Agreement; and

(x)	a revolving credit note dated August 28, 2007 and issued by SMART in favour of Deutsche Bank AG Canada Branch, pursuant to the terms of First Lien Credit Agreement;

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(xi)	a revolving credit note dated August 28, 2007 and issued by SMART in favour of Royal Bank of Canada, pursuant to the terms of First Lien Credit Agreement;

(xii)	a revolving credit note dated August 28, 2007 and issued by SMART in favour of Lloyds TSB Bank PLC, pursuant to the terms of First Lien Credit Agreement;

(collectively, the “Notes”)

(e)	a First Lien Pledge and Security Agreement dated as of August 28, 2007 made between SMART, SMART Holdings and the First Lien Agent (the “First Lien Security Agreement”);

(f)	a Second Lien Pledge and Security Agreement dated as of August 28, 2007 made between SMART, SMART Holdings and the Second Lien Agent (the “Second Lien Security Agreement”);

(g)	a First Lien Guarantee dated as of August 28, 2007 made between SMART Holdings and the First Lien Agent (the “First Lien Guarantee”);

(h)	a Second Lien Guarantee dated as of August 28, 2007 made between SMART Holdings and the Second Lien Agent (the “Second Lien Guarantee”); and

(i)	an Intercreditor Agreement dated as of August 28, 2007 made between the First Lien Agent, the Second Lien Agent, SMART, SMART Holdings and SMART Technologies Corporation (the “Intercreditor Agreement”)

(collectively, the “Transaction Documents” and individually a “Transaction Document”).

A.	Additional Definitions

In this opinion letter:

“Alberta Agreements” means the Security Agreements and the Guarantees;

“Alberta Court” means the Court of Queen’s Bench in the Province of Alberta;

“Canadian Obligors” means SMART and SMART Holdings;

“Credit Agreements” means the First Lien Credit Agreement, the Second Lien Credit Agreement and Holdings Credit Agreement;

“Guarantees” means the First Lien Guarantee and the Second Lien Guarantee;

“New York Transaction Documents” means the Credit Agreements, the Notes and the Intercreditor Agreement; and

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“Security Agreements” means the First Lien Security Agreement and the Second Lien Security Agreement.

Each capitalized term used but not otherwise defined herein, has the meaning ascribed to it in the First Credit Agreement.

In addition, as the context permits, the terms “account”, “collateral”, “consumer goods”, “control”, “debtor”, “equipment”, “financing change statement”, “financing statement”, “goods”, “instrument”, “intangibles”, “inventory”, “investment property”, “personal property”, “proceeds”, “secured party”, “security”, “security account”, “security interest”, “serial number”, “serial number goods”, and other terms defined in the PPSA are used in this opinion letter with the same respective defined meanings assigned to them in Subsection 1(1) of the Personal Property Security Act (Alberta) (“PPSA”), and the terms “attached” and “perfected” (and any grammatical forms of each thereof), are used in this opinion letter with the same respective meanings attributed to them in the PPSA.

B.	Documentation

We have examined an executed original, or a copy, notarized, certified or otherwise identified to our satisfaction of each of the Transaction Documents.

C.	Jurisdiction

We are solicitors qualified to practise law in the Province of Alberta and, we express no opinion in this opinion letter as to any laws or any matters governed by any laws other than the laws of the Province of Alberta and the federal laws of Canada applicable in the Province of Alberta (“Alberta Law”). In particular, without limiting the generality of the immediately preceding sentence, no opinion is expressed with respect to the laws of any other jurisdiction to the extent these laws may govern the validity, perfection, effect of perfection or non-perfection or enforcement of the security interests created by the Security Agreements as a result of the application of the Alberta conflict of laws rules including, without limitation, the provisions of the PPSA. In addition, we express no opinion as to whether Alberta Law would govern the validity, perfection, effect of perfection or non-perfection or enforcement of those security interests.

D.	Scope of Examination

In connection with the opinions expressed in this letter, we have considered such questions of law and examined such public records, certificates and other documents and conducted such other examinations as we have considered necessary for the purposes of the opinions expressed in this letter.

E.	Assumptions and Reliance

For the purposes of the opinions expressed in this opinion letter, we have assumed:

(a)	that each of the Canadian Obligors:

(i)	is a valid and subsisting corporation under the Business Corporations Act (Alberta);

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(ii)	has the requisite corporate power and capacity to execute, deliver and perform its obligations under the Transaction Documents to which it is a party;

(iii)	has taken all necessary corporate action to authorize the execution, delivery and performance by it of the Transaction Documents to which it is a party; and

(iv)	has duly executed and delivered the Transaction Documents to which it is a party;

(b)	the legal capacity of all individuals at all relevant times, the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as copies or reproductions;

(c)	the accuracy, currency and completeness of the indices and filing systems maintained at the public offices where we have searched or enquired or have caused searches or enquiries to be conducted;

(d)	that all facts set forth in all certificates supplied, or otherwise conveyed to us are true, complete and accurate;

(e)	the collateral as specified in the Security Agreements (the “Collateral”) does not include consumer goods (as the term “consumer goods” is defined in the PPSA);

(f)	value has been given by the Collateral Agent to the Canadian Obligors, the Canadian Obligors have rights in the Collateral, and the Collateral Agent has not agreed in writing with the Canadian Obligors to postpone the time for attachment of the security interests purported to be created by the Security Agreements; and

(g)	that insofar as any obligation under the Security Agreements is to be performed in any jurisdiction other than the Province of Alberta, its performance will not be illegal or unenforceable by virtue of the laws of that other jurisdiction;

(h)	the name and address of the Collateral Agent are as set forth in the financing statement(s) that have been registered at the Alberta Personal Property Registry;

(i)	the New York Transaction Documents and the Obligations thereunder constitute legal, valid and binding obligations of the parties thereto under the laws of the State of New York (“New York Law”) enforceable against the parties thereto in accordance with the respective terms of the New York Transaction Documents under New York Law and would be enforced under New York Law as written and the provisions thereof and Obligations thereunder would be given the same meaning under New York Law that would be given if the New York Transaction Documents were governed by Alberta Law; and

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(j)	Our opinions expressed in paragraphs 7 and 8 are based on the current provisions of the Income Tax Act (Canada) (the “Tax Act:”), the Regulations thereunder, any proposed amendments thereto publicly announced by or on behalf of the Minister of Finance for Canada prior to the delivery of this opinion (the “Tax Proposals”) and on our understanding of the current published administrative and assessing practices and policies of the Canada Revenue Agency. Except for the Tax Proposals, such opinion does not anticipate or take into account any change in law or regulations or administrative or assessing practices and policies, whether judicial, legislative or governmental decision or action. Any such change could affect the validity of this opinion. In addition, in rendering the opinion set forth in paragraph 7 hereof, we have assumed that the terms and conditions of the First Lien Credit Agreement constitute the full agreement between SMART and the Term Lenders thereunder with respect to the Term Loan and that there are no ancillary agreements, written or verbal, which would affect the terms and conditions of the Term Loan as set out in the First Lien Credit Agreement or the respective rights and obligations of SMART and/or the Lenders set out therein. In addition, in rendering the opinions set forth in paragraphs 7 and 8 hereof, we have assumed that the terms and conditions of the Second Lien Credit Agreement and Holdings Credit Agreement constitute the full agreement between SMART and SMART Holdings, as the case may be, and the lenders thereunder with respect to the loans thereunder and that there are no ancillary agreements, written or verbal, which would affect the terms and conditions of such loans as set out in the Second Lien Credit Agreement and Holdings Credit Agreement or the respective rights and obligations of SMART and SMART Holdings and/or the lenders set out therein.

F.	Opinions

On the basis of the foregoing and subject to the qualifications and limitations expressed in Section G, we are of the opinion that:

1.	Each of the Alberta Agreements is legal, valid and binding and is enforceable against the Canadian Obligors party thereto in accordance with its terms.

2.	Each of the Security Agreements creates a valid security interest in favour of the Collateral Agent on behalf of the Secured Parties in the Collateral (as defined therein) in which each Canadian Obligor has rights, and is sufficient to create a valid security interest in favour of the Collateral Agent on behalf of the Secured Parties in the Collateral (as defined therein) in which each Canadian Obligor acquires rights when those rights are acquired, in each case, to secure payment and performance of each of the Secured Obligations (as defined therein).

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3.	Registration has been made in all public offices provided for under Alberta Law where such registration is generally necessary to perfect the security interests created by the Security Agreements in favour of the Collateral Agent on behalf of the Secured Parties in the Collateral, and no other registration, filing or recording is required to perfect the security interests created by the Security Agreements. The particulars of the registrations made in the Province of Alberta with respect for the Security Agreements are set out in Schedule A.

4.	An action to enforce the New York Transaction Documents against a Canadian Obligor party thereto could be commenced by any of the Secured Parties party thereto in an Alberta Court, in which event an Alberta Court would recognize the choice of New York Law as a valid choice of law to govern the New York Transaction Documents and would apply New York Law to all issues that an Alberta Court characterizes as substantive under the conflict of laws’ rules of the laws of the Province of Alberta, assuming that:

(a)	such choice of law is legal under New York Law;

(b)	such choice of law was made bona fide (without limiting the foregoing such choice of law was made for the purpose of avoiding the mandatory laws of any other jurisdiction);

(c)	such New York Law is not of a revenue, expropriatory, penal, criminal or similar nature;

(d)	there is no reason for avoiding such choice of law on the grounds of public policy in the Province of Alberta as determined by an Alberta Court;

(e)	New York Law is not an assertion of sovereign power of a political nature by the State of New York or the United States of America; and

(f)	New York Law was specifically pleaded and proved as a question of fact before the Alberta Court.

(g)	An Alberta Court will, however, apply the laws of the Province of Alberta to those issues that the Alberta Court characterizes as procedural or administrative under the conflicts of laws’ rules of the laws of the Province of Alberta. In addition, no opinion is expressed as to whether remedies available under New York Law would be available from an Alberta Court.

5.	Any subsisting in personam judgment (a “New York Judgment”) obtained by any Secured Party against a Canadian Obligor in any action taken in the courts of the state of New York or the United States District Court for the Southern District of New York (the “New York Court”) to enforce the obligations of a Canadian Obligor under the New York Transaction Documents in the Province of Alberta, would be recognized and enforced by an Alberta Court in a separate Alberta action without re-examination of the merits of the New York action, if each of the following criteria is satisfied:

(a)	the New York Judgment was for a debt or fixed sum of money other than a judgment in proceedings of a revenue, expropriatory, penal, criminal or similar nature;

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(b)	the New York Judgment is final and conclusive where rendered;

(c)	the New York Judgment Court that rendered the New York Judgment had jurisdiction over the Canadian Obligor and the subject matter of the New York Law Documents;

(d)	the New York Judgment does not conflict with another final and conclusive judgment in the same cause of action;

(e)	the New York Judgment was not obtained by fraud or trick;

(f)	the claim of relief on which the New York Judgment is based and enforcement of the New York Judgment in Alberta are not repugnant to public policy under the laws of the Province of Alberta;

(g)	the New York Court rendering the New York Judgment was impartial and provided procedures compatible with the due process standards of an Alberta Court, without limiting the foregoing:

(i)	the proceedings leading to the New York Judgment are not contrary to the rules of natural justice; and

(ii)	the Canadian Obligor received sufficient notice of the proceedings in the New York Court to enable it to defend the action in which the New York Judgment was rendered;

(h)	the procedural rules for commencement and maintenance of the enforcement proceedings in Alberta have been observed;

(i)	the enforcement of the New York Judgment would not be contrary to any order made by the Attorney General of Canada under the Foreign Extraterritorial Measures Act (Canada) or the Competition Tribunal under the Competition Act (Canada) in respect of certain judgments, laws and directives having effect on competition in Canada or the Governor-in-Council under the United Nations Act (Canada) or the Special Economic Measures Act (Canada); and

(j)	any action to enforce the New York Judgment in an Alberta Court must be commenced within the applicable limitation period under the Limitations Act (Alberta).

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6.	The express submission by the Canadian Obligors to the non-exclusive jurisdiction of a New York Court contained in the New York Transaction Documents would be regarded by an Alberta Court as sufficient under the laws of the Province of Alberta to grant personal jurisdiction over the Canadian Obligors to a New York Court.

7.	No withholding tax is payable under Part XIII of the Tax Act and SMART is not required to deduct, withhold or collect any tax under Part XIII of the Tax Act on any amount that SMART pays or credits, or is deemed to pay or credit, under the

(i)	First Lien Credit Agreement in respect of a Term Loan; and

(ii)	Second Lien Credit Agreement in respect of a loan made pursuant to section 2.01 thereof.

to a lender who is neither resident in Canada nor deemed to be resident in Canada for purposes of the Tax Act as, on account or in lieu of payment of, or in satisfaction of the principal amount of any loan referred to above in this paragraph 7 or interest on such principal amount including premiums on early retirement, or interest on such interest, provided that at the time of any such payment or crediting, the lender deals at arm’s length with SMART for the purposes of the Tax Act.

8.	No withholding tax is payable under Part XIII of the Tax Act and SMART Holdings is not required to deduct, withhold or collect any tax under Part XIII of the Tax Act on any amount that SMART Holdings pays or credits, or is deemed to pay or credit, under the Holdings Credit Agreement in respect of a loan made pursuant to section 2.01 thereof to a lender who is neither resident in Canada nor deemed to be resident in Canada for purposes of the Tax Act as, on account or in lieu of payment of, or in satisfaction of the principal amount of the loan or interest on such principal amount including premiums on early retirement, or interest on such interest, provided that at the time of any such payment or crediting, the lender deals at arm’s length with SMART Holdings for the purposes of the Tax Act.

G.	Qualifications

The opinions expressed in this opinion letter are subject to the following qualifications:

General Qualifications

(a)	The legality, validity, binding effect and enforceability of each of the Alberta Agreements or any judgment arising out of or in connection with each Alberta Agreement may be limited by applicable bankruptcy, insolvency, winding-up, reorganization, arrangement, moratorium, limitation or other laws affecting creditors’ rights generally. Without limiting the generality of the foregoing:

(i)	The provisions in each of the Alberta Agreements relating to payment of costs and expenses may be unenforceable to the extent that an Alberta Court decides that any payment required thereunder would derogate from the court’s discretion in respect of the costs of and incidental to proceedings or a step in a proceeding, or would be inconsistent with the court’s determination by whom and to what extent such costs shall be paid;

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(ii)	Under the Judgment Interest Act (Alberta), interest after judgment may be limited to a rate which is less than a rate specified in any of the Alberta Agreements;

(iii)	Section 347 of the Criminal Code (Canada) prohibits the payment of “interest” at a “criminal rate” (as such terms are defined therein); and

(iv)	Under the provisions of the Currency Act (Canada), courts in Canada are precluded from rendering any monetary judgments in any currency other than the lawful currency of Canada and such judgments may be based on a rate of exchange in existence on a date other than the date of payment.

(b)	The legality, validity, binding effect and enforceability of each of the Alberta Agreements may be limited by general principles of equity, and no opinion is given as to any specific remedy that may be granted, imposed or rendered (including equitable remedies such as specific performance and injunction). Without limiting the generality of the foregoing:

(i)	A certificate, determination, notification or opinion of any party as to any matter provided for in any of the Alberta Agreements may be held by an Alberta Court not to be conclusive if it can be shown to have a unreasonable or arbitrary basis or in the event of manifest error;

(ii)	Any provision of any of the Alberta Agreements that provides for interest to be paid at a higher rate after than before default, that provides for a forfeiture of a deposit of any other property or that provides for a particular calculation of damages upon breach may not be enforceable if it is interpreted by a court to be a penalty or if the court determines that relief from forfeiture is appropriate;

(iii)	A waiver or release of or limitation on rights or remedies available to a Canadian Obligor in respect of future actions or omissions of the other parties, or any agent or receiver and manager appointed by or on the application of the other parties, may not be enforced by an Alberta Court;

(iv)	The effectiveness of provisions which purport to relieve a person from a liability or duty otherwise owed may be limited by law, and provisions requiring indemnification or reimbursement may not be enforced by an Alberta Court to the extent they relate to the failure of such person to have performed such duty or liability;

(v)

The enforceability of the Alberta Agreements may be limited by general principles of law and equity relating to the conduct of the parties prior to the execution of, or in the administration or performance of that Security

FASKEN MARTINEAU

Agreement, including, without limitation, (a) fraud, duress or undue influence, misrepresentation and deceit, (b) estoppel and waiver, (c) laches, and (d) reasonableness and good faith in the exercise of discretionary powers; and

(vi)	The enforceability of any Alberta Agreement may be limited if there has been any mutual mistake of fact.

(c)	Provisions of the Alberta Agreements purporting to sever invalid or unenforceable provisions may not be enforceable as an Alberta Court may reserve to itself a decision as to whether any provision is severable or otherwise of no force or effect.

(d)	No opinion is expressed as to the enforceability of any provision in any Alberta Agreement which suggests that modifications, amendments or waivers that are not in writing will not be effective.

(e)	Our opinions address statutes and regulations of general application and do not address or extend to (i) any necessary consents, license, approval, acknowledgement, order or exemption from, registrations or filing with, or notice to, any government department or agency or any regulatory body or authority required by the Canadian Obligor under Alberta Law in order to carry on its particular businesses, or (ii) any agreement the Canadian Obligor may have entered into with, or any decision, order or award made by, any government department or agency or any regulatory body or authority of the Province of Alberta or of Canada.

PPSA Qualifications

(f)	Scope of Security Interests – to the extent that the security interests created by the Security Agreements

(i)	attach intangibles (as defined in the PPSA), which would include accounts receivable;

(ii)	goods that are of a kind that are normally used in more than one jurisdiction, if the goods are equipment or are inventory leased or held for lease by the debtor to others; or

(iii)	are non-possessory security interests in chattel paper, a negotiable document of title, an instrument or money (as such terms are defined in the PPSA);

the validity, perfection and effect of perfection or non-perfection of the security interests created by the Security Agreements are governed by the laws of the jurisdiction where the Canadian Obligor is located when the respective security interests attach. If at such time the Canadian Obligor has more than one place of business, the Canadian Obligor is deemed to be located at its chief executive office.

FASKEN MARTINEAU

(g)	Scope of Security Interests in Investment Property – the validity of a security interest in investment property (as defined in the PPSA) is governed by the law, at the time the security interest attaches:

(i)	of the jurisdiction where the certificate is located if the collateral is a certificated security (as defined in the PPSA);

(ii)	of the issuer’s jurisdiction if the collateral is an uncertificated security (as defined in the PPSA); or

(iii)	of the security intermediary’s jurisdiction if the collateral is a security entitlement or a securities account (as defined in the PPSA).

(h)	Perfection of Investment Property – the law of the jurisdiction in which a debtor is located governs perfection of a security interest in investment property by registration.

(i)	Collateral Not Governed by PPSA – we express no opinion as to the creation, validity or perfection of the security interests created by a Security Agreement in any part of the collateral which is of a type or kind that would not be governed by the PPSA or in respect of which there is applicable federal legislation which is paramount.

(j)	Unidentifiable Property – we express no opinion as to any security interest created by a Security Agreement with respect to any property of a Canadian Obligor that is transformed in such a way that it is not identifiable or traceable or any proceeds (as defined in the PPSA) of property of a Canadian Obligor that is not identifiable or traceable, and security interests may not be enforceable in respect of proceeds of the collateral which are not identifiable or traceable.

(k)	Intangibles – if the collateral now or hereafter includes an intangible or chattel paper (as those terms are defined in the PPSA), the security interest therein is subject to section 41 of the PPSA, including, inter alia, the giving of proper notice of the security interest to the account debtors thereunder.

(I)	Money and Negotiable Instruments – if the collateral now or hereafter includes money, an instrument, a negotiable document of title or chattel paper (as those terms are defined in the PPSA), the Collateral Agent should perfect the security interest therein by possession of such collateral pursuant to Section 24 of the PPSA in order to maintain the priority of such security interest in such collateral.

FASKEN MARTINEAU

(m)	Investment Property – if the collateral now or hereafter includes investment property the Collateral Agent should perfect the security interest in such collateral by obtaining control of the investment property pursuant to Section 24.1 of the PPSA in order to maintain the priority of such security interest in such collateral.

(n)	Insurance – if the collateral now or hereafter includes an interest or claim in or under any contract of annuity or policy of insurance, no opinion is expressed herein as to the creation, validity or perfection of the security interest therein other than in respect of the right of the transfer of a right to money or other value payable under a policy of insurance as indemnity or compensation for loss of, or damage to, such collateral.

(o)	Serial Number Goods – if the collateral now or hereafter includes serial number goods, the Collateral Agent should identify such collateral by serial number in the financing statement registering the security interest in order to maintain the priority of the security interest in such collateral.

(p)	Searches – with respect to the opinion expressed in paragraph 3 under Section E, we have conducted searches in the public offices in the Province of Alberta where the law in force in the Province of Alberta provides that interests in the collateral may be filed or registered to perfect such interests. We have also conducted searches at certain other offices in the Province of Alberta. A list of the public office in Alberta which were searched, the debtor names and serial numbers searched, the effective dates of such searches and all encumbrances registered in respect of the collateral including the registrations are set forth in Schedule A. It should be noted that the searches conducted in Alberta will not reveal:

(i)	security interests that may have been granted by predecessors or successors in interest to the collateral or any part thereof;

(ii)	interests of parties in respect of the collateral or any part thereof under agreements which are not required to be registered in Alberta;

(iii)	a lien, charge or other interest given by an Act or rule of law in force in Alberta; or

(iv)	security interests in the collateral governed by an Act of the Parliament of Canada.

(q)	Title or Priority – no opinion is expressed herein as to:

(i)	a Canadian Obligor’s title to or ownership of its collateral; or

(ii)	the priority of the security interests in the collateral.

(r)	Special Property – we express no opinion as to the creation of any security interest in property consisting of a receivable, licence, approval, privilege, franchise, permit, lease or agreement (collectively, “Special Property”) to the extent that the terms of the Special Property or any Alberta Law prohibit the assignment thereof or require, as a condition of assignability, a consent, approval or other notice, authorization or registration which has not been made or given.

FASKEN MARTINEAU

(s)	Commercial Reasonableness – notwithstanding any term or condition contained in the Security Agreements including, without limitation, the right of any party to exercise its sole discretion, a court of competent jurisdiction may retain the discretion to determine when such party’s or its agents’ actions have been conducted in good faith and in a “commercially reasonable” manner.

(t)	PPSA, Civil Enforcement Act and Law of Property Act Enforcement – our opinion is subject to the qualification that the remedy and enforcement provisions of the PPSA, the Civil Enforcement Act (Alberta), and Law of Property Act (Alberta) may affect the enforcement of certain remedies in Alberta under the Security Agreements.

(u)	PPSA Duty – any provision of the Security Agreement which purports to exclude a duty or onus imposed by the PPSA, which may not be waived or amended by contract, or which purports to limit the liability of any secured party for failure to discharge duties imposed on it by the PPSA, which may not be waived or amended by contract, may be void.

(v)	Mortgagee in Possession – if the Collateral Agent takes possession of certain collateral, it may be considered to be a mortgagee in possession of such collateral and may be liable to fulfil the obligations of a mortgagee in possession with respect thereto.

(w)	Licenses, Permits and Approvals – we express no opinion as to any licences, permits or approvals that may be required in connection with the enforcement of the Security Agreements.

(x)	Enforceability – no opinion is expressed regarding the enforceability of any provisions of the Security Agreement which:

(i)	purport to establish evidentiary standards;

(ii)	provide for a covenant to take actions, the taking of which are discretionary with or subject to the approval of a third party, or which are otherwise subject to a contingency, the fulfilment of which is not within the control of the parties so covenanting;

(iii)	provide for non judicial or self-help remedies; or

(iv)	relate to delay or omission of enforcement of remedies.

(y)	Judicial Challenge – notwithstanding any provision contained in the Security Agreement, any determination provided for in such agreement may be subject to challenge in a court on the grounds of fraud, collusion or mistake.

FASKEN MARTINEAU

(z)	Reasonable Time – the enforceability of any of the provisions of the Security Agreements entitling the parties thereto to exercise rights and remedies may be limited by Alberta Law requiring creditors and secured parties to give borrowers a reasonable time to rectify any default or to repay as demanded prior to taking any action to exercise such rights and remedies.

(aa)	Limitations Act (Alberta), – enforceability of the Security Agreement will be subject to the limitations contained in the Limitations Act (Alberta) and we express no opinion as to whether a court may find any provision of the Security Agreements to be unenforceable as an attempt to vary or exclude a limitation period under that Act.

(bb)	Costs and Expenses – the ability and extent to which the secured parties or their agent would be able to recover or claim for certain costs and expenses may be subject to judicial discretion notwithstanding express provisions in the Security Agreements to the contrary.

H.	Searches and Administrative Matters

We have conducted or caused to be conducted searches current as of the dates indicated in Schedule A, under the statutes and at the offices of public record in the Province of Alberta specified in Schedule A. The results of the searches are set out in Schedule A, as of the respective currency dates.

The registration period of the financing statement referred to in Schedule A will expire, and the security interests perfected thereby will become unperfected, in 9 years from the date of registration unless the registration period is extended prior to that time by registration under the PPSA of a financing change statement designated as a renewal. We assume no responsibility for registering this financing change statement or for reminding you of the date by which it must be registered.

Any change in the name of a Canadian Obligor and any transfer by a Canadian Obligor of any or all of the Collateral will require the filing of a financing change statement under the PPSA in accordance with the time periods set out therein. We assume no responsibility for making this type of registration or for notifying you if circumstances arise which necessitate this type of registration.

The opinions expressed in this opinion letter are given solely for the benefit of the addressees, in connection with the transactions referred to in this opinion letter, and may not, in whole or in part, be relied upon by or shown or distributed to any other person provided however, that this opinion letter may be shown to prospective Lenders and Participants under the applicable Credit Agreement.

Yours truly,

FASKEN MARTINEAU DuMOULIN LLP

SCHEDULE “A”

SEARCH SUMMARIES

1. Alberta Personal Property Registry

Name Searched: Smart Technologies (Holdings) Inc.

Date and Time of Search: August 24, 2007 at 13:14:17

	Registration No. and Registration Date	Expiry Date	Debtor	Severed Party	Collateral
1.	07081900396 19 Aug 2007	11:59 pm on 19 Aug 2016	Smart Technologies (Holdings) Inc.	Deutsche Bank AG, Canada Branch	All present and after-acquired personal property of the Debtor and proceeds

Name Searched: Smart Technologies ULC

Date and Time of Search: August 24, 2007 at 13:14:53

	Registration No. and Registration Date	Expiry Date	Debtor	Severed Party	Collateral
1.	07081900404 19 Aug 2007	11:59 pm on 19 Aug 2016	Smart Technologies ULC	Deutsche Bank AG, Canada Branch	All present and after-acquired personal property of the Debtor and proceeds

Name Searched: Smart Technologies Inc.

Date and Time of Search: August 27. 2007 at 14:06:47

	Registration No. and Registration Date	Expiry Date	Debtor	Severed Party	Collateral
1.	03063023406 30 Jun 2003	11:59 pm on 30 June 2008	Smart Technologies Inc.	Ricoh Canada Inc.	Photocopying equipment together with all attachments, accessories, accessions, replacements, substitutions, additions and improvements and proceeds

2.	05092203107 22 Sep 2005	11:59 pm on 22 Sep 2010	Smart Technologies Inc.	Ricoh Canada Inc.	All goods supplied by the Secured Party pursuant to a lease between the Debtor and the Secured Party, together with all parts and accessories thereto and accession thereto and all replacements or substitutions for such goods and proceeds

*	Fashion Martineau DuMoulin LLP is a limited liability partnership and includes law corporations

Vancouver	Calgary	Toronto	Montréal	Québec City	New York	London	Johannesburg

FASKEN MARTINEAU

	Registration No. and Registration Date	Expiry Date	Debtor	Severed Party	Collateral
3.	06030818899 08 Mar 2006	11:59 pm on 08 Mar 2011	Smart Technologies Inc.	Xerox Canada Ltd.	Equipment, other all present and future office equipment and software supplied or financed from time to time by the Secured Party

4.	06060723647 07 Jun 2006	11:59 pm on 07 Jun 2009	Smart Technologies Inc.	Ricoh Canada Inc.	Certain office equipment with all attachments, accessories and proceeds thereof

5.	0607269535 26 Jul 2006	11:59 pm on 26 Jul 2009	Smart Technologies Inc.	Ricoh Canada Inc.	Certain office equipment with all attachments, accessories and proceeds thereof

6.	07031621381 16 Mar 2007	11:59 pm on 16 Mar 2010	Smart Technologies Inc.	Ricoh Canada Inc.	Certain office equipment with all attachments, accessories and proceeds thereof

7.	07081900388 19 Aug 2007	11:59 pm on 19 Aug 2016	Smart Technologies Inc.	Deutsche Bank AG, Canada Branch	Certain office equipment with all attachments, accessories and proceeds thereof

Name Searched: 1329169 Alberta Ltd.

Date and Time Searched: August 27, 2007 at 14:30:20

** NO REGISTRATIONS FOUND**

2. Bank Act

Name Searched	Date of Search	Registrations
Smart Technologies (Holdings) Inc.	August 24, 2007	No matches were found.

Smart Technologies ULC	August 24, 2007	No matches were found.

Smart Technologies Inc.	August 24, 2007	No matches were found.

1329169 Alberta Ltd.	August 27, 2007	No matches were found.

3. Office of the Superintendent of Bankruptcy Canada

Name Searched	Date of Search	Registrations
Smart Technologies (Holdings) Inc.	August 24, 2007	The public record was found to contain no facts nor any reference to the aforementioned name, from 1978 to 2007/08/21.

Smart Technologies ULC	August 24, 2007	The public record was found to contain no facts nor any reference to the aforementioned name, from 1978 to 2007/08/21.

Smart Technologies Inc.	August 24, 2007	The public record was found to contain no facts nor any reference to the aforementioned name, from 1978 to 2007/08/21.

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1329169 Alberta Ltd.	August 27, 2007	The public record was found to contain no facts nor any reference to the aforementioned name, from 1978 to 2007/08/22

EXHIBIT F-3

Burnet,

Duckworth

& Palmer LLP

Law Firm

Our File: 47232-102

August 28, 2007

Deutsche Bank AG, Canada Branch, as Administrative Agent and Collateral Agent under the First Lien Credit Agreement and the Second Lien Credit Agreement and as Administrative Agent under the Holdings Credit Agreement

- and to -

Royal Bank of Canada, as RC Agent (as defined in the First Lien Credit Agreement)

- and to -

The Lenders (including each L/C Issuer and Swing Line Lender) (as such terms are defined in the First Lien Credit Agreement)

- and to -

The Lenders (as defined in the Second Lien Credit Agreement)

- and to -

The Lenders (as defined in the Holdings Credit Agreement)

- and to -

Fasken Martineau DuMoulin LLP

3400 First Canadian Centre

350 – 7th Avenue SW

Calgary, Alberta T2P 3N9

Dear Sirs/Mesdames:

Re:	SMART Technologies ULC - Credit Facilities

1.	Scope of Review

1.1 We have acted as counsel in the Province of Alberta to SMART Technologies ULC (“SMART”) and SMART Technologies (Holdings) Inc. (“SMART Holdings”) in respect of:

(a)	a First Lien Credit Agreement dated as of August 28, 2007 (the “First Lien Credit Agreement”) and made among SMART and SMART Holdings, Deutsche Bank AG, Canada Branch, as administrative agent and collateral agent (the “First Lien Agent”), Royal Bank of Canada, as administrative agent for the revolving credit facility, as issuer of letters of credit and as swingline lender and the lenders party thereto from time to time;

BURNET, DUCKWORTH PALMER LLP	August 28, 2007

(b)	a Second Lien Credit Agreement dated as of August 28, 2007 (the “Second Lien Credit Agreement”) and made among SMART, SMART Holdings, Deutsche Bank AG, Canada Branch, as administrative agent and collateral agent (the “Second Lien Agent”) and the lenders party thereto from time to time;

(c)	a Credit Agreement dated as of August 28, 2007 (the “Holdings Credit Agreement”) and made among SMART Holdings, Deutsche Bank AG, Canada Branch, as administrative agent and the lenders party thereto from time to time;

(d)	a First Lien Pledge and Security Agreement dated as of August 28, 2007 between SMART, SMART Holdings and the First Lien Agent;

(e)	a Second Lien Pledge and Security Agreement dated as of August 28, 2007 between SMART, SMART Holdings and the Second Lien Agent;

(f)	a First Lien Guarantee dated as of August 28, 2007 between SMART Holdings and the First Lien Agent;

(g)	a Second Lien Guarantee dated as of August 28, 2007 between SMART Holdings and the Second Lien Agent;

(h)	a U.S. First Lien Security Agreement dated as of August 28, 2007 between SMART Technologies Corporation (“SMART US”), SMART and the First Lien Agent;

(i)	a U.S. Second Lien Security Agreement dated as of August 28, 2007 between SMART US, SMART and the Second Lien Agent;

(j)	a term note dated August 28, 2007 and issued by SMART in favour of Deutsche Bank AG, Canada Branch pursuant to the terms of the First Lien Credit Agreement;

(k)	a term note dated August 28, 2007 and issued by SMART in favour of Royal Bank of Canada pursuant to the terms of the First Lien Credit Agreement;

(l)	a term note dated August 28, 2007 and issued by SMART in favour of Lloyds TSB Bank Plc pursuant to the terms of the First Lien Credit Agreement;

(m)	a term note dated August 28, 2007 and issued by SMART in favour of Deutsche Bank AG, Canada Branch pursuant to the terms of the Second Lien Credit Agreement;

(n)	a term note dated August 28, 2007 and issued by SMART in favour of Royal Bank of Canada pursuant to the terms of the Second Lien Credit Agreement;

(o)	a term note dated August 28, 2007 and issued by SMART in favour of Lloyds TSB Bank Plc pursuant to the terms of the Second Lien Credit Agreement;

BURNET, DUCKWORTH PALMER LLP	August 28, 2007

(p)	a term note dated August 28, 2007 and issued by SMART Holdings in favour of Deutsche Bank AG, Canada Branch pursuant to the terms of the Holdings Credit Agreement;

(q)	a term note dated August 28, 2007 and issued by SMART Holdings in favour of Royal Bank of Canada pursuant to the terms of the Holdings Credit Agreement;

(r)	a term note dated August 28, 2007 and issued by SMART Holdings in favour of Lloyds TSB Bank Plc pursuant to the terms of the Holdings Credit Agreement;

(s)	a revolving credit note dated August 28,2007 and issued by SMART in favour of Deutsche Bank AG, Canada Branch pursuant to the terms of the First Lien Credit Agreement;

(t)	a revolving credit note dated August 28, 2007 and issued by SMART in favour of Royal Bank of Canada pursuant to the terms of the First Lien Credit Agreement;

(u)	a revolving credit note dated August 28, 2007 and issued by SMART in favour of Lloyds TSB Bank Plc pursuant to the terms of the First Lien Credit Agreement; and

(v)	an Intercreditor agreement dated as of August 28, 2007 made between the First Lien Agent, the Second Lien Agent, SMART, SMART Holdings and SMART US,

(collectively, the “Transaction Documents” and individually a “Transaction Document”).

1.2 For the purposes of the opinions expressed below, we have examined originals or copies, certified or otherwise identified to our satisfaction of the Transaction Documents. We have also examined, reviewed and relied upon each of the following, copies of which are provided to you herewith or have been previously provided to you:

(a)	Certificates of Status dated August 28, 2007 issued by the Alberta Registrar of Corporations in respect of each of the Transaction Parties pursuant to the Business Corporations Act (Alberta) (the “Act”);

(b)	Officers’ Certificates dated August 28, 2007 executed by an officer of each of the Transaction Parties respecting certain factual matters and attaching, inter alia, a copy of each of the Articles of Incorporation or Amalgamation, By-Laws together with any amendments thereto and unanimous shareholder agreement of each such Transaction Party and a copy of an amended and restated securityholders agreement dated August 28, 2007 (the “Securityholders Agreement”) between SMART Holdings, SMART, Founder (as defined therein), Investor (as defined therein), Intel (as defined therein), School 3 ULC and School S.á.r.l.; and

(c)	certified resolutions of the shareholders of each of the Transaction Parties authorizing and approving the execution and delivery of each of the Transaction Documents to which it is a party and the performance by such Transaction Party of its obligations thereunder.

BURNET, DUCKWORTH PALMER LLP	August 28, 2007

1.3 In addition to the matters referred to in paragraph 1.2, we have (i) examined such corporate proceedings, records, certificates and documents, and (ii) considered such questions of law and made such investigations and inquiries, in each case as we have considered prudent or advisable for the purpose of rendering this opinion.

1.4 In this opinion:

(a)	SMART and SMART Holdco are herein collectively referred to as the “Transaction Parties”;

(b)	the expression “to our knowledge”, when used in this opinion:

(i)	refers to the actual knowledge of matters which have come or been brought to the attention of those lawyers presently with our firm who have acted on behalf of the Transaction Parties in respect of the Transaction Documents and who have given substantive attention to the Transaction Documents without us conducting any specific searches, inquiries or further investigations; and

(ii)	does not include constructive knowledge or knowledge imputed to our firm under common law principles of agency or otherwise.

2.	Legal System

2.1 The scope of our review is restricted to, and this opinion is rendered solely with respect to, the laws of the Province of Alberta and the federal laws of Canada applicable therein as of the date hereof (“Alberta Law”).

3.	Reliance and Assumptions

3.1 In the examination and consideration of the documents required to deliver this opinion, we have assumed:

(a)	the genuineness of all signatures thereto;

(b)	the legal capacity of any natural person signing any document, agreement or certificate;

(c)	the authenticity, accuracy and completeness of all documents purporting to be originals and the conformity to authentic original documents of all documents purporting to be photocopied, telecopied or certified copies; and

(d)	that the Transaction Documents constitute the legal, valid and binding obligations of each of the parties thereto (other than the Transaction Parties), enforceable against each such party in accordance with their terms.

3.2 We have relied upon the Officers’ Certificates referred to in paragraph 1.2 hereof with respect to the accuracy of all factual matters contained therein and we have not independently investigated or verified such factual matters.

BURNET, DUCKWORTH PALMER LLP	August 28, 2007

3.3 We have made or caused to be made or obtained the searches and certificates of public officials of recent date as set out in paragraphs 1.2 and 1.3. We have assumed that the information contained in these searches is accurate and has not changed between the effective dates of the searches or certificates and the date of this opinion.

3.4 For the purposes of the opinions expressed in paragraph 4.1(a), we have relied exclusively, without independent investigation, upon the Certificates of Status referred to in paragraph 1.2 electronically retrieved from the official records as maintained by the Registrar of Corporations under the Act and the certified copies of the Articles of Incorporation or Amalgamation of the Transaction Parties referred to in paragraph 1.2.

4.	Opinions

4.1 Based upon and subject to the foregoing and subject to the qualifications hereinafter set forth, we are of the opinion that each of the Transaction Parties:

(a)	is a valid and subsisting corporation under the Act;

(b)	has the requisite corporate power and capacity to execute, deliver and perform its obligations under each of the Transaction Documents to which it is a party;

(c)	has taken all necessary corporate action to authorize the execution, delivery and performance by it of each of the Transaction Documents to which it is a party; and

(d)	has duly executed and delivered each of the Transaction Documents to which it is a party.

4.2 The execution and delivery by each Transaction Party of the Transaction Documents to which it is a party, and the performance of its obligations thereunder do not:

(a)	contravene its articles or by-laws or result in a breach or violation of, or constitute a default under the Securityholders Agreement; or

(b)	contravene any law or regulation in force in Alberta applicable to it.

4.3 No authorization, consent, approval, exemption from, or filing or registration with, or giving notice to any governmental authority is required in connection with the execution or delivery by each Transaction Party of the Transaction Documents to which it is a party or the performance by it of its obligations thereunder.

4.4 To our knowledge, there is no action, suit or proceeding now pending before or by any court, arbitrator or governmental agency, body or official of Canada or any province of Canada to which any Transaction Party is a party or to which the business, assets or property of any Transaction Party is subject, and no such action, suit or proceeding is threatened to which any Transaction Party would be a party or to which the business, assets or property of any Transaction Party would be subject, that in either case questions the validity of the Transaction Documents.

BURNET, DUCKWORTH PALMER LLP	August 28, 2007

5.	Reliance Limitation

5.1 This opinion is given solely for the benefit of the addressees hereof, relates exclusively to the transactions outlined above and may not be used, relied upon or distributed to any other person or used in connection with any other transaction without our express prior written consent; provided that a copy of this opinion may be shown to prospective Lenders and Participants in accordance with and subject to the confidentiality provisions of the First Lien Credit Agreement, the Second Lien Credit Agreement and the Holdings Credit Agreement and Participants may rely on this opinion as if they are addressees. This opinion is given as of the date hereof and we disclaim any obligation or undertaking to advise you of a change in law or fact affecting or bearing upon the opinions rendered herein occurring after the date hereof which may come or be brought to our attention.

Yours truly,

BURNET, DUCKWORTH & PALMER LLP

EXHIBIT G

SMART TECHNOLOGIES (HOLDINGS) INC.

FORM OF CLOSING CERTIFICATE

August 28, 2007

Pursuant to Section 4.01(a)(iii) of the Holdings Credit Agreement, dated as of August 28, 2007 (the “Credit Agreement”; terms defined therein being used herein as therein defined), among SMART Technologies (Holdings) Inc. (the “Borrower”), the Lenders from time to time party thereto, Deutsche Bank AG, Canada Branch, as administrative agent, and the other parties thereto, the undersigned Corporate Secretary of the Borrower hereby certifies on behalf of the Borrower and not in any personal capacity and without assuming any personal liability whatsoever as follows:

1. Attached hereto as Annex 1 is a true and complete copy of resolutions duly adopted by the shareholders of the Borrower on August 28, 2007 and a true and complete copy of the unanimous shareholders agreement dated as of August 28, 2007 between the Borrower and IFF Holdings Inc.; such resolutions and shareholders agreement have not in any way been amended, modified, revoked or rescinded, have been in full force and effect since their adoption or execution to and including the date hereof and are now in full force and effect and are the only corporate proceedings of the Borrower now in force relating to or affecting the matters referred to therein.

2. Attached hereto as Annex 2 is a true and complete copy of the By-Laws of the Borrower as in effect on the date hereof.

3. Attached hereto as Annex 3 is a true and complete copy of the Certificate of Incorporation, Certificate of Amendment and Articles of Incorporation of the Borrower, all as in effect on the date hereof.

4. Attached hereto as Annex 4 is a true and correct copy of a certificate of status issued to the Borrower by the jurisdiction set forth thereon.

5. The following persons are now duly elected and qualified officers of the Borrower holding the offices indicated next to their respective names below, and the signatures appearing opposite their respective names below are the true and genuine signatures of such officers, and each of such officers is duly authorized to execute and deliver on behalf of the Borrower each of the Loan Documents to which it is a party and any certificate or other document to be delivered by the Borrower pursuant to the Loan Documents to which it is a party:

Name	Office	Signature

[Name]	[Title]

[remainder of page left intentionally blank]

IN WITNESS WHEREOF, I have hereunto set my hand on behalf of the Borrower as of the date first written above.

Name: Title:

The undersigned, the duly qualified                      of the Borrower does hereby certify that                      is the duly elected or appointed                      of the Borrower and that the signature set forth above his/her name is his/her true signature.

IN WITNESS WHEREOF, the undersigned has executed this certificate as of the date first written above.

Name: Title:

[Signature Page – Holdco Facility Closing Certificate]

ANNEX 1

Resolutions and Unanimous Shareholders Agreement

ANNEX 2

By-Laws

ANNEX 3

Certificate of Incorporation, Certificate of Amendment and Articles of Incorporation

ANNEX 4

Certificate of Status

COMMITTED LOAN NOTICE

To:	Deutsche Bank AG, Canada Branch, as Administrative Agent

Attention:	Deutsche Bank AG, Canada Branch
199 Bay Street, Suite 4700
Toronto, Ontario, Canada M5L 1E9

Fax:	(416) - 682-8484

August 24, 2007

Ladies and Gentlemen:

Reference is made to the holdings credit agreement dated as of August 22, 2007 (as amended, supplemented or otherwise modified from time to time, the “Holdings Credit Agreement”), among SMART Technologies (Holdings) Inc., as borrower (the “Borrower”), Deutsche Bank AG, Canada Branch, as Administrative Agent, the Lenders from time to time party thereto and the other parties party thereto. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Holdings Credit Agreement.

The Borrower hereby requests (select one):

☒	A Borrowing of new Loans

☐	A conversion of Loans

☐	A continuation of Loans

to be made on the terms set forth below:

(A)	Date of Borrowing, conversion or continuation (which is a Business Day)	August 28, 2007

(B)	Principal amount	USD 60,000,000

(C)	Type of Loan[1]	Base Rate Loan

(D)	Interest Period[2]	__________________

The above request has been made to the Administrative Agent by telephone at (416) 682-8252 (Marcellus Leung).

[1]	Specify Eurocurrency Rate Loan or Base Rate Loan.
[2]	Applicable for Eurocurrency Rate Loans only.

EXHIBIT A

[The Borrower hereby represents and warrants to the Administrative Agent and the Lenders that, on the date of this Committed Loan Notice and on the date of the related Borrowing, the conditions to lending specified in paragraphs (h) and (i) of Section 4.01 of the Holdings Credit Agreement have been satisfied.]3

SMART TECHNOLOGIES (HOLDINGS) INC.

By:
Name: Susan Ruf Title: VP Finance

[3]	Insert bracketed language if the Borrower is requesting a Borrowing of new Loans.

COMMITTED LOAN NOTICE

To:	Deutsche Bank AG, Canada Branch, as Administrative Agent

Attention:	Deutsche Bank AG, Canada Branch
199 Bay Street, Suite 4700
Toronto, Ontario, Canada M5L 1E9

Fax:	(416) - 682-8484

August 24, 2007

Ladies and Gentlemen:

Reference is made to the holdings credit agreement dated as of August 22, 2007 (as amended, supplemented or otherwise modified from time to time, the “Holdings Credit Agreement”), among SMART Technologies (Holdings) Inc., as borrower (the “Borrower”), Deutsche Bank AG, Canada Branch, as Administrative Agent, the Lenders from time to time party thereto and the other parties party thereto. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Holdings Credit Agreement.

The Borrower hereby requests (select one):

☐	A Borrowing of new Loans

☒	A conversion of Loans

☐	A continuation of Loans

to be made on the terms set forth below:

(A)	Date of Borrowing, conversion or continuation (which is a Business Day)	August 30, 2007

(B)	Principal amount	USD 60,000,000

(C)	Type of Loan[1]	Eurocurrency Rate Loan

(D)	Interest Period[2]	one month

The above request has been made to the Administrative Agent by telephone at (416) 682-8252 (Marcellus Leung).

[1]	Specify Eurocurrency Rate Loan or Base Rate Loan.
[2]	Applicable for Eurocurrency Rate Loans only.

EXHIBIT A

[The Borrower hereby represents and warrants to the Administrative Agent and the Lenders that, on the date of this Committed Loan Notice and on the date of the related Borrowing, the conditions to lending specified in paragraphs (h) and (i) of Section 4.01 of the Holdings Credit Agreement have been satisfied.]3

SMART TECHNOLOGIES (HOLDINGS) INC.

By:
Name: Susan Ruf Title: VP Finance

[3]	Insert bracketed language if the Borrower is requesting a Borrowing of new Loans.

LENDER:	DEUTSCHE BANK AG, CANADA BRANCH
PRINCIPAL AMOUNT	$30,000,000.00

NOTE

New York, New York

August 28, 2007

FOR VALUE RECEIVED, the undersigned, SMART TECHNOLOGIES (HOLDINGS) INC., a corporation incorporated under the laws of Alberta (the “Borrower”), hereby promises to pay to the Lender set forth above (the “Lender”) or its registered assigns, in lawful money of the United States of America in immediately available funds at the Administrative Agent’s Office (such term, and each other capitalized term used but not defined herein, having the meaning assigned to it in the holdings credit agreement dated as of August 28, 2007 (as amended, supplemented or otherwise modified from time to time, the “Holdings Credit Agreement”), among the Borrower, Deutsche Bank AG, Canada Branch, as Administrative Agent and Collateral Agent, the Lenders from time to time party thereto and the other parties party thereto), (i) on the dates set forth in the Holdings Credit Agreement, the principal amounts set forth in the Holdings Credit Agreement with respect to Loans made by the Lender to the Borrower pursuant to the Holdings Credit Agreement and (ii) on each Interest Payment Date, interest at the rate or rates per annum as provided in the Holdings Credit Agreement on the unpaid principal amount of all Loans made by the Lender to the Borrower pursuant to the Holdings Credit Agreement.

The Borrower promises to pay interest, on demand, on any overdue principal and, to the extent permitted by law, overdue interest from their due dates at the rate or rates provided in the Holdings Credit Agreement.

The Borrower hereby waives diligence, presentment, demand, protest and notice of any kind whatsoever. The nonexercise by the holder hereof of any of its rights hereunder in any particular instance shall not constitute a waiver thereof in that or any subsequent instance.

All borrowings evidenced by this note and all payments and prepayments of the principal thereof and interest thereon and the respective dates thereof shall be endorsed by the holder hereof on the schedule attached hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof, or otherwise recorded by such holder in its internal records; provided, however, that the failure of the holder hereof to make such a notation or any error in such notation shall not affect the obligations of the Borrower under this note.

This note is one of the Term Notes referred to in the Holdings Credit Agreement that, among other things, contains provisions for the acceleration of the maturity hereof upon the happening of certain events, for optional and mandatory prepayment of the principal hereof prior to the maturity hereof and for the amendment or waiver of certain provisions of the Holdings Credit Agreement, all upon the terms and conditions therein specified.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

SMART TECHNOLOGIES (HOLDINGS) INC.

By:
Name: Title:

LOANS AND PAYMENTS

Date	Amount of Loan ($)	Maturity Date	Payments of Principal/ Interest ($)	Principal Balance of Note ($)	Name of Person Making the Notation

LENDER:	ROYAL BANK OF CANADA
PRINCIPAL AMOUNT	$12,000,000.00

NOTE

New York, New York

August 28, 2007

FOR VALUE RECEIVED, the undersigned, SMART TECHNOLOGIES (HOLDINGS) INC., a corporation incorporated under the laws of Alberta (the “Borrower”), hereby promises to pay to the Lender set forth above (the “Lender”) or its registered assigns, in lawful money of the United States of America in immediately available funds at the Administrative Agent’s Office (such term, and each other capitalized term used but not defined herein, having the meaning assigned to it in the holdings credit agreement dated as of August 28, 2007 (as amended, supplemented or otherwise modified from time to time, the “Holdings Credit Agreement”), among the Borrower, Deutsche Bank AG, Canada Branch, as Administrative Agent and Collateral Agent, the Lenders from time to time party thereto and the other parties party thereto), (i) on the dates set forth in the Holdings Credit Agreement, the principal amounts set forth in the Holdings Credit Agreement with respect to Loans made by the Lender to the Borrower pursuant to the Holdings Credit Agreement and (ii) on each Interest Payment Date, interest at the rate or rates per annum as provided in the Holdings Credit Agreement on the unpaid principal amount of all Loans made by the Lender to the Borrower pursuant to the Holdings Credit Agreement.

The Borrower promises to pay interest, on demand, on any overdue principal and, to the extent permitted by law, overdue interest from their due dates at the rate or rates provided in the Holdings Credit Agreement.

The Borrower hereby waives diligence, presentment, demand, protest and notice of any kind whatsoever. The nonexercise by the holder hereof of any of its rights hereunder in any particular instance shall not constitute a waiver thereof in that or any subsequent instance.

All borrowings evidenced by this note and all payments and prepayments of the principal thereof and interest thereon and the respective dates thereof shall be endorsed by the holder hereof on the schedule attached hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof, or otherwise recorded by such holder in its internal records; provided, however, that the failure of the holder hereof to make such a notation or any error in such notation shall not affect the obligations of the Borrower under this note.

This note is one of the Term Notes referred to in the Holdings Credit Agreement that, among other things, contains provisions for the acceleration of the maturity hereof upon the happening of certain events, for optional and mandatory prepayment of the principal hereof prior to the maturity hereof and for the amendment or waiver of certain provisions of the Holdings Credit Agreement, all upon the terms and conditions therein specified.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

SMART TECHNOLOGIES (HOLDINGS) INC.

By:
Name: Title:

LOANS AND PAYMENTS

Date	Amount of Loan ($)	Maturity Date	Payments of Principal/ Interest ($)	Principal Balance of Note ($)	Name of Person Making the Notation

LENDER:	LLOYDS TSB BANK PLC
PRINCIPAL AMOUNT	$18,000,000.00

NOTE

New York, New York

August 28, 2007

FOR VALUE RECEIVED, the undersigned, SMART TECHNOLOGIES (HOLDINGS) INC., a corporation incorporated under the laws of Alberta (the “Borrower”), hereby promises to pay to the Lender set forth above (the “Lender”) or its registered assigns, in lawful money of the United States of America in immediately available funds at the Administrative Agent’s Office (such term, and each other capitalized term used but not defined herein, having the meaning assigned to it in the holdings credit agreement dated as of August 28, 2007 (as amended, supplemented or otherwise modified from time to time, the “Holdings Credit Agreement”), among the Borrower, Deutsche Bank AG, Canada Branch, as Administrative Agent and Collateral Agent, the Lenders from time to time party thereto and the other parties party thereto), (i) on the dates set forth in the Holdings Credit Agreement, the principal amounts set forth in the Holdings Credit Agreement with respect to Loans made by the Lender to the Borrower pursuant to the Holdings Credit Agreement and (ii) on each Interest Payment Date, interest at the rate or rates per annum as provided in the Holdings Credit Agreement on the unpaid principal amount of all Loans made by the Lender to the Borrower pursuant to the Holdings Credit Agreement.

The Borrower promises to pay interest, on demand, on any overdue principal and, to the extent permitted by law, overdue interest from their due dates at the rate or rates provided in the Holdings Credit Agreement.

The Borrower hereby waives diligence, presentment, demand, protest and notice of any kind whatsoever. The nonexercise by the holder hereof of any of its rights hereunder in any particular instance shall not constitute a waiver thereof in that or any subsequent instance.

All borrowings evidenced by this note and all payments and prepayments of the principal thereof and interest thereon and the respective dates thereof shall be endorsed by the holder hereof on the schedule attached hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof, or otherwise recorded by such holder in its internal records; provided, however, that the failure of the holder hereof to make such a notation or any error in such notation shall not affect the obligations of the Borrower under this note.

This note is one of the Term Notes referred to in the Holdings Credit Agreement that, among other things, contains provisions for the acceleration of the maturity hereof upon the happening of certain events, for optional and mandatory prepayment of the principal hereof prior to the maturity hereof and for the amendment or waiver of certain provisions of the Holdings Credit Agreement, all upon the terms and conditions therein specified.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

SMART TECHNOLOGIES (HOLDINGS) INC.

By:
Name: Title:

LOANS AND PAYMENTS

Date	Amount of Loan ($)	Maturity Date	Payments of Principal/ Interest ($)	Principal Balance of Note ($)	Name of Person Making the Notation

SMART TECHNOLOGIES (HOLDINGS) INC.

CLOSING CERTIFICATE

August 28, 2007

Pursuant to Section 4.01(a)(iii) of the Holdings Credit Agreement, dated as of August 28, 2007 (the “Credit Agreement”; terms defined therein being used herein as therein defined), among SMART Technologies (Holdings) Inc. (the “Borrower”), the Lenders from time to time party thereto, Deutsche Bank AG, Canada Branch, as administrative agent, and the other parties thereto, the undersigned Corporate Secretary of the Borrower hereby certifies on behalf of the Borrower and not in any personal capacity and without assuming any personal liability whatsoever as follows:

1. Attached hereto as Annex 1 is a true and complete copy of resolutions duly adopted by the shareholders of the Borrower on August 28, 2007 and a true and complete copy of the unanimous shareholders agreement dated as of August 28, 2007 between the Borrower and IFF Holdings Inc.; such resolutions and shareholders agreement have not in any way been amended, modified, revoked or rescinded, have been in full force and effect since their adoption or execution to and including the date hereof and are now in full force and effect and are the only corporate proceedings of the Borrower now in force relating to or affecting the matters referred to therein.

2. Attached hereto as Annex 2 is a true and complete copy of the By-Laws of the Borrower as in effect on the date hereof.

3. Attached hereto as Annex 3 is a true and complete copy of the Certificate of Incorporation, Certificate of Amendment and Articles of Incorporation of the Borrower, all as in effect on the date hereof.

4. Attached hereto as Annex 4 is a true and correct copy of a certificate of status issued to the Borrower by the jurisdiction set forth thereon.

5. The following persons are now duly elected and qualified officers of the Borrower holding the offices indicated next to their respective names below, and the signatures appearing opposite their respective names below are the true and genuine signatures of such officers, and each of such officers is duly authorized to execute and deliver on behalf of the Borrower each of the Loan Documents to which it is a party and any certificate or other document to be delivered by the Borrower pursuant to the Loan Documents to which it is a party:

Name	Office	Signature

David Martin	Executive Chairman

Nancy Knowlton	President and Chief Executive Officer

Susan Ruf	Vice-President, Finance

Barbara Munroe	Corporate Secretary

[remainder of page left intentionally blank]

IN WITNESS WHEREOF, I have hereunto set my hand on behalf of the Borrower as of the date first written above.

Name: Title:

The undersigned, the duly qualified                      of the Borrower does hereby certify that                      is the duly elected or appointed                      of the Borrower and that the signature set forth above his/her name is his/her true signature.

IN WITNESS WHEREOF, the undersigned has executed this certificate as of the date first written above.

Name: Title:

[Signature Page – Holdco Facility Closing Certificate]